As filed with the Securities and Exchange Commission on April 6, 2026.

Registration No. 333-292059

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________________________

AMENDMENT NO. 3

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________________________________

STARTON HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

________________________________________________

DELAWARE	2834	33-2448745
(Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

215 College Road, Suite 300, Paramus, NJ 07652
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

(800) 449-5405
(Registrant’s telephone number, including area code)

________________________________________________

Pedro Lichtinger Waisman
Chairman and Chief Executive Officer
215 College Road, Suite 300
Paramus, NJ 07652
(800) 449-5405
(Name, address and phone number of agent for service)

________________________________________________

Copies of Communications to:

Stephen M. Cohen, Esq.
Lauren Taylor, Esq.
Vincent A. Vietti, Esq.
Fox Rothschild LLP
2001 Market Street, Suite 1700
Philadelphia, PA 19103
Tel: (215) 299-2744
Email: smcohen@foxrothschild.com
lwtaylor@foxrothschild.com
vvietti@foxrothschild.com

Stephen E. Older, Esq. Andrew J. Terjesen, Esq. McGuireWoods LLP 1251 Avenue of the Americas 20th Floor New York, New York 10020 Tel: (212) 548-2100

________________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 6, 2026

PRELIMINARY PROSPECTUS

STARTON HOLDINGS, INC.

6,666,667 Shares of Common Stock

This prospectus (this “Prospectus”) relates to the initial public offering of 6,666,667 shares of common stock by Starton Holdings, Inc., a Delaware corporation (“we”, “our”, “us”, “Starton” or the “Company”).

Prior to this offering, there has been no public market for our shares of common stock. It is currently estimated that the initial public offering price per share will be between $5.00 and $7.00. We have applied to list our shares of common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “STA.” It is a condition to the closing of this offering that the common stock offered hereby has been duly listed on Nasdaq.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary-Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

The purchase of the securities offered through this Prospectus involves a high degree of risk. See section entitled “Risk Factors” starting on page 12.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Starton Holdings, Inc.	$	$

____________

(1)    See the section titled “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters an option for a period of 45 days to purchase up to an additional 1,000,000 shares from the Company, less the underwriting discounts and commissions, solely to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment in New York, New York, on or about          , 2026.

Revere Securities LLC

Dated:          , 2026

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You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock.

Trademarks, Service Marks, and Trade Names

We do not own or have rights to use common law trademarks, service marks, or trade names in connection with our business in the U.S. or in certain foreign jurisdictions.

Solely for convenience, the trademarks, service marks, logos, and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights, or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

GLOSSARY OF DEFINED TERMS

As used in this Prospectus, unless otherwise noted or the context otherwise requires:

“we”, “our”, “us”, “our business”, the “Company”, “Starton” and similar references refer to Starton Holdings, Inc. and its subsidiaries.

“ACA” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act.

“AUC” means area under the curve.

“ANDA” means Abbreviated New Drug Application.

“API” means active pharmaceutical ingredients.

“AWP” means Average Wholesale Price.

“BA” means bioavailability.

“BCL-2i” mean B-cell lymphoma 2 inhibitors.

“BTKi” means Bruton’s Tyrosine Kinase inhibitors.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act.

“CAR-T” means chimeric antigen receptor — T cell.

“CLL” means chronic lymphocytic leukemia.

“Code” means the Internal Revenue Code of 1986, as amended.

“CR” means complete response.

“CMC” means chemistry, manufacturing, and controls.

“Cmax” means maximum plasma concentration.

“CMS” means U.S. Centers for Medicare and Medicaid Services.

“cGMP” means Current Good Manufacturing Practices.

“CRO” means contract research organizations.

“CTM” means Clinical Trial Materials.

“DEA” means the U.S. Drug Enforcement Administration.

“DGCL” means the Delaware General Corporation Law, as amended.

“DIA” means Drug-in-adhesive.

“DOJ” means U.S. Department of Justice.

“ECG” means Electrocardiogram.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FDA” means United States Food and Drug Administration.

“FDC Act” means the United States Federal Food, Drug, and Cosmetic Act.

“FINRA” means Financial Industry Regulatory Authority, Inc.

“FTC” means Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles.

“GCPs” means Good Clinical Practices.

“GLP” means good laboratory practice.

“HIPAA” means Health Insurance Portability and Accountability Act of 1996.

“HITECH” means U.S. Health Information Technology for Economic and Clinical Health Act of 2009.

“IIT” means Investigator Initiated Trial.

“IMiD” means immunomodulatory imide drugs.

“IND” means Investigational New Drug.

“IRB” means institutional review board.

“LLD” means lenalidomide.

“MM” means multiple myeloma.

“Nasdaq” means the Nasdaq Capital Market.

“NCCN” means National Comprehensive Cancer Network guidelines.

“NCE” means new chemical entity.

“NDA” means New Drug Application.

“NOAEL” means no-observed adverse event level.

“NOLs” means net operating loss carryforwards.

“OCR” means oral controlled release.

“ODA” means Orphan Drug Act.

“ODD” means Orphan Drug Designation.

“OTC” means over the counter.

“ORR” means objective tumor response rate.

“PCT” means Patent Cooperation Treaty of 1970.

“PDUFA” means Prescription Drug User Fee Act.

“PFS” means progression free survival rate.

“PREA” means Pediatric Research Equity Act.

“PTO” means Patent and Trademark Office.

“REMS” means Risk Evaluation and Mitigation Strategy.

“RRMM” means Relapsed Refractory Multiple Myeloma.

“SC” means subcutaneous.

“SCID” means severe combined immunodeficiency.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“STAR-LLD” means any and all possible formulations of low-dose lenalidomide.

“STAR-LLD-OCR” means oral controlled release formulation of low-dose lenalidomide.

“STAR-LLD-SC” means a subcutaneous formulation of low-dose lenalidomide.

“TDS” means transdermal delivery systems.

“T1/2” means half-time.

“TCJA” means Tax Cuts and Jobs Act of 2017.

“TEAE” means treatment-emergent adverse event.

“Transfer Agent” means Computershare.

“TTF” means time to total treatment failure.

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PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making an investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes appearing at the end of this prospectus and the information set forth under the “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus. Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” “Starton” or the “Company,” refer to Starton Holdings, Inc., a Delaware corporation, and its subsidiaries.

Overview

We are a clinical-stage biotechnology company focused on improving standard-of-care therapies for people with cancer through application of our proprietary platform of delivery technology systems. We use continuous delivery of FDA-approved, active ingredients in an attempt to develop and bring products to market in either new indications or with enhanced outcomes in existing indications. In collaboration with our consulting company, McKinsey & Company, we evaluated over 80,000 potential applications to identify those applications where we believed our continuous delivery technology would bring the most benefit to patients. Based on the results of that evaluation, we are focused initially on the treatment of hematologic malignancies (blood cancers). Our algorithms also seek to identify drug candidates in areas of significant unmet medical needs that have not been able to achieve FDA approval due to tolerability concerns. This process allows us to prioritize targeted opportunities.

Our lead development programs, STAR-LLD, are continuous delivery systems of the generic form of Revlimid® (lenalidomide), which is a prescription medicine owned by Bristol Myers Squibb that is currently used to treat adults with multiple myeloma (MM), mantle cell and other lymphomas. With STAR-LLD, we are seeking to develop a subcutaneous and an oral controlled release formulation in parallel to improve the probability of success. We are pursuing multiple indications in multiple myeloma and chronic lymphocytic leukemia (CLL), in combinations with CAR-T therapies and potentially expanding in other cancers, including B-cell lymphomas, and solid tumors.

We expect to announce our second program, which is currently in the formulation development stage, within the next 12 to 18 months. It has been our practice to only disclose new programs once we have filed for provisional intellectual property protection.

We also have developed another product candidate, STAR-OLZ, which is a multi-day transdermal delivery of the prescription medicine Zyprexa® (olanzapine), an atypical antipsychotic owned by Eli Lilly and Company, although it is no longer under patent protection. Our STAR-OLZ product candidate targets an indication in chemotherapy induced nausea and vomiting (CINV); however, this program is on hold while we focus on our lead programs, STAR-LLD.

Our Platform

Our platform enables the use of continuous drug delivery using three continuous delivery methods: (1) subcutaneous delivery by ambulatory pump, (2) oral controlled release tablet and/or capsule, and (3) transdermal delivery using patch technology. We developed a series of algorithms that enable us to select and prioritize active ingredients from well understood and successfully commercialized medicines, such as Revlimid® (lenalidomide). Our identified candidates are progressing through the required stages of the FDA development process; however, none of our candidates have been approved by the FDA at this point. When selecting possible candidates, we target superiority in efficacy and/or safety to the original medicine delivery form, expansion of use or new indications. Our selected medicines offer what we believe to be the best opportunity to enhance efficacy, patient convenience, and improve the side-effect profile, as well as increase levels of drug treatment compliance. We seek to identify new indications where efficacy data exists, but where tolerability may have prevented the originator from obtaining an on-label indication. We develop and manufacture Phase 1 Good Manufacturing Practices (GMP) quality investigational products using each of the three continuous delivery methods. To maintain cost-efficiency, we outsource the manufacturing of products for Phase 2 and beyond. By exploring development of oral subcutaneous and transdermal delivery methods, we seek to expand the number of medicines we may be able to deliver to patients continuously, based on optimizing the pharmacokinetic/pharmacodynamic characteristics of the medicine to reduce side effects and improve the therapeutic index for each cancer. We believe the development of subcutaneous, oral controlled release, and transdermal delivery methods in parallel using the same drug product have the potential to improve the probability of success of the FDA approving our combination products. The objective of our continuous delivery products is to reduce the drugs’ “area under the curve” (AUC) and maximum blood concentration (Cmax) of a drug in order to improve the therapeutic index for treatment.

We intend to leverage the 505(b)(2) pathway for nearly all the preclinical activities for our combination product candidates. Because we target off patent medicines or medicines that will be off patent by the time we launch our product, we do not need to develop the manufacturing of the active pharmaceutical ingredient (“API”), as it is readily available through generic manufacturers. However, because we target superiority or new indications for these approved APIs, we will need to conduct full clinical development programs including Phase 1, Phase 2, and Phase 3 clinical programs. In addition, we need to develop the manufacturing process and chemistry, manufacturing, and control (CMC) of the Oral Controlled Release (OCR), transdermal (TDS), and subcutaneous (SC) delivery systems. However, pursuing the 505(b)(2) regulatory pathway may not increase the likelihood that our combination product candidate will be approved and may not provide a faster path to regulatory approval. The reference listed drug for the STAR-LLD program is Revlimid® (lenalidomide) for all the Starton delivery platforms.

Overview of Various STAR-LLD Formulations: Subcutaneous and Oral Controlled Release Drug Delivery Methods

The use of the designation STAR-LLD defines all low-dose lenalidomide product candidates including STAR-LLD-SC and STAR-LLD-OCR.

STAR-LLD-SC

Subcutaneous drug delivery is a method of delivering drugs below the skin into the layer of tissue beneath the skin. In general, the benefits of subcutaneous delivery include fast absorption, low variability and versatility. Depending on the drug being administered, subcutaneous delivery may allow drugs to absorb more rapidly into the bloodstream and may have broader applicability than other drug delivery methods. For example, on-body injectors are a growing method of delivering insulin to patients.

STAR-LLD-SC is a patented formulation of lenalidomide which was used to complete a Phase 1b clinical program and currently is being used in a Phase 2a study for RRMM. STAR-LLD-SC is also expected to be used in the Investigator Initiated Trials (IIT) with CAR-T. Studies are being planned currently in both MM and lymphoma at major academic centers in the United States. These programs are currently underway in terms of protocol generation and contract negotiations.

STAR-LLD-OCR

Oral controlled-release drug delivery provides a mechanism to modulate drug release over time, maintaining therapeutic concentrations while minimizing peaks and troughs associated with conventional immediate-release formulations. By delivering medication at a predetermined rate, controlled-release systems enhance drug exposure consistency, improve pharmacokinetic profiles and therapeutic index, and can reduce dose frequency, which supports adherence in chronic therapy settings. These technologies also help mitigate dose-related adverse effects by avoiding high peak plasma levels and may improve gastrointestinal tolerability for drugs prone to irritation. Additionally, controlled-release platforms can target specific regions of the GI tract, optimize absorption windows, and enable therapeutic use of compounds with short half-lives or narrow therapeutic indices. Collectively, oral controlled-release dosage forms play a critical role in modern pharmaceutical development, offering patient-centric benefits and often improving therapeutic outcomes and safety. Oral controlled release has been used across multiple products and its technology is well understood. We have internally developed an OCR formulation to deliver lenalidomide that is currently awaiting regulatory approval to initiate a human healthy volunteer bioavailability study. We also have engaged Bend Biosciences, a contract development manufacturing organization who specializes in the development and manufacturing of OCR products, to assist in the further development of our OCR formulation for lenalidomide.

STAR-LLD-OCR is a formulation of lenalidomide using sustained oral release technology which will emulate the subcutaneous low-dose blood levels observed in the current clinical trials. Formulations of STAR-LLD-OCR are currently being tested in vitro and have entered a human healthy volunteer study in Q1/2026. Once the optimal blood levels are obtained, we expect to use the OCR formulation in a Phase 2b RRMM in Q2/2027 in high-risk patients supplanting the subcutaneous formulation and for the CLL program.

Further, because the FDA considers two of our delivery platforms to be combination products that combine a device (the transdermal patches or subcutaneous pump) with the drug, the regulatory and development process is generally more complex as it frequently involves review by different FDA Centers. Oral controlled release is well accepted and does not face this regulatory complexity.

Development Pipeline for Starton Platform of Product Candidates

Our product STAR-LLD (lenalidomide) reflects our strategy to develop continuous delivery products for new indications or with superior on-label outcomes. The following table summarizes its status. We are developing in parallel two methods to deliver STAR-LLD: subcutaneous (SC) and oral controlled release (OCR) formulations. This provides us with multiple pathways to seek approval for our product candidates and multiple potential opportunities to address patients’ specific needs.

PRODUCT PORTFOLIO FOR CLINICAL ASSETS

Our Strategy

Our strategy is to identify and develop promising drug candidates for our continuous delivery platform and, if we receive regulatory approval, to commercialize products that may be safer and more effective than existing treatments in hematologic malignancies. Drugs that address unmet needs can have access to multiple pathways for approval such as accelerated, breakthrough designation, fast-track, etc. We focus on new indications with existing strong data supporting efficacy and tolerability, or in existing indications where a clear unmet medical need can be addressed. We also focus on drugs that have expired, or close to expiring, patents. We have access to the active ingredients through generic companies that have registered drug master files in the US. Our strategy is based upon our belief that it is more efficient and effective to focus our efforts on approved drug products that are either off-patent or approaching loss of patent exclusivity to provide a faster to market and lower cost. However, there is no guarantee that this approach will result in faster approval, or any approval, of our product candidates.

We have capabilities in the development of OCRs, continuous subcutaneous (SC) delivery and drug-in-adhesive matrix transdermal delivery. We can deliver small molecules and manage different dose sizes, with multiple delivery methods being developed in parallel, while tailoring the characteristics of a specific medicine. In addition to our current programs, we intend to identify and develop other promising drug candidates with our continuous delivery platform. We focus on highly successful drugs that are close to being generic or are generic.

The goal of each delivery system is to target effective blood concentration for a specific drug which will reduce the AUC and Cmax of a drug to improve tolerability and avoid periods of subtherapeutic dosing due to a short elimination T1/2.

The combination of new indications, proprietary delivery systems, and new dosing regimens form the basis of our intellectual property.

The key components of our strategy are:

•        Advance STAR-LLD-SC and -OCR Through Clinical Trials: Lenalidomide in high-risk. RRMM.    Lenalidomide is a key part of the standard of care immunomodulatory drugs (IMiD) used in the treatment of MM and lymphoma. We developed a formulation for STAR-LLD-SC and a Phase 1b protocol was authorized by the FDA, which focused on second line RRMM patients who would be using Revlimid®

with a proteasome inhibitor and dexamethasone. The study was conducted with a total of six patients. The Phase 1b study was initiated by a contract with a global clinical research organization, dated September 7, 2023. We announced interim, top-line data in June 2024. An abstract with these results was presented at AACR in April 2025. We have submitted the results to and have met with the FDA. The FDA has agreed to allow us to initiate a Phase 2a clinical study in RRMM second line relapsed/refractory patients scheduled to receive bortezomib, dexamethasone and lenalidomide. The “go to market’ indication we will be seeking is for use in high-risk RRMM using the STAR-LLD-OCR formulation where there is a significant unmet need. The registration studies will focus on RRMM in patients at 2nd line or higher treatment with a high risk for failure from the expression of chromosomal abnormalities or high levels of beta-2 microglobulin.

Upon acceptance of NDA approval, we intend to commercialize STAR-LLD-OCR in high-risk RRMM, currently estimated in 2030, which would be after Revlimid becomes fully genericized at the end of the first quarter of 2028.

•        Advance STAR-LLD-OCR Through Clinical Trials: Lenalidomide in CLL.    Currently, there is a black box warning for the use of lenalidomide for CLL; however, the FDA has encouraged us to submit a request for a CLL Phase 1 design meeting to present and discuss options. Upon agreement with the FDA, we intend to run a complete clinical development program. There are currently no IMiD class approved treatments for the most common form of adult leukemia — CLL. Bruton’s Tyrosine Kinase inhibitors (BTKi) are a class of targeted therapies that have become a standard part of treatment for many patients with CLL. Although there are several effective BTK inhibitors in the market and in development, nearly all patients using BTK inhibitors eventually progress following or during their treatment. The standard of care usually follows BTKi failure with a BCL-2i like venetoclax. When a patient progresses on a BCL-2i and a BTKi there is a limited armamentarium available that provides a meaningful response and survival. To enable a new regimen for this underserved population we have identified BTKi and BCL-2i relapsed/refractory patients (typically 3rd line and greater) as a major unmet medical need, in terms of improved tolerability or efficacy. We intend to evaluate the combination of STAR-LLD-OCR in combination with obinutuzumab. Upon acceptance of NDA approval, we intend to commercialize STAR-LLD-OCR in CLL, currently estimated in 2033.

•        Enhancement of CAR-T therapies for MM and lymphoma.    Chimeric antigen receptor T-cell (CAR-T) therapy has revolutionized treatment for relapsed/refractory hematologic malignancies, offering unprecedented response rates in late-line disease. Despite these advances, in patients with lymphoma 40 – 60% relapse within 12 months of infusion, and post-CAR-T progression is associated with poor survival, typically 6 – 9 months. Data from MM CAR-T therapies indicates failure of 45% and 24% at 12 months with major difference between Ide-cel and Cilta-cel. These patients represent a rapidly expanding population with limited standardized treatment options.

Starton is planning to provide funding for several Investigator Initiated Trials (IIT) studies using STAR-LLD-SC at certain major academic centers in the United States in lymphoma and multiple myeloma. These studies are currently planned to examine lymphoma patients who have progressed following CAR-T therapy to recover the function of the CAR-T cells and lead to an objective response, as well as RRMM patients in combination with CAR-T for the first 30-days after the infusion to improve the biochemical response to treatment over CAR-T alone. These studies will provide insight into the mechanisms and success rate of STAR-LLD-SC in each population, and will form the basis for a new drug application (NDA) for the enhancement and success of the combination in patient outcomes. Assuming the studies are successful, we will run a Phase 2 registration trial for each indication. Assuming our NDAs are accepted, which we cannot guarantee, we intend to commercialize STAR-LLD-SC in combination with CAR-T cell therapies in lymphoma and multiple myeloma, currently estimated in 2030 and 2031.

For any of these pathways, we may not obtain FDA approval in the time frame we anticipate or may never obtain FDA approval. The FDA may also impose additional requirements or require additional studies or protocol amendments during any phase. We cannot guarantee that the FDA will agree with any of our trial designs and may require multiple meetings to develop a pathway forward for any of our candidates in any indication.

•        Establish Commercial Operations in U.S. Market.    In order for us to commercialize products in U.S. markets, we must obtain regulatory approvals for our product candidates, which is an expensive process that typically takes many years and involves extensive compliance with requirements covering research and development, testing, manufacturing, quality control, labeling, and promotion of drugs for human use. If we receive regulatory approval for our portfolio of continuous delivery products, it is our intention to commercialize such products by deploying sales representatives, medical science liaisons (MSLs), digital marketing, and medical organizations in the U.S. and establishing distributor networks or licensee arrangements in other markets around the world. We believe that establishing our own commercial operations in our core strategic market (the U.S.) strengthens our ability to negotiate with strategic participants in the market and is an important component of our strategy. We also believe that through our strategic relationships with commercial payors and medical organizations we can accelerate the size and development of the market at a marginal incremental cost, and therefore, we may be able to achieve faster and higher market penetrations when compared to commercializing the products ourselves. See the section titled “Risk Factors” for a broader explanation of commercial risks.

With respect to our STAR-LLD product candidates, since Revlimid® is under IP protection until April of 2028 in the U.S., we plan to commercialize STAR-LLD-SC and STAR-LLD-OCR after the expiration of the Revlimid patents, subject to receiving all required regulatory approvals.

•        Expand Continuous Delivery Platform.    We have identified a pipeline of product candidates for formulation and development using a continuous delivery system. We believe each product will have the opportunity to address a significant unmet medical need in its therapeutic area by achieving a new indication, enhance efficacy, and/or reduce side effects. The candidates were identified by our algorithm and screened to ensure technological fit to our platform. As we advance, we intend to continue to prioritize and develop each of these transdermal patch candidates. Product candidates have been selected based on their level of potential for improvement in both efficacy and tolerability as well as fit with the delivery platform including, half-life, molecule size, dose size and specific characteristics of the molecule. Candidates are only disclosed following proof of concept studies that allow us to file for provisional patent protection.

Summary Risk Factors

Our business is subject to a number of risks of which investors should be aware before making a decision to invest in our shares of common stock. These risks are more fully described in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:

•        We are a clinical stage biopharmaceutical company with a limited operating history and no products approved for commercial sale. We have incurred net losses since our inception, and we may never achieve or maintain profitability.

•        Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

•        We identified a material weakness in our internal control over financial reporting. If remediation is not effective, or if we identify additional material weaknesses in the future, we may not be able to accurately or timely report our financial condition or results of operations.

•        Even if this offering is successful, we will require substantial additional capital to finance our operations, and failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our development programs or commercialization efforts.

•        If we are unable to develop or commercialize our product candidates on a timely or cost-effective basis, including STAR-LLD and future pipeline programs, our operating results will suffer.

•        We face intense competition from other development-stage companies and large pharmaceutical companies that could limit or make obsolete our market objectives.

•        Our future success depends on our ability to attract and retain key employees and consultants.

•        We depend on our ability to protect our intellectual property and proprietary rights, including in international markets. We may not be able to keep our intellectual property and proprietary rights confidential or adequately protect such rights.

•        Our competitors or other third parties may allege that we, our suppliers, or partners are infringing or misappropriating their intellectual property, forcing us to expend substantial resources in litigation, the outcome of which is uncertain.

•        We are increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

•        We and our manufacturing partners are subject to extensive governmental regulation, and noncompliance may result in fines, product seizures, recalls, injunctive actions, or criminal prosecutions.

•        The drug regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

•        Results of preclinical studies or early clinical trials may not be indicative of results obtained in later trials, and even if we complete all planned clinical trials, the FDA may not accept our new drug application.

•        Clinical trial failures or delays could result in increased costs and could prevent or delay our ability to obtain regulatory approval and commence product sales. We may also find it difficult to enroll patients in our clinical trials, which could delay or prevent development of our product candidates.

•        Our products or product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label.

•        Our product candidates, if approved, may cause serious adverse events or undesirable side effects, which may require them to be taken off the market, require safety warnings, or otherwise limit their sales.

•        The market opportunities for STAR-LLD may be smaller than we anticipate.

•        The successful commercialization of STAR-LLD and any other product candidate we develop will depend in part on the extent to which governmental authorities and health insurers establish adequate coverage, reimbursement levels, and pricing policies.

•        Even if STAR-LLD or any product candidate we develop receives marketing approval, it may fail to achieve market acceptance by physicians, patients, third-party payors or others in the medical community.

•        If we are unable to establish sales, marketing, and distribution capabilities either on our own or in collaboration with third parties, we may not be successful in commercializing our product candidates.

•        Because a small number of existing stockholders own a large percentage of our voting stock, you will have minimal influence over shareholder decisions.

•        Our common stock price may be volatile and as a result you could lose all or part of your investment.

•        An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.

•        Investors’ interests in our common stock will be diluted and investors may suffer dilution in their net book value per share if we issue additional options, shares, or warrants to finance our operations.

•        Delaware law and provisions in our charter documents could make a merger, tender offer or proxy contest difficult, thereby depressing the potential trading price of our common stock. Our charter documents also designate the Court of Chancery of the State of Delaware as the exclusive forum for certain disputes, which could limit our stockholders’ ability to obtain a favorable judicial forum.

Company Information

Our holding company that is conducting this offering, Starton Holdings, Inc., was incorporated on December 17, 2024 under the laws of the State of Delaware. Starton Therapeutics, Inc., a corporation organized under the laws of British Columbia on February 7, 2017, was formerly our holding company; however, it became a subsidiary of Starton Holdings, Inc. as part of a corporate reorganization completed in November 2025, which is described in greater detail in the section titled “Reorganization”. Subsequent to the Reorganization, Starton Holdings, Inc. effected a 1-for-3 reverse stock split. All our business operations are conducted through our subsidiary, Starton Therapeutics, Inc., a Delaware corporation.

Our principal executive offices and cGMP laboratory are located at 215 College Road, Suite 300, Paramus, New Jersey, 07652 USA. Our telephone number is (800) 449-5405. Our corporate web address is www.startontx.com. The information contained on, or accessible through, our website shall not be deemed incorporated into and is not a part of this prospectus or the registration statement of which it forms a part. We have included our website in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, as amended (JOBS Act). We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the closing of this offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if at least $700.0 million of our equity securities are held by non-affiliates as of the last business day of the second quarter of that fiscal year, or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company we may take advantage of specified reduced reporting requirements, and we are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company,

•        we may present only two years of audited financial statements, plus unaudited financial statements for any interim period, and related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•        we may avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act);

•        we may provide reduced disclosure about our executive compensation arrangements;

•        we are exempt from compliance with the requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the communication of critical audit matters in the auditor’s report on the financial statements; and

•        we may not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that as an emerging growth company, we can take advantage of an extended transition period for complying with new or revised accounting standards and delaying the adoption of these accounting standards until they apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards, and, therefore, we will not be subject to the same new or revised accounting standards at the same time as other public companies that are not emerging growth companies or those that have opted out of using such extended transition period, which may make comparison of our financial statements with such other public companies more difficult. We may take advantage of these reporting exemptions until we no longer qualify as an emerging growth company, or, with respect to adoption of certain new or revised accounting standards, until we irrevocably elect to opt out of using the extended transition period. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting standards as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

THE OFFERING

Shares of Common Stock offered by the Company	6,666,667 shares of common stock
Shares of Common Stock that may be offered by the Company pursuant to the Underwriters Over-Allotment Option	1,000,000 shares of common stock
Shares of Common Stock outstanding before the offering	32,703,469 shares of common stock as of the date hereof, including shares of common stock issuable in the future, if at all, upon the exchange of an equal number of exchangeable shares of Exchangeco.
Shares of Common Stock outstanding after the offering	39,370,136 shares of common stock (or approximately 40,370,136 if the underwriter’s over-allotment option to purchase additional shares of our shares of common stock from us is exercised in full).
Assumed Offering Price by the Company	$6.00
Use of proceeds

We estimate that the net proceeds to us from the sale of shares of our shares of common stock in this offering will be approximately $37,200,000 (or approximately $42,780,000 if the underwriter’s over-allotment option to purchase additional shares of our shares of common stock from us is exercised in full), based upon the assumed initial public offering price of $6.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use a majority of the net proceeds from the offering to support product development activities for STAR-LLD-SC and STAR-LLD-OCR our leading drug delivery candidates; and for working capital and other general corporate purposes, including payment of certain outstanding trade payables and amounts due and owing to related parties. Proceeds are expected to fully fund the Phase 2 multiple myeloma clinical trial for STAR-LLD-OCR in high-risk relapsed/refractory patients (second line and higher), allow us to initiate a Phase 1 study in CLL for STAR-LLD-OCR, initiate the IIT studies with STAR-LLD-SC in CAR-T therapies, and provide working capital that is expected to last for at least one year. See “Use of Proceeds” and “Certain Relationships and Related Transactions, and Director Independence — Deferred Consulting and Service Fees.”

Trading Market	This is the initial public offering of our shares of common stock. We have applied to list the shares of common stock on the Nasdaq Capital Market under the symbol “STA.”
Lock-Up Agreements

We, our successors, all of our directors, officers and holders of more than 5.0% of our outstanding common stock have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our shares of common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 180 days after the date of this prospectus. See “Underwriting” for more information.

Representative’s Warrants

Upon the closing of this offering, we have agreed to issue to Revere Securities LLC, as representative of the underwriters, warrants that will be exercisable for the period commencing six months from the effective date of the registration statement of which this prospectus forms a part and expiring three years after such date, entitling the representative to purchase up to 5% of the number of shares of common stock sold in this offering (including any shares of common stock sold pursuant to the exercise of the underwriter’s option), at an exercise price per share equal to 125% of the public offering price. For additional information regarding our arrangement with the underwriters, see the section titled “Underwriting.”

Risk Factors	The shares of common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

The number of shares of our common stock to be outstanding after this offering is based on 32,703,469 shares of our common stock outstanding as of March 30, 2026, and excludes the following:

•        7,488,778 shares of common stock are issuable upon the exercise of outstanding stock options as of March 30, 2026, issued under our 2025 Omnibus Equity Incentive Plan;

•        844,555 shares of common stock reserved for issuance pursuant to future awards under our 2025 Omnibus Equity Incentive Plan; and

•        9,992,338 shares of special voting shares equal to the number of shares of common stock that are issuable upon the exchange of exchangeable shares issued by Exchangeco in our November 2025 corporate reorganization.

Except as otherwise indicated, all information contained in this prospectus assumes or gives effect to:

•        our November 5, 2025 corporate reorganization whereby all shares of Starton Therapeutics, Inc. were exchanged for an equal number of shares in Starton Holdings, Inc.;

•        our December 9, 2025 1-for-3 reverse stock split;

•        no exercise by the underwriters of their over-allotment option to purchase up to an additional 1,000,000 shares of our common stock;

•        the exchange of 9,992,338 shares of our common stock issuable in the future for an equal number of exchangeable shares of Exchangeco; and

•        no exercise of the outstanding options described above.

SUMMARY FINANCIAL DATA

You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We derived the statement of operations data for the years ended March 31, 2025 and 2024 from the audited financial statements of Starton Holdings, Inc. and its subsidiaries appearing elsewhere in this prospectus. We derived the summary statements of operations data for nine months ended December 31, 2025 and 2024 and the summary balance sheet data as of December 31, 2025 from the unaudited interim financial statements of Starton Holdings, Inc. and its subsidiaries included elsewhere in this prospectus. The unaudited interim financial statements were prepared on the same basis as our audited financial statements and reflect, in the opinion of management, all adjustments, which include only normal, recurring adjustments that are necessary to present fairly the results for the interim periods presented. Our historical results are not necessarily indicative of the results that may be expected in the future, and our results for any interim period are not necessarily indicative of results that may be expected for any full year.

Consolidated Statements of Operations Data

	For the Nine Months Ended December 31,		For the Year Ended March 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$4,342,659	$4,321,795	$5,727,733	$4,796,926
Research and development – related party	1,134,250	1,361,231	1,828,781	1,919,675
General and administrative	5,475,285	5,373,101	6,683,621	8,180,819
General and administrative – related party	54,000	54,000	72,000	100,630
Total operating expenses	11,006,194	11,110,127	14,312,135	14,998,050
Operating loss	(11,006,194)	(11,110,127)	(14,312,135)	(14,998,050)

Other income (expense):
Interest income, net	6,203	8,579	10,238	39
Interest expense – related party	(55,527)	—	—	—
Realized gain on sale of assets	—	5,000,000	5,000,000	—
Loss on disposal of patents	—	—	(168,370)	—
Other income (expense)	(3,774)	—	(7,702)	—
Total other income	(53,098)	5,008,579	4,834,166	39
Loss before taxes	(11,059,292)	(6,101,548)	(9,477,969)	(14,998,011)
Income tax benefit	—	—	—	3,460
Net loss	(11,059,292)	(6,101,548)	(9,477,969)	(14,994,551)
Net loss per common share – basic and diluted	(0.35)	(0.21)	(0.32)	(0.53)
Weighted average common shares – basic and dilutive	31,277,424	29,728,797	29,962,268	28,471,597
Net loss	(11,059,292)	(6,101,548)	(9,477,969)	(14,994,551)
Other comprehensive income:
Foreign currency translation adjustments	(15,041)	3,378	2,869	(45,795)
Comprehensive loss	(11,074,333)	(6,098,170)	(9,475,100)	(15,040,346)

	As of December 31, 2025
	Actual(1)	Offering Adjustments(2)	Pro forma(3)
Consolidated Balance Sheet Data:
Cash	$4,930,340	36,776,002	41,706,342
Total assets	10,769,201	35,911,320	46,680,521
Total liabilities	11,175,775	(423,998)	10,751,777
Total stockholders’ equity (deficit)	(406,574)	35,911,320	35,504,746

____________

(1)      The actual balance sheet data represents the historical balance sheet data of Starton Holdings, Inc. and its subsidiaries as of December 31, 2025 and reflects our (x) Reorganization in November 2025 whereby shares of Starton Therapeutics, Inc. were exchanged for an equal number of shares in Starton Holdings, Inc., and (y) our post-Reorganization 1-for-3 reverse stock split on December 9, 2025.

(2)      Reflects the issuance and sale by us of 6,666,667 shares of our common stock in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $6.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

(3)      The pro forma information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the amount of cash, working capital, total assets and total stockholders’ equity on a pro forma as adjusted basis by approximately $6.2 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1.0 million shares offered by us would increase (decrease) cash, working capital, total assets and total stockholders’ equity on a pro forma basis by approximately $5.6 million, assuming the assumed initial public offering price of $6.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described below, the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing at the end of this prospectus, before investing in shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks occur, our business, operating results and prospects could be materially harmed. In that event, the price of our common stock could decline, and you could lose part or all of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to Our Financial Condition and Capital Requirements

We are a clinical stage biopharmaceutical company with a limited operating history and no products approved for commercial sale. We have incurred net losses since our inception, we anticipate that we will incur significant losses for the foreseeable future, and we may never achieve or maintain profitability.

We were established and began operations in 2017. Our operations to date have been limited to financing and staffing our company, formulating and developing potential product candidates, licensing product candidates, and conducting preclinical and clinical studies of (i) STAR-LLD for the treatment of RRMM, CLL and complications resulting from the disease. We have successfully completed Phase 1 and 1b clinical studies for STAR-LLD-SC in MM. We have entered a Phase 2a study for STAR-LLD-SC in MM, primarily due to the availability of funds. If successful, and subject to our ability to raise sufficient additional funds, we intend to pursue a Phase 3 clinical study and obtain an NDA for commercialization. In addition, subject to our ability to raise sufficient additional funds, we intend to run clinical trials and commercialize STAR-LLD-OCR in CLL and Lymphoma.

Clinical studies have risks inherent to their FDA regulatory process, clinical study design, and execution. In addition, there are risks related to the manufacturing of clinical supplies, active pharmaceutical ingredients, and to manufacture a commercial scale product, arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, predictions about our future success or viability may prove to be inaccurate.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially early-stage clinical pharmaceutical companies such as ours. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we cannot assure you that we will be able to, among other things:

•        Successfully implement or execute our current business plan, and we cannot assure you that our business plan is sound;

•        Successfully manufacture or engage contract manufacturers to manufacture our clinical product candidates and establish commercial supply;

•        Successfully complete the clinical trials necessary to obtain regulatory approval for the marketing of our product candidates;

•        Secure market exclusivity and/or adequate intellectual property protection for our product candidates;

•        Attract and retain an experienced management team and advisors.

•        Secure acceptance of our product candidates in the medical community and with third-party payors and consumers;

•        Raise sufficient funds in the capital markets or otherwise to effectuate our business plan; and

•        Utilize the funds that we do have and/or raise in the future to efficiently execute our business strategy.

If we cannot successfully execute any of the foregoing, our business may fail, and your investment will be adversely affected.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

We incurred a net loss of $9.5 million and $15.0 million for the years ended March 31, 2025 and 2024, respectively. We had a working capital deficit of $5.9 million and $9.1 million in the years ended March 31, 2025 and 2024, respectively. Net cash used in operating activities was $8.3 million and $6.5 million in the years ended March 31, 2025 and 2024, respectively. Additionally, we had an accumulated deficit of $73.8 million and $64.3 million as of March 31, 2025 and 2024, respectively. We expect to continue to incur net losses and expect significant cash outflows for the foreseeable future. These conditions raise substantial doubt about our ability to continue as a going concern for the one year period from the date the financial statements are issued. Furthermore, our independent registered public accounting firm’s report included an explanatory paragraph that there was substantial doubt about our ability to continue as a going concern.

We identified a material weakness in our internal control over financial reporting relating to the preparation and review of our financial statements. If the remediation of this material weaknesses is not effective, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

As a privately-held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies as required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404. In the course of preparing the financial statements that are included in this prospectus, our management determined that a material weakness existed within our internal controls over financial reporting. The material weakness identified relates to the lack of accounting resources to properly prepare and review our financial statements. We concluded that the material weakness in our internal control over financial reporting occurred because we were a private company and did not have the necessary business processes, systems, personnel, and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company. In order to remediate the material weakness, we will continue to expend a substantial amount of effort and resources for the remediation and improvement of our internal control over financial reporting.

Even if this offering is successful, we will require substantial additional capital to finance our operations, and failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations.

The development of biopharmaceutical product candidates, including conducting preclinical studies and clinical trials, is a very time-consuming, capital-intensive and uncertain process. Our operations have consumed substantial amounts of cash since inception. We expect our expenses to substantially increase in connection with our ongoing activities, particularly as we conduct our ongoing and planned clinical trials and potentially seek regulatory approval for our leading candidates and any future product candidates we may develop. In addition, if we are able to progress through development and commercialization, we expect to be required to make milestone and royalty payments pursuant to various license or collaboration agreements with third parties. If we obtain regulatory approval for either of our leading candidates or any future product candidates, we also expect to incur significant commercialization expenses related to product manufacturing, marketing, sales, and distribution. Because the outcome of any clinical trial or preclinical study is highly uncertain, we cannot reliably estimate the actual amount of capital necessary to successfully complete the development and commercialization of either of our leading candidates or any future product candidates. Furthermore, following the completion of this offering, we expect to incur additional costs associated with operating as a public company.

Based on our current operating plan, we believe that the net proceeds from this offering, together with our existing cash, will be sufficient to fund our operations through 2026, including funding our working capital needs and a Phase 2 study for STAR-LLD in MM and a Phase 1 study in CLL. We have based these estimates on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Our operating plans and other demands for our cash resources may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned.

The net proceeds of this offering, together with our existing capital, may not be sufficient to complete the development of either of our leading candidates in any form, or any future product candidates, and after this offering, we will require substantial capital in order to advance such development efforts for either of our leading candidates and any future product candidates through clinical trials, regulatory approval and commercialization. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. Our ability to raise additional funds may be adversely impacted by global economic conditions, disruptions to, and volatility in, the credit and financial markets in the United States and worldwide, and diminished liquidity and credit availability. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts, or even cease operations. We expect to finance our cash needs through public or private equity or debt financings or other capital sources, including potential collaborations, licenses, and other similar arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop either of our leading candidates or any future product candidates.

Our future capital requirements will depend on many factors, including without limitation:

•        the initiation, type, number, scope, progress, expansions, results, costs and timing of clinical trials and preclinical studies of either of our leading candidates and any future product candidates we may choose to pursue, including the costs of modification to clinical development plans (including an increase in the number, size, duration and/or complexity of a trial) based on feedback that we may receive from regulatory authorities and any third-party products used as combination agents in our clinical trials;

•        the costs and timing of manufacturing for either of our leading candidates or any future product candidate, including commercial manufacturing at sufficient scale and encountering higher than expected costs to manufacture our current and future active pharmaceutical ingredients, if any product candidate is approved, including as a result of inflation, any supply chain issues or component shortages;

•        slower than expected progress in developing either of our leading candidates or a future product candidate, including without limitation, additional costs caused by such program delays;

•        the costs, timing and outcome of regulatory meetings and reviews of either of our leading candidates and developing certain formulations of either of our leading candidates or any future product candidates in any jurisdictions in which we or our current or any future collaborators may seek approval for either of our leading candidates or any future product candidates;

•        our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal control over financial reporting;

•        the timing and payment of milestone, royalty or other payments we must make pursuant to our existing and potential future license or collaboration agreements with third parties;

•        the costs and timing of establishing or securing sales and marketing capabilities and commercial compliance programs if either of our leading candidates or any future product candidate is approved;

•        higher than expected personnel, consulting or other costs, such as adding personnel or industry expert consultants or pursuing the licensing/acquisition of additional assets;

•        higher than expected costs to obtain, maintain, enforce and protect our patents and other intellectual property and proprietary rights;

•        our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products;

•        our ability and strategic decision to develop future product candidates other than either of our leading candidates, and the timing of such development, if any;

•        patients’ willingness to pay out-of-pocket for any approved products in the absence of coverage and/or adequate reimbursement from third-party payors;

•        the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements; and

•        our ability to raise sufficient funds when and if required.

Conducting clinical trials and preclinical studies and potentially identifying future product candidates is a time-consuming, expensive, and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and commercialize either of our leading candidates or any future product candidates. If approved, either of our leading candidates and any future product candidates may not achieve commercial success. We expect that our commercial revenue, if any, will initially be derived from sales of either of our leading candidates, which we do not expect to be commercially available for several years, if at all. Commercial success in the United States may depend upon acceptance and coverage by federal healthcare program and third-party payors, and it can be time consuming and costly to demonstrate that any of our products should be covered.

Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all, including as a result of financial and credit market deterioration or instability, market-wide liquidity shortages, geopolitical events or otherwise.

We may not be able to raise enough capital to fund our operations for the long term.

There can be no assurance that the offering will yield sufficient proceeds to provide enough funding to support its operations for the long term. We may not be able to raise additional debt or equity financing on favorable terms or at all going forward.

If we are unable to successfully develop or commercialize new products, or to do so on a timely or cost effective basis, our operating results will suffer.

Developing and commercializing a new product is time consuming and costly and is subject to numerous factors that may delay or prevent development and commercialization. Our future results of operations will depend to a significant extent upon our ability to successfully gain FDA approval of and commercialize new products in a timely and cost effective manner. There are numerous difficulties in developing and commercializing new products, including:

•        The ability to develop products in a timely and cost effective manner and in compliance with regulatory requirements;

•        The success of the pre-clinical and clinical testing processes to ensure that new products are safe and effective or chemically identical and bioequivalent to the branded reference listed drug;

•        The risk that any of our products presently under development, if and when fully developed and tested, will not perform as expected;

•        Delays or unanticipated costs, including delays associated with the completion of clinical trials for our branded products;

•        Delays associated with FDA registration, listing and approval processes and the ability to obtain in a timely manner, and maintain, required regulatory approvals;

•        Legal actions against our products brought by brand competitors, and legal challenges to our branded products or branded product intellectual property;

•        The availability, on commercially reasonable terms, of raw materials, including API and other key ingredients;

•        Our ability to scale up manufacturing methods to successfully manufacture commercial quantities of products in compliance with regulatory requirements; and

•        Acceptance of our products by physicians, patients, payors and the healthcare community.

As a result of these and other difficulties, products currently in development may or may not receive necessary regulatory approvals on a timely basis or at all and we may not succeed in effectively managing our development costs. Further, if we are required by the FDA or any equivalent foreign regulatory authority to complete clinical trials in addition to those we currently expect to conduct, to repeat a clinical trial that has already been completed, or if there are any delays in completing preclinical studies, filing an investigational new drug application, or completing clinical trials, our expenses could increase. This risk exists particularly with respect to the introduction of branded products because of the uncertainties, higher costs, and lengthy time frames associated with research and development of such products and the inherent unproven market acceptance of such products.

Our future profitability depends, in part, upon our ability to introduce, on a timely basis, new products.

The timeliness of our product introductions is dependent upon, among other things, the timing of regulatory approval of our products, which to a large extent is outside of our control, as well as the timing of competing products. As additional suppliers introduce comparable pharmaceutical products, price competition intensifies, market access narrows and product sales prices and gross profit percentage decline, often significantly and rapidly. Accordingly, our total revenues and future profitability are dependent, in part, upon our ability to file NDAs with the FDA and gain approvals timely and effectively. No assurances can be given that we will be able to develop and introduce successful products in the future within the time constraints necessary to be successful. If we are unable to continue to timely and effectively file NDAs with the FDA, our total revenues, gross profit percentage, and operating results may decline significantly, and our prospects and business may be materially adversely affected.

If any of our products, when developed and approved, cannot be successfully or timely commercialized, our operating results could be adversely affected. We cannot guarantee that any investment we make in developing products will be recouped, even if we are successful in commercializing those products.

We will need to expend a significant amount of resources on research and development, which may not lead to successful product introductions.

We expend resources on research and development primarily to enable us to manufacture and market FDA approved products in accordance with FDA regulations. As we continue to develop new products, we will likely incur increased research, development and licensing expenses. Because of the inherent risk associated with research and development efforts in our industry, our research and development expenditures may not result in the successful introduction of new FDA approved products. Also, after we submit an NDA, the FDA may request that we conduct additional clinical trials for an NDA and conduct post-marketing surveillance of our products if approved. Although manufacturing for our products uses well established technologies, we may encounter delays or technology barriers that delay or even make our products unviable. As a result, we may be unable to reasonably determine the total research, development, and manufacturing costs required to develop a particular product. Finally, we cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercializing the product. To the extent that we expend significant resources on research and development efforts and are not ultimately able to introduce successful new products as a result of those efforts or cost effectively commercialize new products, our business, financial position and results of operations may be materially adversely affected.

We will incur operating losses for the foreseeable future.

Our net loss was approximately $9.5 million and $15.0 million for the years ended March 31, 2025 and 2024, respectively. Our net losses may fluctuate significantly from quarter to quarter and year to year.

We devote significant amounts of financial resources to the research and development of our preclinical and clinical programs. We may incur significant expenses in the future. Some of these expenses will be made in connection with our ongoing activities, as we:

•        Launch new products into the marketplace;

•        Conduct clinical trials and seek regulatory approval for products;

•        Continue development of our pipeline product candidates;

•        Conduct preclinical studies for product candidates;

•        Add personnel to continue clinical and preclinical product development efforts; and

•        Continue our research and development efforts for new product opportunities, including business development and acquisitions.

To become profitable, we must succeed in developing or acquiring products, obtaining regulatory approval for them, and manufacturing, marketing, and selling those products for which we may obtain regulatory approval. Even if we achieve profitability for any period in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become profitable would depress our market value and could impair our ability to raise capital, expand our business, discover, or develop other products or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

We face intense competition from development companies including startups and large pharmaceutical companies that could limit or even make obsolete our market objectives. This could significantly limit our growth and materially adversely affect our financial results.

The pharmaceutical industry is highly competitive. The principal competitive factors in the pharmaceutical industry include:

•        Introduction of other brand or generic drug manufacturers’ products in direct competition with our products;

•        Ability of generic competitors to quickly enter the market after the expiration of patents or exclusivity periods, diminishing the amount and duration of significant profits;

•        Company’s reputation as a manufacturer and distributor of quality products;

•        Product appearance and labeling; and

•        A company’s breadth of potential product offerings.

We face, and will continue to face, competition from pharmaceutical, biopharmaceutical, and biotechnology companies developing similar products and technologies. Many of our competitors have longer operating histories and greater financial, research and development, marketing, and other resources than we do. Consequently, many of our competitors may be able to develop products or processes competitive with, or superior to, our own. Furthermore, we may not be able to differentiate our products from those of our competitors, to successfully develop or introduce new products, on a timely basis or at all, that are less costly than those of our competitors, or to offer payment and other commercial terms to customers as favorable as those offered by our competitors. The markets in which we compete and intend to compete are undergoing, and are expected to continue to undergo, rapid and significant change. We expect competition to intensify as technological advances and consolidations continue. New developments by other manufacturers and distributors could render our products uncompetitive or obsolete.

Our branded pharmaceutical expenditures may not result in commercially successful products.

We have made significant investments in the development of branded products. We cannot be certain that these development costs will result in the successful development or launch of branded products or will improve the long term profitability of our business. While we endeavor (with our relevant development and manufacturing partners, as applicable) to protect our branded assets by incorporating specialized manufacturing processes and by securing regulatory exclusivities and intellectual property protections, such exclusivities and protections can be subject to legal challenges that might result in a reduction of the exclusivity period or a loss of exclusivity.

We continue to expand our product line. The success of our branded products will be based largely on the successful identification and future development of our product opportunities. We cannot be certain that our branded product expenditures will result in successful research and development of our products leading to the commercially successful launches of these products or will improve the long term profitability of our business.

A business interruption at our contract manufacturing facilities or at lab facility operated by a related party that we rely on could have a material adverse effect on our business, financial condition, and results of operations.

We produce all of the products we use in research and development at contract manufacturing facilities. These facilities, or the related party lab facility that we rely on for the development, could be subject to earthquakes, power shortages, telecommunications failures, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters, or FDA interventions, or business interruptions. A significant disruption at any of these facilities, even on a short term basis, could impair our ability to produce and develop products on a timely basis, which could have a material adverse effect on our business, financial condition, and results of operations.

We depend to a large extent on third-party suppliers for the raw materials for our products, particularly the chemical compounds comprising the API used in the research and development of our products. Although there are multiple sources of these API’s a prolonged interruption in the supply of such products could have a material adverse effect on our business, financial position, and results of operations.

We may purchase raw materials, including API from both U.S. and non-U.S. companies. If we experience supply interruptions or delays, we may have to obtain substitute materials or products, which in turn would require us to obtain amended or additional regulatory approvals, subjecting us to additional expenditures of significant time and resources. We may source raw materials or API from a single source, which increases the risk to our business if supply from that source is interrupted.

In addition, changes in our raw material suppliers, including suppliers of API, could result in significant delays in production and higher raw material costs, because regulatory authorities must generally approve raw material sources for pharmaceutical products, which may be time consuming. Any significant supply interruption could have a material adverse effect on our business, research and development programs, financial condition, prospects, and results of operations. Because the federal drug approval application process requires specification of raw material suppliers, if raw materials from a specified supplier were to become unavailable, FDA approval of a new supplier may be required. A delay in the manufacture and marketing of the drug involved while a new supplier becomes approved by the FDA and its manufacturing process is determined to meet FDA standards could, depending on the particular product, have a material adverse effect on our results of operations and financial condition. Generally, we attempt to mitigate the potential effects of any such situation by providing for, where economically and otherwise feasible, two or more suppliers of raw materials for the drugs that we manufacture. In addition, we may attempt to enter into a contract with a raw material supplier in an effort to ensure adequate supply for certain of our products.

Further, purchasing raw materials from non-U.S. companies involves numerous factors and uncertainties beyond our control including increased shipping costs, the imposition of additional import or trade restrictions, increased custom duties and tariffs, unforeseen delays in customs, currency exchange rates, transportation delays, foreign government regulations, political instability and economic uncertainties in the countries from which we purchase our raw materials. These and other issues affecting our non-U.S. suppliers could have a material adverse effect on our business, financial condition, and results of operations.

Our future success depends on our ability to attract and retain key employees and consultants.

Our future success depends, to a substantial degree, upon the continued service of the key members of our management team. These include Pedro Lichtinger Waisman, Chairman and CEO, Scott Kahn, Chief Financial Officer, Jamie Oliver, Chief Medical Officer, Rod Hartwig, Vice President Research and Development and Manufacturing, and Shannon Wisniewski, Executive Director of Business Development and Program Management. The loss of the services of key members of our management team, or their inability to perform services on our behalf, could have a material adverse effect on our business, financial condition, prospects, and results of operations. Our success also depends, to a large extent, upon the contributions of the staff within our lab facility operated by a related party. We compete for qualified personnel against other biotechnology companies that may offer more favorable employment or contract opportunities. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we could experience constraints that would adversely affect our ability to support our research and development programs. Although we believe that we have been successful in attracting and retaining skilled personnel in all areas of our business, we cannot provide assurance that we can continue to attract, train and retain such personnel. Any failure in this regard could limit our ability to develop new products. We do not have key person insurance on any of our key employees or consultants.

We depend on our ability to protect our intellectual property and proprietary rights. We may not be able to keep our intellectual property and proprietary rights confidential and protect such rights.

Our success depends on our ability to protect and defend the intellectual property rights associated with our current and future product opportunities. If we fail to protect our intellectual property adequately, competitors may develop, manufacture and market products similar to, or that may be confused with, our products, and our competitors may obtain regulatory approval to make and distribute other versions of our products. We cannot be certain that patents will be issued with respect to any of our patent applications or that any existing or future patents issued to or licensed by us will provide competitive advantages for our products or will not be challenged, invalidated, circumvented, or held unenforceable in proceedings commenced by our competitors or other third parties. Furthermore, our patent rights may not prevent or limit our present and future competitors from developing, making, importing, using, or commercializing products that are functionally similar to our products. Some of our products, including some of our promoted products, are not protected by patents at all.

We also rely particularly on trade secrets, unpatented know-how and proprietary expertise and continuing innovation to develop and maintain our competitive position. We generally enter into confidentiality agreements with licensees, suppliers, employees, consultants, and other parties. This is done in part because not all our products are protected by patents. We cannot provide assurance that these agreements will not be breached. We also cannot be certain that we will have recourse to adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. We cannot be sure that our trade secrets and proprietary platform will not be independently developed or otherwise become known by our competitors or, if patents are not issued with respect to internally developed products, if we will be able to maintain the confidentiality of information relating to these products. Efforts to enforce our intellectual property rights can be costly, time consuming, and ultimately unsuccessful. Any failure to adequately prevent disclosure of our know-how, trade secrets and other propriety information could have a material adverse impact on our business and our prospects.

We may not be able to protect our intellectual property rights throughout the world.

The patent position of companies in the pharmaceutical industry generally involves complex legal and factual questions and has been and remains the subject of significant litigation in recent years. Legal standards relating to scope and validity of patent claims are evolving and may differ in various countries. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Any patents we have obtained, or may obtain in the future, may be challenged, invalidated, or circumvented. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Proceedings to enforce patent rights could: result in substantial costs and divert our efforts and attention from other aspects of our business; put our patents at risk of being invalidated or interpreted narrowly; put our patent applications at risk of not issuing; and provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded to us, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the PTO and foreign patent agencies in several stages over the lifetime of the patent. The PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse may, in many cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, nonpayment of fees and failure to properly prepare and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our products or product candidates, our competitors might be able to enter the market, which would harm our business, prospects, and financial position.

Our competitors or other third parties may allege that we, our suppliers, or partners are infringing their intellectual property, forcing us to expend substantial resources in litigation, the outcome of which is uncertain. Any unfavorable outcome of such litigation, including losses related to “at risk” product launches, could have a material adverse effect on our business, financial position, and results of operations.

Pharmaceutical, biotechnology and development startups are ready to enforce their intellectual property protection from entities selling or seeking regulatory approval to manufacture and market generic or other copies of their branded products, or products related to their branded products or technologies. These companies or other patent holders, including patent holders who do not have related products, may allege patent infringement or other violations of intellectual property rights. Patent holders may also bring patent infringement suits against companies that are currently marketing and selling an approved product, including an approved generic product. Litigation often involves significant expense and can delay or prevent introduction or sale of our generic or other products. For example, a certain period of delay may be statutorily prescribed, or a court could grant a patent holder injunctive relief for the period of the litigation. If third party patents are held valid, enforceable, and infringed by our products, we may, unless we could obtain a license from the patent holder, need to delay selling our corresponding product, pay damages, and, if we are already selling our product, cease selling and potentially destroy existing product stock. These risks apply to our product candidates. Third parties, including our competitors, may allege that one of our product candidates violates their patent rights, which would expose us to the same risks. A license may not be available from the patent holder on commercially reasonable terms, or at all. If available, we may choose to take a license under a third party’s patent rights to resolve a dispute, even in the absence of a finding by a court that a patent is valid, enforceable, and infringed.

There may be situations in which we may make business and legal judgments to manufacture, market or sell products that are subject to claims of alleged patent infringement prior to final resolution of those claims by the courts, based upon our belief that such patents are invalid, unenforceable, or are not infringed by our manufacturing, marketing, and sale of such products. This is referred to in the pharmaceutical industry as an “at risk” launch. The risk involved in an at risk launch can be substantial because, if a patent holder ultimately prevails against us, the remedies available to such holder may include, among other things, permanent injunctive relief preventing the sale of the product and damages measured as a reasonable royalty or by the profits lost by the patent holder, which can be significantly higher than the profits we make from selling our product. We could face substantial damages from adverse court decisions in such matters. We could also be at risk for the value of such inventory that we are unable to market or sell.

We may be subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property or claiming ownership of what we regard as our own intellectual property.

We may be subject to claims that our employees or we have inadvertently or otherwise used intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. We may also in the future be subject to claims that we have caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these potential claims.

In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, such employees and contractors may breach the agreement and claim the developed intellectual property as their own.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A court could prohibit us from using technologies or features that are essential to our products if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and could be a distraction to our management team. In addition, any litigation or threat thereof may adversely affect our ability to hire employees or contract with independent service providers. Moreover, a loss of key personnel or their work product could hamper or prevent our ability to commercialize our products.

We are increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. In the ordinary course of business, we collect, store, and transmit large amounts of confidential information, and it is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. The size and complexity of our information technology systems, and those of our third party vendors with whom we contract, make such systems potentially vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners, or vendors, from attacks by malicious third parties, or from intentional or accidental physical damage to our systems infrastructure maintained by us or by third parties. Maintaining the secrecy of this confidential, proprietary, or trade secret information is important to our competitive business position. While we have taken steps to protect such information and invested in information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect our business operations or result in the loss, dissemination, or misuse of critical or sensitive information. A breach of our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery, or other forms of deception, or for any other reason, could enable others to produce competing products, use our proprietary technology or information, or adversely affect our business or financial condition. Further, any such interruption, security breach, loss, or disclosure of confidential information, could result in financial, legal, business, and reputational harm to us and could have a material adverse effect on our business, financial position, results of operations or cash flow. See also our “Risk Factor” below entitled “We and our service providers may be subject to a variety of privacy and data security laws and contractual obligations, which could increase compliance costs, and our actual or perceived failure to comply with such laws and obligations could subject us to potentially significant liability, fines or penalties and otherwise harm our business.”

Our ability to use our net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

Our NOLs, and certain other tax attributes could expire unused and be unavailable to reduce future income tax liabilities because of their limited duration or because of restrictions under U.S. tax law. As of March 31, 2025 and 2024, we had NOLs of approximately $36.7 million and $35.4 million, respectively, for federal, and $36.2 million and $29.8 million, respectively, for state income tax purposes. Our federal NOLs do not expire; however, they are only available to offset up to 80% of taxable income for the year they are carried forward to. Our state NOLs begin to expire during the years 2037 through 2043. In addition, as of March 31, 2025 and 2024, we had Canadian NOLs of approximately $2.1 million and $2.0 million, which begin to expire during the years 2037 through 2043. In addition to our NOLs we have U.S. research tax credit carryforwards of approximately $2.4 million, which expire during the years 2037 through 2043.

Under TCJA, federal NOLs generated in tax years ending after December 31, 2017 may be carried forward indefinitely. Under the CARES Act, NOLs carryforwards arising in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the 5 tax years preceding the tax year of such loss. Due to our cumulative losses, we do not anticipate that such provision of the CARES Act will be relevant to us. The deductibility of federal NOLs, particularly for tax years beginning after December 31, 2020, may be limited. It is uncertain if and to what extent various states will conform to TCJA or the CARES Act.

In addition, our NOLs are subject to review and possible adjustment by the IRS and state tax authorities. In general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change NOLs to offset future taxable income. Ownership changes as defined under Sections 382 and 383 will affect our ability to use our NOLs and tax credits in future years. Furthermore, our ability to use the NOLs and credits of companies that we may acquire in the future may also be subject to the same use limitations. For these reasons, we may or may not be able to use a material portion of business credits and state NOLs prior to their statutory expiration, even if we attain profitability.

We and our manufacturing partners are subject to extensive governmental regulation, and we face significant uncertainties and potentially significant costs associated with our efforts to comply with applicable regulations. Any noncompliance may result in fines or other sanctions, including debarment, product seizures, product recalls, injunctive actions, and criminal prosecutions, which could result in material adverse effects to our business, financial position, and results of operations.

The pharmaceutical industry operates in a highly regulated environment subject to the actions of courts and governmental agencies that influence the ability of a company to successfully operate its business and is subject to regulation by various governmental authorities at the federal, state and local levels with respect to the development, manufacture, labeling, sale, distribution, marketing, advertising and promotion of pharmaceutical products. As a continuous delivery startup, we are subject to extensive regulations by the federal government, principally the FDA and the DEA as well as by state governments.

The FDC Act and other federal, state, and local statutes and regulations govern the testing, manufacture, safety, labeling, storage, disposal, tracking, recordkeeping, approval, advertising, and promotion (including to the healthcare community) of our product candidates. If we, our products, the manufacturing facilities for our products, our CROs, or other persons or entities working on our behalf fail to comply with applicable regulatory requirements either before or after marketing approval, a regulatory agency, such as the FDA, may, depending on the stage of product development and approval, revoke, withdraw, or suspend approvals of previously approved products for cause, debar companies and individuals from participating in the drug approval process, request or in certain circumstances mandate recalls of allegedly violative products, seize allegedly violative products, issue Warning Letters or Untitled Letters, mandate modifications to promotional materials or require the provision of corrective information to healthcare practitioners, amend and update labels or package inserts, suspend or terminate any ongoing clinical trials, refuse to approve pending applications or supplements to applications filed, refuse to allow entry into government contracts, obtain injunctions to close manufacturing plants allegedly not operating in conformity with FDA’s cGMP requirements, stop shipments of allegedly violative products, impose import restrictions on any ingredients or components, including any APIs, that are imported from outside the U.S., impose fines perhaps significant in amount, require entry into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance and other sanctions imposed by courts or regulatory bodies, including criminal prosecutions. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring product recall, notice to physicians, withdrawal of the product from the market or suspension of manufacturing.

We also cannot predict the likelihood, nature or extent of adverse government regulation that may arise from pending or future legislation or administrative action, either in the U.S. or abroad. Because of these adverse government actions our business may be negatively impacted, and if we are not able to achieve and maintain regulatory compliance, we may not be permitted to market our products or product candidates, which would adversely affect our ability to generate revenues and achieve or maintain profitability.

We are subject to extensive environmental laws and regulation, and we face significant uncertainties and potentially significant costs associated with our efforts to comply with applicable regulations.

Because of the chemical ingredients of pharmaceutical products and the nature of the manufacturing process, the pharmaceutical industry is subject to extensive environmental laws and regulation and the risk of incurring liability for damages and the costs of remedying environmental problems. These requirements include regulation of the handling, manufacture, transportation, storage, use and disposal of materials, including the discharge of hazardous materials and pollutants into the environment. In the normal course of our business, we are exposed to risks relating to possible releases of hazardous substances into the environment, which could cause environmental or property damage or personal injuries, and which could result in (i) our noncompliance with such environmental and occupational health and safety laws and regulations and (ii) regulatory enforcement actions or claims for personal injury and property damage against us. If an unapproved or illegal environmental discharge or accident occurred or if we were to discover contamination caused by prior operations, including by prior owners and operators of properties we acquire, then we could be liable for cleanup, damages, or fines, which could have a material adverse effect on our business, financial position, results of operations and cash flow. In the future, we may be required to increase expenditures in order to remedy environmental problems or comply with changes in applicable environmental laws and regulations. We could also become a party to environmental remediation investigations and activities. These obligations may relate to sites that we currently or in the future may own or lease, sites that we formerly owned or operated, or sites where waste from our operations was disposed. Additionally, if we fail to comply with environmental regulations to use, discharge or dispose of hazardous materials appropriately or otherwise to comply with the provisions of our operating licenses, the licenses could be revoked, and we could be subject to criminal sanctions or substantial civil liability or be required to suspend or modify our manufacturing operations. We currently operate from our leased space in New Jersey and we are required to comply with the laws and regulations of New Jersey in addition to any federal laws and regulations. We may in the future establish or acquire operations in other U.S. and/or overseas jurisdictions subject to equally or more stringent laws and regulations. We may in the future establish or acquire operations in other jurisdictions subject to equally or more stringent laws and regulations. Stricter environmental, safety and health laws and enforcement policies could result in substantial costs and liabilities to us, and could subject our handling, manufacture, use, reuse or disposal of substances or pollutants to more rigorous scrutiny than is currently the case. Consequently, compliance with these laws could result in significant capital expenditures, as well as other costs and liabilities, which could materially adversely affect us.

These risks, along with others, have the potential to materially and adversely affect our business, financial position, results of operations and prospects. Although we have developed compliance programs to address the regulatory environment, there is no guarantee that these programs will meet regulatory agency standards now or in the future. Additionally, despite our efforts at compliance, there is no guarantee that we may not be deemed to be deficient in some manner in the future. If we are deemed to be deficient in any significant way, our business, financial position, and results of operations could be materially affected.

The drug regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable and typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions.

Our product candidates could fail to receive regulatory approval for many reasons. For example:

•        The FDA or comparable foreign regulatory authorities may disagree that our product candidates meet the criteria for the NDA or ANDA regulatory pathway or foreign regulatory pathways;

•        We may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective or chemically identical and bioequivalent to its branded reference product for its proposed indication;

•        The results of any clinical trials we conduct may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•        We may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•        The FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third party manufacturers with which we contract for clinical and commercial supplies; and

•        The approval policies or regulations of the FDA or comparable foreign regulatory authorities may change significantly in a manner rendering our clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market certain of our product candidates, which would harm our business, results of operations and prospects significantly. In addition, even if we obtain approval for our product candidates, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request or may grant approval contingent on the performance of costly post marketing clinical trials or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could harm the commercial prospects for our product candidates.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or product candidate and could substantially increase the costs of commercializing our products and product candidates.

If we are found to have improperly promoted our products, we may be subject to restrictions on the sale or marketing of our products and significant fines, penalties and sanctions, and our image and reputation within the industry and marketplace could be harmed.

The FDA and other regulatory agencies, including regulatory authorities outside the U.S., strictly regulate the marketing and promotional claims that are made about drug products. In particular, promotion for a product must be balanced, truthful, non-misleading, and consistent with its labeling approved by the FDA or by regulatory agencies in other countries. We cannot prevent physicians from prescribing our products for indications or uses that are inconsistent with the approved package insert. If, however, we are found to have promoted such unapproved uses prior to the FDA’s approval for an additional indication, we may, among other consequences, receive Untitled or Warning Letters and become subject to significant liability, including False Claims Act liability, which would materially harm our business. Both the U.S. federal government and foreign regulatory authorities have levied significant civil and criminal fines against companies and individuals for alleged improper promotion and have entered into settlement agreements with pharmaceutical companies to limit inappropriate promotional activities. If we become the target of such an investigation or prosecution based on our marketing and promotional practices, we could face similar sanctions, which would materially harm our business. In addition, management’s attention could be diverted from our business operations, significant legal expenses could be incurred, and our reputation could be damaged.

Manufacturing or quality control problems may damage our reputation for quality production, require costly remedial activities and negatively impact our business, results of operations, and financial condition.

As a continuous delivery startup, we are subject to substantial regulation by various governmental authorities. For instance, we must comply with requirements of the FDA and other healthcare regulators with respect to the manufacture of pharmaceutical products. We must register our facilities, whether located in the U.S. or elsewhere, with the FDA as well as regulators outside the U.S. Also, our products, including our investigational products, must be made in a manner consistent with applicable cGMP regulations, or similar standards in each territory in which we manufacture. The failure of one of our facilities, or a facility of one of our third party suppliers, to comply with applicable laws and regulations may lead to breach of representations made to our customers or to regulatory or government action against us related to products made in that facility.

Our employees and independent contractors, including consultants, vendors and any third parties we may engage in connection with development and commercialization may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could harm our business.

Misconduct by our employees and independent contractors, including consultants, vendors and any third parties we may engage in connection with development and commercialization, could include intentional, reckless or negligent conduct or unauthorized activities that violate: (i) the laws and regulations of the FDA and other similar regulatory authorities, including those laws that require the reporting of true, complete and accurate information to such authorities; (ii) manufacturing standards; (iii) data privacy, security, fraud and abuse and other healthcare laws and regulations; or (iv) laws that require the reporting of true, complete and accurate financial information and data. Specifically, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws could also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creation of fraudulent data in preclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations.

Risks Related to Development, Clinical Testing, Manufacturing, and Regulatory Approval

Results of preclinical studies, early clinical trials, or analyses may not be indicative of results obtained in later trials, and even if we complete all planned clinical trials in the future, there is no guarantee that at the time of submission the FDA will accept our new drug application (NDA).

The results of preclinical studies, early and mid-stage clinical trials or analyses of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. In addition, conclusions based on promising data from analyses of clinical results may be shown to be incorrect when implemented in prospective clinical trials.

In the U.S., we are not permitted to market our product candidates until we receive regulatory approval of an NDA from the FDA. The process of obtaining such regulatory approval is expensive, often takes many years following the commencement of clinical trials and can vary substantially based upon the type, complexity and novelty of the product candidates involved, as well as the target indications and patient population. Approval policies or regulations may change, and the FDA and comparable regulatory authorities have substantial discretion in the approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval of a product candidate is never guaranteed. Of the large number of drugs in development, only a small percentage successfully complete the FDA or foreign regulatory approval processes and are commercialized.

Failures of or delays in clinical trials are common and have many causes, and such failures or delays could result in increased costs to us and could prevent or delay our ability to obtain regulatory approval and commence product sales for new products. We may also find it difficult to enroll patients in our clinical trials, which could delay or prevent development of our product candidates. Moreover, we can also find unexpected or unforeseen or unexpected side effects that can delay or make the product unviable.

We may experience failures of or delays in clinical trials of our product candidates. Our planned clinical trials may not begin on time, have an effective design, enroll a sufficient number of patients, or be completed on schedule, if at all and may not meet primary or secondary endpoints. Our clinical trials may fail or be delayed for a variety of reasons, including, among others: delays in obtaining regulatory approval to commence a trial; delays in reaching agreement with the FDA or equivalent foreign regulatory authorities on final trial design; imposition of a clinical hold for safety reasons or following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities; delays in reaching agreement on acceptable terms with prospective CROs, and clinical trial sites, or failure by such CROs to carry out the clinical trial at each site in accordance with the terms of our agreements with them; delays in obtaining required institutional review board approval at each site; difficulties or delays in having patients complete participation in a trial or return for post treatment follow up, or clinical sites electing to terminate their participation in one of our clinical trials, which would likely have a detrimental effect on subject enrollment; time required to add new clinical sites; or delays or failure by us or our contract manufacturers to produce and deliver sufficient supply of clinical trial materials.

In addition, identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our product candidates as well as completion of required follow up periods. We may not be able to identify, recruit, and enroll a sufficient number of patients, or those with required or desired characteristics or to complete our clinical trials, in a timely manner. Patient enrollment and completion of the trials is affected by factors including: the severity of the disease under investigation; the design of the trial protocol; the size of the potential patient population; the eligibility criteria for the trial in question; the perceived risks and benefits of the product candidate under trial; the proximity and availability of clinical trial sites for prospective patients; the availability of competing therapies and clinical trials; efforts to facilitate timely enrollment in clinical trials; patient referral practices of physicians; acceptance of our delivery system by patients, and the ability to monitor patients adequately during and after treatment.

If we are unable to initiate or complete our planned clinical trials or any such clinical trial is delayed for any of the above reasons or other reasons, our development costs may increase, our regulatory approval process could fail or be delayed and our ability to commercialize and commence sales of our product candidates could be materially harmed, which could have a material adverse effect on our business.

The testing required to support our clinical trials for the regulatory approval of our products is conducted primarily by independent third parties. Any failure by any of these third parties to perform this testing properly and in a timely manner may have an adverse effect upon our ability to obtain regulatory approvals.

Our applications for the regulatory approval of our products, incorporate the results of testing and other information that is conducted or gathered primarily by independent third parties (including, for example, manufacturers of raw materials, testing laboratories, CROs, or independent research facilities). Our ability to obtain and maintain regulatory approval of the products being tested is dependent, in part, upon the quality of the work performed by these third parties, the quality of the third parties’ facilities and the accuracy of the information provided by third parties. Our control over any of these factors may be limited. We rely on these parties for execution of our preclinical studies and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of all of our regulatory responsibilities. We and our CROs are required to comply with FDA laws and regulations regarding cGCP guidelines for all of our products in clinical development. Regulatory authorities enforce GCP through periodic inspections of trial sponsors, principal investigators and trial sites.

If we or any of our CROs fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We also rely on contract laboratories and other third parties, such as CROs, to conduct or otherwise support our nonclinical laboratory studies properly and on time, which are subject to GLP requirements. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with applicable GCP and GLP regulations. In addition, our clinical trials must be conducted with products produced under the FDA’s cGMP regulations. While we have agreements governing activities of our CROs, we have limited influence over their actual performance. In addition, portions of the clinical trials for our product candidates may be conducted outside of the U.S., which will make it more difficult for us to monitor CROs and perform visits of our clinical trial sites and will force us to rely heavily on CROs to ensure the proper and timely conduct of our clinical trials and compliance with applicable regulations, including GCP and GLP requirements.

Our products or product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved package insert or market acceptance or result in significant negative consequences during development or following marketing approval.

Treatment with our products or product candidates may produce undesirable side effects or adverse reactions or events. Although many of our products or product candidates contain active ingredients that have already been approved, meaning that the side effects arising from the use of the active ingredient or class of drug in our products or product candidates is generally known, our products or product candidates may still cause undesirable or unknown side effects. These could be attributed to the active ingredient or class of drug or to our unique formulation and delivery method of such products or product candidates, or other potentially harmful characteristics. Such characteristics could cause us, our IRBs, clinical trial sites, the FDA, or other regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay, denial, or withdrawal of regulatory approval, which may harm our business, financial condition, and prospects significantly.

Further, if any of our products cause serious or unexpected side effects during development or after receiving market approval, a number of potentially significant negative consequences could result. For example, regulatory authorities may impose a clinical hold, withdraw their approval of the product or impose restrictions on its distribution, the FDA may require implementation of risk evaluation and mitigation strategies, regulatory authorities may require the addition of labeling statements, such as warnings or contraindications, we may be required to change the way the product is administered or conduct additional clinical studies, we could be sued and held liable for harm caused to patients, and our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or product candidate and could substantially increase the costs of commercializing our products and product candidates.

If our products or product candidates do not produce the effects intended or if they cause undesirable side effects, our business may suffer.

If our products or product candidates do not have the effects intended or cause undesirable side effects, our business may suffer. In addition, our products may not have the effect intended if they are not used in accordance with applicable instructions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects in an unforeseen way or on an unforeseen patient population. If any of our products or products we develop or commercialize in the future are shown to be harmful or generate negative publicity from perceived lack of effect or harmful effects, our business, financial condition, results of operations and prospects could be harmed significantly. If the products do not offer a noticeable benefit over the currently marketed formulations, then adoption may also be affected. Further, if the products are equivalent but no better than what’s on the market, FDA may delay or deny approval.

If side effects are identified with our marketed products, or if manufacturing problems occur, changes in labeling of products may be required, which could have a material adverse effect on our sales of the affected products. We or regulatory authorities, including the FDA, could decide that changes to the product labeling are needed to ensure the safety and effectiveness of the products. Label changes may be necessary for a number of reasons, including the identification of actual or potential safety or efficacy concerns by regulatory agencies or the discovery of significant problems with a similar product that implicates an entire class of products. Any significant concerns raised about the safety or efficacy of the products could also result in the need to reformulate those products, to conduct additional clinical trials, to make changes to the manufacturing processes, or to seek re approval of the relevant manufacturing facilities. Significant concerns about the safety and effectiveness of a product could ultimately lead to the revocation of its marketing approval. Under the Food and Drug Administration Amendments Act of 2007, the FDA has broad authority to force drug manufacturers to take any number of actions if previously unknown safety or drug interaction problems arise, including but not limited to, mandating labeling changes to a product based on new safety information (safety labeling changes). New safety issues may require us to, among other things, provide additional warnings or restrictions on product package inserts, even including boxed warnings in the U.S. or similar warnings outside of the U.S., directly alert healthcare providers of new safety information, narrow our approved indications, alter or terminate current or planned trials for additional uses of products, or even remove a product from the market, any of which could have a significant adverse impact on potential sales of the products or require us to expend significant additional funds. The revision of product labeling or the regulatory actions described above could have a material adverse effect on our sales of the affected products and on our business and results of.

Interim “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim “top-line” or preliminary data from our clinical studies. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or “top-line” data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects.

Our product candidates may cause serious adverse events or undesirable side effects, which may delay or prevent marketing approval, or, if approved, require them to be taken off the market, require them to include safety warnings, or otherwise limit their sales.

Serious adverse events or undesirable side effects caused by STAR-LLD or any other product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. Results of any clinical trial we conduct could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Any clinical trials for our drug product candidates that include STAR-LLD may fail to demonstrate acceptable levels of safety and efficacy which could prevent or significantly delay their regulatory approval or result in a more restrictive label by the FDA or other comparable foreign authorities.

If unacceptable side effects arise in the development of our product candidates, we, the FDA or the IRBs at the institutions in which our studies are conducted, or the DSMB, if constituted for our clinical trials, could recommend a suspension or termination of our clinical trials, or the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of a product candidate for any or all targeted indications. In addition, drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete a trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. We expect to have to train medical personnel using our product candidates to understand the side effect profiles for our clinical trials and upon any commercialization of any of our product candidates. Inadequate training in recognizing or managing the potential side effects of our product candidates could result in patient injury or death. Any of these occurrences may harm our business, financial condition, and prospects significantly.

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•        Regulatory authorities may withdraw approvals of such product;

•        Regulatory authorities may require additional warnings on the label, such as a “black box” warning or contraindication;

•        Additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

•        We may be required to implement a REMS or create a medication guide outlining the risks of such side effects for distribution to patients;

•        We could be sued and held liable for harm caused to patients;

•        The product may become less competitive; and

•        Our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of a product candidate, if approved, and could significantly harm our business, results of operations, and prospects.

The market opportunities for STAR-LLD may be smaller than we anticipate.

Our estimates of market potential have been derived from a variety of sources, including scientific literature, patient foundations, and market research, and may prove to be incorrect. Even if we obtain significant market share for any product candidate, following approval, if the potential target populations are smaller than we anticipate, we may never achieve profitability, for example, by obtaining marketing approval for additional indications.

Even if we obtain regulatory approval for any product candidate, we will still face extensive and ongoing regulatory requirements and obligations and any product candidates, if approved, may face future development and regulatory difficulties.

Even if our product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, distribution, promotion, sampling, record-keeping, conduct of post-marketing studies and submission of safety, efficacy and other post-market information, including both federal and state requirements in the United States and comparable requirements outside of the United States. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, quality of product or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring recall or withdrawal of the product from the market.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP, regulations and standards. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, or undesirable side effects caused by such products are identified, a regulatory agency may:

•        issue safety alerts, “Dear Healthcare Provider” letters, press releases or other communications containing warnings about such product;

•        mandate modification to promotional materials or require us to provide corrective information to healthcare practitioners;

•        require that we conduct post-marketing studies;

•        require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific action and penalties for noncompliance;

•        seek an injunction or impose civil or criminal penalties or monetary fines;

•        suspend marketing of, withdraw regulatory approval of or recall such product;

•        suspend any ongoing clinical studies;

•        refuse to approve pending applications or supplements to applications filed by us;

•        suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•        seize or detain products, refuse to import or export products or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and generate product revenue.

Potential product liability lawsuits against us could cause us to incur substantial liabilities and limit commercialization of any products that we may develop.

The use of STAR-LLD and/or any other product candidates we may develop in clinical trials and the sale of any products for which we obtain marketing approval exposes us to the risk of product liability claims. Product liability claims might be brought against us by patients, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•        Impairment of our business reputation and significant negative media attention;

•        Withdrawal of participants from our clinical trials;

•        Significant costs to defend the litigation;

•        Distraction of management’s attention from our primary business;

•        Substantial monetary awards to patients or other claimants;

•        Inability to commercialize STAR-LLD, and/or any other product candidate;

•        Product recalls, withdrawals, or labeling, marketing, or promotional restrictions;

•        Decreased market demand for any product; and

•        Loss of revenue.

Risks Related to Commercialization

The successful commercialization of STAR-LLD, and/or any other product candidate we develop will depend in part on the extent to which governmental authorities and health insurers establish adequate coverage, reimbursement levels, and pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the U.S., third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered. The Medicare and Medicaid programs increasingly are used as models in the U.S. for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs and biologics. Some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

Therefore, the availability and adequacy of coverage and reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers and other third-party payors are essential for most patients to be able to afford newly approved prescription medications such as STAR-LLD if approved. Our ability to achieve acceptable levels of coverage and reimbursement for products by governmental authorities, private health insurers and other organizations will have an effect on our ability to successfully commercialize our drug and any other product candidates we develop. Assuming we obtain coverage for our product candidates by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. We cannot be sure that coverage and reimbursement in the U.S. or elsewhere will be available for our product candidates or any product that we may develop, and any reimbursement that may become available may be decreased or eliminated in the future.

We may also be subject to extensive governmental price controls and other market regulations outside of the U.S., and we believe the increasing emphasis on cost-containment initiatives in other countries have and will continue to put pressure on the pricing and usage of medical products. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits.

Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the U.S., the reimbursement for our product candidates may be reduced compared with the U.S. and may be insufficient to generate commercially reasonable revenue and profits. The downward pressure on healthcare costs in general, particularly prescription drugs and biologics and surgical procedures and other treatments, has become intense. As a result, increasingly high barriers are being erected to the entry of new products.

Moreover, increasing efforts by governmental and third-party payors in the U.S. to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of our product candidates due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative changes.

For example, federal policymakers have intensified efforts to align U.S. prices for branded prescription drugs and biologics with the lowest prices paid in certain foreign markets (often referred to as “most-favored nation” or “MFN” pricing). Recent executive actions have directed federal agencies to communicate MFN-aligned price targets to manufacturers, explore rulemaking to impose MFN pricing where voluntary compliance is not achieved, facilitate direct-to-consumer purchasing channels, and consider additional measures, including importation pathways, enhanced antitrust scrutiny, and export controls on pharmaceuticals products or inputs. Any MFN initiative could reduce our realized net prices in the United States, which we anticipate will be our largest market for our future products. Because MFN constructs typically reference the lowest price available in a basket of developed countries (with or without adjustment for purchasing power), they can create a binding ceiling materially below prevailing U.S. net prices for certain products. The impact could be magnified if MFN benchmarks are set on net (confidential) prices rather than list prices, if MFN prices are extended beyond Medicare or Medicaid into other federal or commercial channels, or if government purchasers condition formulary access, coverage, or contracting on MFN compliance.

MFN-aligned policies may also intersect with other federal drug pricing initiatives, including Medicare negotiation under Inflation Reduction Act, inflationary rebate provisions, and potential demonstration models under the Center for Medicare and Medicaid Innovation. The cumulative effect of overlapping policies could be materially greater than the effect of any single program, and the timing, scope, and mechanics of these interactions remain uncertain. The ultimate scope, timing, and enforceability of MFN or MFN-like initiatives are uncertain and may be subject to legal challenge, congressional action, administrative discretion, and changes in Administration policy. We cannot predict whether, when, or how MFN pricing or related measures will be implemented, expanded, or enforced, or the extent to which third parties (including payers, PBMs, wholesalers, pharmacies, group purchasing organizations, hospital systems, and international health authorities) will adopt MFN-aligned expectations in their dealings with us if we are successful in commercializing any product. Any of the foregoing, individually or in the aggregate, could have a material adverse effect on our business, financial condition, cash flows, results of operations, and ability to execute our strategy.

It may be difficult for us to profitably sell our products, if and when approved, if coverage and reimbursement for our product candidates are limited by third-party payor policies.

Third-party payors increasingly are challenging prices charged for pharmaceutical products and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs or biologics when an equivalent generic drug, biosimilar, or a less expensive therapy is available. It is possible that a third-party payor may consider our product candidates as substitutable and offer to reimburse patients only for the less expensive product.

Even if we show improved efficacy or improved convenience of administration with our product candidates, pricing of existing drugs may limit the amount we will be able to charge for our product candidates. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable us to realize an appropriate return on our investment in our product candidates. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our product candidates and may not be able to obtain a satisfactory financial return on our product candidates.

Moreover, no uniform policy for coverage and reimbursement for products exists among third-party payors in the U.S. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases at short notice, and we believe that changes in these rules and regulations are likely.

Even if STAR-LLD, and/or any product candidate we develop receives marketing approval, it may fail to achieve market acceptance by physicians, patients, third-party payors or others in the medical community necessary for commercial success.

If STAR-LLD, and/or any product candidate we develop receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors, and others in the medical community. If it does not achieve an adequate level of acceptance, we may not generate significant product revenues or become profitable. The degree of market acceptance of our product candidates, if approved, will depend on a number of factors, including but not limited to:

•        The efficacy and potential advantages compared to alternative treatments;

•        Effectiveness of sales and marketing efforts;

•        The cost of treatment in relation to alternative treatments, including any similar generic treatments;

•        Our ability to offer our products for sale at competitive prices;

•        The convenience and ease of administration compared to alternative treatments;

•        The willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•        The strength of marketing and distribution support;

•        The availability of third-party coverage and adequate reimbursement;

•        The prevalence and severity of any side effects; and

•        Any restrictions on the use of our product together with other medications.

Because we expect sales of our product candidates, if approved, to generate substantially all of our revenues for the foreseeable future, the failure of our product candidates to find market acceptance would harm our business and could require us to seek additional financing.

If we are unable to establish sales, marketing, and distribution capabilities either on our own or in collaboration with third parties, we may not be successful in commercializing STAR-LLD.

We do not have any infrastructure for the sales, marketing, or distribution of STAR-LLD, and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market and successfully commercialize our drug or any product candidate we develop, we must build our sales, distribution, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. We expect to build a focused sales, distribution, and marketing infrastructure to market STAR-LLD/in the U.S. There are significant expenses and risks involved with establishing our own sales, marketing, and distribution capabilities, including our ability to hire, retain, and appropriately incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities could delay any product launch, which would adversely impact the commercialization of that product. For example, if the commercial launch of STAR-LLD for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize our product candidates on our own include:

•        Our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

•        The inability of sales personnel to obtain access to physicians or attain adequate numbers of physicians to prescribe our products; and

•        Unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are unable to build our own sales force or negotiate a collaborative relationship for the commercialization of STAR-LLD we may be forced to delay the potential commercialization of the drug or reduce the scope of our sales or marketing activities. If we need to increase our expenditures to fund commercialization activities for STAR-LLD we will need to obtain additional capital, which may not be available to us on acceptable terms, or at all. We may also have to enter into collaborative arrangements for STAR-LLD at an earlier stage than otherwise would be ideal and we may be required to relinquish rights to it or otherwise agree to terms unfavorable to us. Any of these occurrences may have an adverse effect on our business, operating results, and prospects.

If we are unable to establish adequate sales, marketing, and distribution capabilities, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates and may never become profitable. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

Risks Related to Healthcare Laws and Other Legal Compliance Matters

Enacted and future healthcare legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates, if approved, and may affect the prices we may set.

In both the United States and certain foreign countries, there have been a number of legislative and regulatory changes or proposed changes to the healthcare system, many of which have focused on prescription drug pricing and lowering overall healthcare costs, that could impact our ability to sell our products profitably and support future innovation. We expect prescription drug pricing and other healthcare costs to continue to be subject to intense political and social pressures on a global scale.

In the United States, the President, federal and state legislatures, health agencies and third-party payors continue to focus on containing the cost of healthcare and addressing public concern over access and affordability of prescription drugs. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the ACA), made significant changes to the U.S. healthcare system, which included expanding healthcare coverage through Medicaid and implementation of the individual health insurance mandate; changing coverage and reimbursement of drug products under Medicare, Medicaid and 340B government programs; imposing an annual fee on manufacturers of branded drugs; and expanding government enforcement authority. The ACA has been the subject of legislative and litigation challenges. We cannot predict what effect, if any, further changes to the ACA would have on our business, if any.

In the current U.S. administration, we are uncertain of the impact or outcome of potential Executive Orders, rescission of rules and policy statements, or new legislation including the imposition of tariffs, especially any relative impact on the healthcare regulatory and policy landscape, or the impact they may have on our business. Any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs, or any significant taxes or fees imposed as part of any broader deficit reduction effort or legislative replacement to the Budget Control Act, or otherwise, could have an adverse impact on our anticipated product revenues.

There have been several recent U.S. Congressional inquiries and proposed and enacted legislation designed to bring more transparency to drug pricing, reduce the cost of prescription drugs, and reform government health care program reimbursement methodologies for prescription drugs. On September 20, 2024, CMS issued a final rule titled “Medicaid Program; Misclassification of Drugs, Program Integrity Updates Under the Medicaid Drug Rebate Program” which may impact our reimbursement and rebate strategy. We expect that health care reform measures that may be adopted in the future may result in increased manufacturer financial liability and additional downward pressure on the price that we may receive for any of our product candidates, if approved. Any reduction in reimbursement from Medicare or other government health care programs may result in a similar reduction in payments from private payors.

The Inflation Reduction Act of 2022 (IRA) included, among other provisions, several measures intended to lower the cost of prescription drugs and related healthcare reforms. Specifically, the IRA authorizes and directs the Centers for Medicare and Medicaid Services (CMS) to set drug prices for certain Medicare Part B and Part D qualified drugs with the greatest expense to the program, with the first year of maximum price applicability to begin in 2026 and an expanding list of selected drugs each year after. The Act further authorizes CMS to levy a financial penalty on pharmaceutical manufacturers that increase the price of certain Medicare Part B and Part D drugs faster than the rate of inflation. Finally, the IRA creates significant changes to the Medicare Part D benefit design by capping Part D beneficiaries’ annual out-of-pocket spending at $2,000 beginning in 2025 and creating new financial liabilities for drug manufacturers and health plans providing Part D benefits. We cannot be sure whether additional or related legislation or rulemaking will be issued or enacted, or what impact, if any, such changes will have on our reimbursement strategy and the profitability of any of our drug candidates, if approved for commercial use, in the future.

Furthermore, legislative and regulatory proposals have been made to expand post-approval requirements, make changes to the Orphan Drug Act and related guidance, reform the 340B Drug Pricing Program, and restrict sales and promotional activities for drugs. With respect to the 340B Drug Pricing Program, recent legislative proposals, as well as judicial challenges to DHHS’s policies, present both opportunities and challenges for drug manufacturers participating in the program. Further, we cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

In many international markets, including the European Union, the government regulates prescription drug prices, patient access, and/or reimbursement levels to control the biopharmaceutical budget of their government-sponsored healthcare system. The European Union and some individual countries have announced or implemented measures and may in the future implement new or additional measures, to reduce biopharmaceutical costs to contain healthcare expenditures. These measures vary by country and may include, among other things, non-coverage decisions, patient access restrictions, international price referencing, mandatory discounts or rebates, and cross-border sales of prescription drugs. These measures may impact our reimbursement strategy and could adversely affect our ability to generate revenues or commercialize STAR-LLD or other product candidates in certain international markets.

At the state level, individual states are experiencing significant economic pressure within their respective Medicaid programs and responding to public concern over the cost of healthcare. States, including California, Florida, Nevada and Maine, among others, have responded to these pressures with a range of legislative enactments and policy proposals designed to control prescription drug prices by, for example, allowing importation of pharmaceutical products from jurisdictions outside the U.S., imposing Prescription Drug Affordability Boards, some with the ability to impose price controls on state drug purchases and imposing transparency measures around prescription drug prices and marketing costs. These measures, which vary by state, could adversely impact our coverage and reimbursement of our product candidates, reduce the ultimate demand for our products, if approved, and put pressure on our product net pricing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for STAR-LLD and any future product candidates, if approved, or put pressure on our product pricing, which could negatively affect our business, results of operations, financial condition and prospects.

We expect that these new laws and other healthcare reform measures that may be adopted in the future may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. There likely will continue to be pressure on prescription drug prices globally and legislative and regulatory proposals, including at the federal and state levels in the U.S., directed at broadening the availability of health care and containing or lowering the cost of health care products and services. The implementation of these cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize STAR-LLD and any future product candidates, if approved, impact our ability to set a price that we believe is fair for our products, the level of taxes we are required to pay, and the availability of capital.

Our business operations and current and future relationships with investigators, healthcare professionals, consultants, third-party payors, patient organizations, and customers will be subject to applicable healthcare regulatory laws, which could expose us to penalties.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations, and customers, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our product candidates, if approved. Such laws include:

•        The U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving, or providing any remuneration (including any kickback, bribe, or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order, or recommendation of, any good, facility, item, or service, for which payment may be made, in whole or in part, under U.S. federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The U.S. federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other hand. Although there are several statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, they are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending or arranging for the prescription or purchase of any drug product may be subject to scrutiny if they do not qualify for an exception or safe harbor. This law applies to our marketing practices, educational programs, pricing policies and relationships with healthcare providers. We continue to evaluate what effect, if any, these rules will have on our business;

•        The U.S. federal false claims and civil monetary penalties laws, including the civil FCA which, among other things, impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute or the Federal Food, Drug, and Cosmetic Act (FDC Act) constitutes a false or fraudulent claim for purposes of the FCA. A claim includes “any request or demand” for money or property presented to the federal government. In addition, manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims;

•        HIPAA, which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        HIPAA, as amended by the HITECH, and their respective implementing regulations, which impose, among other things, specified requirements relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the rule, such as health plans, healthcare clearinghouses and healthcare providers as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•        The FDC Act, and its implementing regulations, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices;

•        A wide range of federal and state consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers, including those related to privacy;

•        The U.S. federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare & Medicaid Services (CMS), information related to payments and other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain non-physician practitioners (physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiology assistants and certified nurse-midwives), and teaching hospitals and other healthcare providers, as well as ownership and investment interests held by such healthcare professionals and their immediate family members;

•        Federal laws, including the Medicaid Drug Rebate Program, that requires pharmaceutical manufacturers to report certain calculated product prices to the government or provide certain discounts or rebates to government authorities or private entities, often as a condition of reimbursement under government healthcare programs and the 340B Drug Discount Pricing Program which requires pharmaceutical manufacturers offering their products through the Medicaid program to offer discounts on those drugs to certain 340B covered entities;

•        The Drug Supply Chain Security Act (DSCSA), which imposes obligations on entities in the commercial product supply chain, including manufacturers, to identify and track prescription drugs as they are distributed in the U.S

•        Analogous U.S. state laws and regulations, including: state anti-kickback and false claims laws, which may apply to our business practices, including but not limited to, research, distribution, sales, and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information, which requires tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available under such laws, it is possible that some of our business activities, including our consulting agreements and other relationships with physicians and other healthcare providers, some of whom receive stock or stock options as compensation for their services, could be subject to challenge under one or more of such laws. Ensuring that our current and future internal operations and business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations.

If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid, and other federal healthcare programs, individual imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment, which could affect our ability to operate our business. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our products and product candidates.

As is the case with other biotechnology and pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnological and pharmaceutical industries involve both technological complexity and legal complexity. Therefore, obtaining and enforcing patents is costly, time-consuming, and inherently uncertain. In addition, the America Invents Act (“AIA”), which was passed in September 2011, resulted in significant changes to the U.S. patent system.

An important change introduced by the AIA is that, as of March 16, 2013, the U.S. transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the PTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application, but circumstances could prevent us from promptly filing patent applications on our inventions.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent before the PTO. This applies to all of our U.S. patents, even those effectively filed before March 16, 2013. Because of a lower evidentiary standard in PTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a PTO proceeding sufficient for the PTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.

Accordingly, a third party may attempt to use the PTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. It is not clear what, if any, impact the AIA will have on the operation of our business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned and in-licensed patent applications and the enforcement or defense of our owned and in-licensed patents.

Additionally, the U.S. Supreme Court has ruled on several patent cases in recent years either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts and the PTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. Similarly, the complexity and uncertainty of European patent laws has also increased in recent years. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution. Complying with these laws and regulations could limit our ability to obtain new patents in the future that may be important for our business.

If we do not obtain patent term extension in the U.S. under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of marketing exclusivity for our products, our business may be materially harmed.

Patents have a limited lifespan. In the U.S., if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products are obtained, once the patent life has expired for a product, we may be open to competition from competitive medications, including generic medications. Given the amount of time required for the development, testing and regulatory review of new products, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from using or commercializing technologies or products similar or identical to ours.

Depending upon the timing, duration, and conditions of FDA marketing approval of our product candidates, we may be able to extend the term of a patent covering each product candidate under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act, and similar legislation in the EU. The Hatch-Waxman Act permits a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only one patent that is applicable to and covers an approved drug may be extended. Similar provisions are available in Europe, such as supplementary protection certificates, and in certain other non-U.S. jurisdictions to extend the term of a patent that covers an approved drug. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of a patent term extension could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced, possibly materially.

Further, under certain circumstances, the term of a patent covering our products may be extended for time spent during the pendency of the corresponding patent application in the PTO (referred to as Patent Term Adjustment (“PTA”)). The laws and regulations underlying how the PTO calculates the PTA is subject to change and any such PTA granted by the PTO could be challenged by a third party. If we do not prevail under such a challenge, the PTA may be reduced or eliminated, resulting in a shorter patent term, which may negatively impact our ability to exclude competitors.

Because PTA added to the term of patents covering pharmaceutical products has particular value, our business may be adversely affected if the PTA is successfully challenged by a third party and our ability to exclude competitors is reduced or eliminated.

We and our service providers may be subject to a variety of privacy and data security laws and contractual obligations, which could increase compliance costs, and our actual or perceived failure to comply with such laws and obligations could subject us to potentially significant liability, fines or penalties and otherwise harm our business.

We and our service providers maintain and will maintain a large quantity of sensitive information, including confidential business and patient health information, in connection with our preclinical studies and clinical trials, and are subject to laws and regulations governing the privacy and security of such information. The global data protection landscape is rapidly evolving, and we and our service providers may be affected by or subject to new, amended or existing laws and regulations in the future, including as our operations continue to expand or if we decide to operate in foreign jurisdictions. These laws and regulations may be subject to differing interpretations, which adds to the complexity of processing personal data. Guidance on implementation and compliance practices is often updated or otherwise revised. This may create uncertainty in our business, affect our ability to operate in certain jurisdictions or to collect, store, transfer, use, share and otherwise process personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability or impose additional costs on us. These laws are rapidly changing, such that tracking, analyzing, and complying with these laws requires significant time and expenses and can materially impact our business, as it may require investing in additional security system technical upgrades, updating contracts, consent forms, internal policies and procedures, external privacy notices, and other protocols. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulation, our internal policies and procedures or our contracts governing our processing of personal information could result in negative publicity, government investigations and enforcement actions, claims by third parties and damage to our reputation, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. In the United States, numerous federal and state laws and regulations, including health information privacy laws, data breach notification laws and consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, storage, transfer, disclosure, protection and other processing of health-related and other personal information could apply to our operations or the operations of our collaborators and third-party providers. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA. While we are not currently a covered entity under HIPAA, our future operations could subject us to HIPAA as a business associate, or even a covered entity. Depending on the facts and circumstances, we could be subject to significant penalties if we violate HIPAA.

In addition, certain state laws govern the privacy and security of health-related and other personal information in certain circumstances, some of which may be more stringent, broader in scope or offer greater individual rights with respect to protected health information than HIPAA, many of which may differ from each other, thus, complicating compliance efforts. These laws are evolving rapidly and may differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our future customers and strategic partners. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. By way of example, the California Consumer Privacy Act (CCPA), which went into effect on January 1, 2020, gives California residents individual privacy rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that are expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability and many similar laws have been proposed at the federal level and in other states. Further, the California Privacy Rights Act (CPRA) imposes additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It also created a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions of the CPRA went into effect on January 1, 2023. Other states are exploring their own laws, which may or may not be similar to the CCPA or the CPRA. Other states have followed California, including, but not limited to, Colorado, Connecticut, Utah, Virginia, and Washington. In the event that we are subject to or affected by HIPAA, the CCPA, the CPRA or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.

There also are a wide variety of privacy laws in other countries that may impact our operations, now or in the future. For example, in Europe, the General Data Protection Regulation (GDPR) imposes stringent requirements regarding the collection, use, disclosure, storage, transfer or other processing of personal data of individuals within the European Economic Area (EEA), including providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches and taking certain measures when engaging third-party processors. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenue of the noncompliant company, whichever is greater. The GDPR also confers a private right of action in some circumstances on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR. Among other things, the GDPR requires the establishment of a lawful basis for the processing of data, imposes requirements relating to the consent of the individuals to whom the personal data relates, including detailed notices for clinical trial subjects and investigators, as well as requirements regarding the security of personal data and notification of data processing obligations to the competent national data processing authorities. In addition, the GDPR increases the scrutiny of transfers of personal data from the EEA to the United States and other jurisdictions that the European Commission does not recognize as having “adequate” data protection laws. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. For example, on July 16, 2020, the Court of Justice of the European Union (CJEU) invalidated the EU-US Privacy Shield Framework (Privacy Shield) under which personal data could be transferred from the EEA to United States entities that had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on the standard contractual clauses alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals, and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. The European Commission issued revised standard contractual clauses on June 4, 2021 to account for the decision of the CJEU and recommendations made by the European Data Protection Board. The revised standard contractual clauses must be used for relevant new data transfers beginning on September 27, 2021 and existing standard contractual clauses arrangements must be migrated to the revised clauses by December 27, 2022. The new standard contractual clauses apply only to the transfer of personal data outside of the EEA and not the United Kingdom; the United Kingdom’s Information Commissioner’s Office launched a public consultation on its draft revised data transfers mechanisms in August 2021 and the United Kingdom standard contractual clauses came into force in March 2022, with a two-year grace period. There is some uncertainty around whether the revised clauses can be used for all types of data transfers, particularly whether they can be relied on for data transfers to non-EEA entities subject to the GDPR. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

Further, following the withdrawal of the United Kingdom from the European Union and the EEA and the end of the transition period, we have to comply with the GDPR and separately the GDPR as implemented in the United Kingdom, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR and has the ability to fine up to the greater of €20 million/£17 million or 4% of global turnover. The relationship between the United Kingdom and the European Union and the EEA in relation to certain aspects of data protection law remains unclear, and it is unclear how United Kingdom data protection laws and regulations will develop in the medium to longer term. The European Commission has adopted an adequacy decision in favor of the United Kingdom, enabling data transfers from EU member states to the United Kingdom without additional safeguards. However, the UK adequacy decision will automatically expire in June 2025 unless the European Commission re-assesses and renews or extends that decision, which could have implications for our transfer of personal data.

In many jurisdictions, enforcement actions and consequences for noncompliance are rising. If we experience a reportable data breach that is subject to any federal, state, or international data privacy and security laws or if our operations are found to otherwise be in violation of any data privacy and security laws, rules or regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, litigation, and the curtailment or restructuring of our operations, which could adversely affect our ability to operate our business and our financial results. In the United States, these include enforcement actions in response to rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies. Compliance in the event of a widespread data breach is costly. Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, rules or regulations, we cannot be certain that our program will address all areas of potential exposure and the risks in this area cannot be entirely eliminated, particularly because the requirements and government interpretations of the requirements in this space are constantly evolving. Any action against us for violation of these laws, rules or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business, as well as damage our business or reputation. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security, fraud and reporting laws may prove costly.

Additionally, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards that may legally or contractually apply to us. If we fail to follow these security standards, even if no personal information is compromised, we may incur significant fines or experience a significant increase in costs.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, store, use, transfer, disclose and otherwise process data, update our data privacy and security policies and procedures, or in some cases, impact our ability to operate in certain jurisdictions. Failure by us or our collaborators and our service providers to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose such information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend, could result in adverse publicity and adversely affect our business, financial condition, results of operations and prospects. Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to the Shares of Common Stock and this Offering

There is no active market for the Company’s securities.

Currently, no active market exists for the shares of common stock and there is no assurance that an active trading market will ever develop or, if developed, that it will be sustained. A purchaser of the shares of common stock may, therefore, be unable to resell the purchased securities. Consequently, holders of the shares of common stock may not be able to liquidate their investment in the event of an emergency or for any other reason, and the purchased securities may not be readily accepted as collateral for a loan. Therefore, proposed investors are advised that the purchase of the shares of common stock should be considered only as a long-term and speculative high-risk investment. Due to the absence of a public market for the purchased securities: (i) investors may not be able to liquidate their investment in the event of an unexpected need for cash; (ii) transferability of the purchased securities is extremely limited; and (iii) in the event of a disposition of the purchased securities, the investor could sustain a loss of all or any part of his investment.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from this offering to support our product development activities for our lead programs, STAR-LLD, including conducting clinical development and managing regulatory affairs for our product candidates; and for working capital and other general corporate purposes, including payment of certain outstanding trade payables and other amounts due and owing to related parties. See “Use of Proceeds” and “Certain Relationships and Related Transactions, and Director Independence — Deferred Consulting and Service Fees.” Our management will have broad discretion in the application of the net proceeds. Our stockholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition, and results of operation.

We do not have any current plans to pay dividends on our shares of common stock.

We do not anticipate paying any cash dividends in the foreseeable future. If we incur indebtedness in the future to fund our future growth, our ability to pay dividends may be further restricted by the terms of such indebtedness.

Because a small number of existing stockholders own a large percentage of our voting stock, you will have minimal influence over shareholder decisions.

Existing management has significant stock ownership in the Company representing approximately 24.7% of the issued and outstanding shares of common stock prior to this offering and approximately 20.5% of the issued and outstanding shares of common stock following the consummation of this offering (or approximately 20.0% if the underwriter’s over-allotment option to purchase additional shares of our shares of common stock from us is exercised in full). As a result of such ownership concentration, these individuals will have significant influence over the management and affairs of the Company and its business. It will also exert considerable, ongoing influence over matters subject to stockholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of the Company. This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, even if such a transaction would benefit other stockholders.

We have operated as a private company and have no experience attempting to comply with public company obligations. Attempting to comply with these requirements will increase our costs and require additional management resources, and we still may fail to comply.

We will face increased legal, accounting, administrative and other costs and expenses as a public company. Compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, as well as rules of the Securities and Exchange Commission and Nasdaq, for example, will result in significant initial cost to us as well as ongoing increases in our legal, audit and financial compliance costs, particularly after we are no longer an “emerging growth company.” The Exchange Act will require, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

As a public company, we expect to become subject to Section 404 of the Sarbanes-Oxley Act relating to internal controls over financial reporting and we expect to incur significant expense and devote substantial management effort toward ensuring compliance with Section 404. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Implementing any appropriate changes to our internal controls may require specific compliance training for our directors, officers and employees, entail substantial costs to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate consolidated financial statements or other reports on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. We cannot assure you that our internal controls over financial reporting will prove to be effective.

If we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, investors’ views of us and, as a result, the value of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending March 31, 2027. When and if we are a “large accelerated filer” or an “accelerated filer” and are no longer an “emerging growth company,” each as defined in the Exchange Act, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company, we intend to take advantage of an exemption available to emerging growth companies from these auditor attestation requirements. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we will need to upgrade our systems including information technology; implement additional financial and management controls, reporting systems, and procedures; and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting, and the trading price of our common stock may decline.

We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, exemptions from the requirements of holding non-binding advisory votes on executive compensation and seeking stockholder approval of any golden parachute payments not previously approved and not being required to adopt certain accounting standards until those standards would otherwise apply to private companies. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of this offering, although circumstances could cause us to lose that status earlier, including if we become a large accelerated filer (in which case we will cease to be an emerging company as of the date we become a large accelerated filer, which, generally, would occur if, at the end of a fiscal year, among other things, the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter), if we have total annual gross revenue of $1.235 billion or more during any fiscal year (in which cases we would no longer be an emerging growth company as of March 31 of such fiscal year), or if we issue more than $1.0 billion in non-convertible debt during any three year period before that time (in which case we would cease to be an emerging growth company immediately). Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our Common Share price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of the shares of common stock:

•        disappointing results from our development efforts;

•        decline in demand for our shares of common stock;

•        downward revisions in securities analysts’ estimates or changes in general market conditions;

•        technological innovations by competitors or in competing technologies;

•        investor perception of our industry or our prospects; and

•        general economic trends.

Stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of the shares of common stock. We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price or at all.

An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.

Prior to this offering, there was no public market for our common stock. Although we have applied to list our common stock on the Nasdaq Capital Market under the symbol “STA,” an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price will be determined by negotiations between us and the underwriters and may not be indicative of market prices of our common stock that will prevail in the open market after the offering. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline below the initial public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

FINRA has adopted sales practice requirements, which may also limit a shareholder’s ability to buy and sell our shares of common stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our shares of common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Investors’ interests in our common stock will be diluted and investors may suffer dilution in their net book value per share of common stock if we issue additional employee/director/consultant options or if we sell additional shares of common stock and/or warrants to finance our operations.

In order to further expand our operations and meet our objectives, any additional growth and/or expanded development activity will likely need to be financed through sale of and issuance of additional shares of common stock. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our development programs, we likely will also need to issue additional shares of common stock to finance future acquisitions, growth, and/or additional exploration programs of any or all of our projects. We will also in the future grant to some or all of our directors, officers, and key employees and/or consultants’ options to purchase shares of common stock as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional shares of common stock will, cause our existing stockholders to experience dilution of their ownership interests.

If we issue additional shares of common stock or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share of common stock depending on the price at which such securities are sold.

Substantial amounts of our outstanding shares may be sold into the market when the lock-up period ends. If there are substantial sales of shares of our common stock, the price of our common stock could decline.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could significantly reduce the market price of our common stock and impair our ability to raise adequate capital through the sale of additional equity or equity-linked securities. After this offering, we will have 39,370,136 outstanding shares of our common stock, based on the number of shares outstanding as of March 30, 2026, assuming no exercise of the underwriters’ over-allotment option sold in this offering and no exercise of outstanding options. Of these shares, the 6,666,667 shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriters’ over-allotment option, plus approximately 13.8 million shares of common stock held by non-affiliates, will be freely tradeable, without restriction, in the public market immediately following this offering, unless they are purchased by one of our affiliates.

Our directors, executive officers and holders of more than 5.0% of our outstanding shares of common stock or securities convertible into or exchangeable for shares of our common stock have entered into lock-up agreements with the representatives pursuant to which they may not, with limited exceptions, for a period of 180 days from the date of this prospectus, offer, sell or otherwise transfer or dispose of any of our securities, without the prior written consent of the representative of the underwriters. Sales of these shares, or perceptions that they will be sold, could cause the trading price of our common stock to decline. After the lock-up agreements expire, up to an additional approximately 18.2 million shares of common stock will be eligible for sale in the public market, which will be held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended (the Securities Act), in each case based on shares of common stock outstanding as of March 30, 2026, and without giving effect to any potential purchases by such persons in this offering.

The issuance of additional shares of shares of common stock may negatively impact the trading price of our securities.

We have issued shares of common stock in the past and will continue to issue shares of common stock to finance our activities in the future. In addition, newly issued or outstanding options, warrants, and broker warrants to purchase shares of common stock may be exercised, resulting in the issuance of additional shares of common stock. Any such issuance of additional shares of common stock would result in dilution to our stockholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of the shares of common stock.

We face risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, referred to as Section 404, materially increased our legal and financial compliance costs and made some activities more time-consuming and more burdensome.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our stock or business, the price of our common stock and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company or if they cease to cover our company, the trading price for our stock would likely be negatively impacted. In the event that securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, demand for our common stock could decrease and the price of our common stock could decline. In addition, if our operating results fail to meet the forecast of analysts, the price of our common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause the price of our common stock and trading volume to decline.

Compliance with public reporting requirements will affect the Company’s financial resources.

As a public company, we are subject to certain public reporting obligations as required by federal securities laws, regulations and agencies. The compliance with such reporting requirements will require us to incur significant legal, accounting and other administrative expenses. Additionally, it is a condition to the closing of this offering that the common stock offered hereby has been duly listed on Nasdaq, which means that we will be subject to additional rules and disclosure obligations as required by Nasdaq Capital Market, increasing compliance expenses further. The expenses we may incur will have a significant impact on our financial resources and may lead to a decrease in the value and price of our common stock.

In the event that our common stock is delisted from Nasdaq Capital Market, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq Capital Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of common stock may in the future constitute “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Delaware law and provisions in our bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the potential trading price of our common stock.

Our certificate of incorporation and bylaws that will be in effect immediately prior to the completion of this offering will contain provisions that could significantly reduce the value of our shares to a potential acquiror or delay or prevent changes in control or changes in our management without the consent of our board of directors. The provisions in our charter documents will include the following:

•        a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        the exclusive right of our board of directors, unless the board of directors grants such right to the stockholders, to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•        the required approval of at least 66-2/3% of the shares entitled to vote to remove a director for cause, and the prohibition on removal of directors without cause;

•        the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•        the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•        the required approval of at least 66-2/3% of the shares entitled to vote to adopt, amend or repeal our amended and restated bylaws or repeal the provisions of our certificate of incorporation regarding the election and removal of directors;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•        an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;

•        the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•        advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

We are also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

Our certificate of incorporation and bylaws provide that the Court of Chancery of the State of Delaware shall be the exclusive forum for certain disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation and bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Nothing in our certificate of incorporation and bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law. Our certificate of incorporation also provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. It should be noted, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities will be deemed to have notice of and consented to this provision. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, both of which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the choice of forum provision that will be contained in our certificate of incorporation and bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research, as well as from industry and general publications, and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of the industry and market, which we believe to be reasonable. In addition, while we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, we have not independently verified any third-party information, and all such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of our shares of common stock in this offering will be approximately $37,200,000, based upon the assumed initial public offering price of $6.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter’s over-allotment option to purchase additional shares of common stock from us is exercised in full, we estimate that the net proceeds to us would be approximately $42,780,000, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the majority of the net proceeds from the offering to support product development activities for our leading drug delivery candidates, including conducting clinical development and managing our regulatory affairs for our product candidates; and for working capital and other general corporate purposes, including payment of certain outstanding trade payables and amounts due and owing to related parties.

We currently expect to use the net proceeds from this offering as follows:

•        approximately $        to advance Phase 1 clinical development of STAR-LLD-OCR in CLL;

•        approximately $        to advance Phase 2 clinical development of STAR-LLD-(SC and OCR) in high-risk RRMM;

•        approximately $        to fund several IIT studies at certain major academic centers of STAR-LLD-SC in combinations with CAR-T cell therapies in RRMM and lymphoma;

•        approximately $        to pay certain outstanding trade payables and amounts due and owing to related parties for goods and services rendered to us. See “Certain Relationships and Related Transactions, and Director Independence — Deferred Consulting and Service Fees;”

•        the balance of approximately $        to fund 1 year of working capital and other general corporate purposes.

Each $1.00 increase or decrease in the assumed initial public offering price of $6.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds that we receive from this offering by approximately $6.7 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our shares of common stock offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $6.0 million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our shares of common stock, and enable access to the public equity markets for us and our stockholders.

Based on our current plans, we believe that the net proceeds from this offering, together with our existing cash, will be sufficient to fund our operations through 2026.

The net proceeds from this offering, together with our existing cash and cash equivalents, are expected to fully fund the Phase 2a multiple myeloma clinical trial in high-risk relapsed/refractory patients (second line and higher) and allow us to initiate a Phase 1 study in CLL for STAR-LLD-OCR; however, they are not expected to be sufficient to complete Phase 3 clinical studies or to seek NDAs for commercialization for STAR-LLD-OCR or to pursue further clinical studies for other potential pipeline programs, and we will need to raise substantial additional capital to complete the development of this or any other product candidate. See section entitled “Risk Factors” starting on page 12.

STOCK SPLIT

On December 9, 2025, we effected a 1-for-3 reverse stock split. The stock split affects all of our stockholders uniformly and did not affect any stockholder’s percentage ownership interest in us. Unless otherwise indicated, information presented in this prospectus is adjusted to reflect our 1-for-3 reverse stock split.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock and have no present intention to pay cash dividends on our common stock for the foreseeable future. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, results of operations, liquidity, earnings, projected capital and other cash requirements, legal requirements, restrictions in the agreements governing any indebtedness we may enter into, business prospects and other factors that our board of directors deems relevant. Investors should not purchase our common stock with the expectation of receiving cash dividends.

REORGANIZATION

Prior to our corporate reorganization, which was consummated on November 5, 2025, our equity owners held their ownership interests in our subsidiary (and former holding company) Starton Therapeutics Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (“Starton Canada”), which in turn held all of the equity interests in our operating company, Starton Therapeutics, Inc., a Delaware corporation.

As a result of our corporate reorganization, we now own directly or indirectly, Starton Callco ULC, a British Columbia unlimited liability company (“CallCo”), Starton Exchangeco Inc., a British Columbia corporation (“Exchangeco”), Starton Canada, and Starton Therapeutics, Inc., a Delaware corporation. All of our equity owners own all of their equity interests only in our capital stock or in shares of Exchangeco that are exchangeable for our capital stock.

In connection with our corporate reorganization, Exchangeco issued 9,992,338 shares in the capital stock of Exchangeco (“Exchangeable Shares”) to certain Canadian equity owners in Starton Canada in exchange for their shares in Starton Canada with the intention of allowing the Rollover Shareholders to continue deferring tax in Canada following our corporate reorganization for as long as they continue to own Exchangeable Shares. The Exchangeable Shares are exchangeable for shares of our common stock. Holders of Exchangeable Shares also received shares of our special voting stock, which provide the holders of Exchangeable Shares with certain voting rights, by way of a voting trustee, with respect to matters on which holders of shares of our common stock are entitled to vote. The Exchangeable Shares and special voting stock are intended to be the economic and voting equivalent of shares of our common stock.

The following information describes in more detail our current capital structure immediately after our corporate reorganization. The diagrams included in this section are simplified illustrations that summarize our capital structure and are intended only as a supplement to, and not a substitute for, the following information regarding our corporate reorganization.

Post-Reorganization Capitalization

Prior to the completion of this offering, we will have outstanding and reserved for issuance:

•        32,703,469 shares of our common stock, including 9,992,338 shares of our common stock issuable in the future, if at all, upon the exchange of an equal number of exchangeable shares of Exchangeco;

•        9,992,338 shares of our special voting stock; and

•        7,488,778 shares of our common stock issuable upon the exercise, if at all, of Options to purchase 7,488,778 shares of our common stock.

The former stockholders of Starton Canada through their ownership of Exchangeable Shares of Exchangeco will be the only group of persons who will have an interest in one of our subsidiaries.

Corporate Structure

Set forth below is a diagram that graphically illustrates, in simplified form, our current corporate structure (following our November 2025 corporate reorganization), prior to the completion of this offering.

Rollover Shareholders
Exchangeable Share Trustee
Non-Rollover Shareholders
Rights to common shares upon exchange of Exchangeable Shares
Special Voting Shares
Common Shares
Starton Holdings, Inc.
Del.
100%
CallCo ULC
Can.
Rollover Shareholders
Exchangeable Shares
Common Shares
Exchangeco
Can.
100%
Starton Therapeutics Inc.
Can.
100%
Starton Therapeutics Inc.
Del.

CAPITALIZATION

The following table sets forth our cash as well as our capitalization, as of December 31, 2025 as follows:

•        on an actual basis;

•        on a pro forma basis, giving effect to the sale and issuance by us of 6,666,667 shares of our shares of common stock in this offering, based upon the assumed initial public offering price of $6.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and related notes, and the sections titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

	As of December 31, 2025
	Actual(1)	Offering adjustments(2)	Pro Forma(3)
Cash	$4,930,340	36,776,002	$41,706,342
Stockholders’ deficit:
Common stock, $0.001 par value, 200,000,000 shares authorized (31,318,586 issued and outstanding actual and 37,985,553 pro forma)	31,319	6,667	37,986
Common stock subscriptions	5,522,332	—	5,522,332
Additional paid-in capital	79,045,617	35,904,653	114,950,270
Accumulated other comprehensive loss	(119,856)	—	(119,856)
Accumulated stockholders’ deficit	(84,885,986)	—	(84,885,986)
Total stockholder’s equity (deficit)	$(406,574)	$35,911,320	$35,504,746

____________

(1)      The actual capitalization data represents the historical capitalization data of Starton Holdings, Inc. as of December 31, 2025 which includes the effects of our Reorganization in November 2025 whereby all shares of Starton Therapeutics, Inc. were exchanged for an equal number of shares in Starton Holdings, Inc. and our post-Reorganization 1-for-3 reverse stock split on December 9, 2025.

(2)      The offering adjustments data represents the capitalization data of Starton Holdings, Inc. and reflects the issuance and sale by us of 6,666,667 shares of our common stock in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $6.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the reclassification of deferred offering costs as a reduction to the proceeds for the initial public offering and the payment of $423,998 in offering expenses incurred by the Company as of December 31, 2025.

(3)      The pro forma as adjusted data represents the capitalization data of Starton Holdings, Inc. and reflects the adjustments described in footnote (2) to this table. Each $1.00 increase or decrease in the assumed initial public offering price of $6.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our pro forma cash, additional paid-in capital, total stockholders’ equity (deficit), and total capitalization by $6.2 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of our pro forma as adjusted cash, additional paid-in capital, total stockholders’ equity (deficit), and total capitalization by $5.6 million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions payable by us.

If the underwriters’ over-allotment option to purchase additional shares of our shares of common stock from us were exercised in full, pro forma cash, additional paid-in capital, total stockholders’ equity (deficit), total capitalization, and shares outstanding as of December 31, 2025 would be $47,710,340, $121,817,950, $42,373,426, $90,083,766, and 38,985,253, respectively.

The number of shares of our shares of common stock that will be outstanding after this offering, after giving effect the issuance of outstanding common stock subscriptions, is based on 39,370,136 shares of our shares of common stock outstanding as of December 31, 2025; however, it excludes the following:

•        7,488,778 shares of common stock issuable upon the exercise of outstanding stock options as of December 31, 2025, issued under our 2025 Omnibus Equity Incentive Plan;

•        844,555 shares of common stock reserved for issuance pursuant to future awards under our Omnibus Equity Incentive Plan;

•        333,333 shares of common stock that may be issued upon the exercise by the underwriters’ of their warrants; and

DILUTION

If you invest in shares of our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after completion of this offering.

Our December 31, 2025 historical financial statements reflect the corporate reorganization described in “Reorganization” included elsewhere in this prospectus and our December 2025 1-for-3 reverse stock split. Net tangible book deficit per share is determined by dividing our total assets, less our net intangible assets and our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible book deficit as of December 31, 2025 was $0.4 million, or $0.00 per share. Our pro forma net tangible book value as of December 31, 2025 was $36.4 million (calculated as the net tangible book deficit as of December 31, 2025 plus the proceeds from the sale of the offering of $40.0 million net, the cash underwriting discount of $2.8 million and payment of offering expenses of $0.4 million), or $0.76 per share, based on the total number of shares of our common stock outstanding as of December 31, 2025 after giving effect issuance of common stock subscriptions at the time of the offering, the representative warrants, common stock issuance upon exercise of the 2025 Omnibus Equity Incentive Plan and common stock reserved for issuance of future rewards under the Omnibus Equity Incentive Plan. The table illustrates the calculation of our pro forma net tangible book value per share as of December 31, 2025:

	No exercise of over-allotment option	Exercise of over-allotment option in full
Numerator
Historical net tangible book deficit as of December 31, 2025	$(406,574)	(406,574)
Net proceeds from the offering	36,776,002	42,356,002
Net tangible book value after the offering	36,369,428	41,949,428
Denominator:
Common stock outstanding prior to this offering	31,318,586	31,318,586
Common stock subscriptions issued at the time of the offering	1,046,718	1,046,718
Common stock included in the units offered	6,666,667	7,666,667
Common stock included in the Representative Warrants	333,333	383,333
Common stock issuable upon exercise of 2025 Omnibus Equity Incentive Plan	7,488,778	7,488,778
Common stock reserved for issuance of future rewards under the Omnibus Equity Incentive Plan	844,555	844,555
Common stock after the offering	47,698,637	48,748,637
Pro forma net tangible book value per share as of December 31, 2025	$0.76	$0.86

After giving effect to the sale by us of 6,666,667 shares of our common stock in this offering at the assumed initial public offering price of per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2025 would have been $36.4 million, or $0.76 per share. This represents an immediate increase in pro forma net tangible book value of $0.76 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $5.24 per share to investors purchasing shares of our common stock in this offering at the assumed initial public offering price. The following table illustrates this dilution:

	No exercise of over-allotment option	Exercise of over-allotment option in full
Assumed Initial public offering price per share	$6.00	$6.00
Historical net tangible book deficit per share as of December 31, 2025	(0.00)	(0.00)
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares of our common stock in this offering	0.76	0.86
Pro forma net tangible book value per share as of December 31, 2025	0.76	0.86
Dilution in pro forma net tangible book value per share to new investors in this offering	$5.24	$5.14

Each $1.00 increase or decrease in the assumed initial public offering price of $6.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma net tangible book value per share after this offering by $0.30, and would increase or decrease, as applicable, dilution per share to new investors purchasing shares of our common stock in this offering by $0.70, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares of our common stock offered by us would increase or decrease, as applicable, our pro forma net tangible book value by approximately $0.26 per share and increase or decrease, as applicable, the dilution to new investors purchasing shares of our common stock in this offering by $0.26 per share, assuming the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ over-allotment option to purchase additional shares of our common stock from us is exercised in full, the pro forma net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $0.86 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing shares of our common stock in this offering would be $5.14 per share.

The following table presents, as of December 31, 2025, on a pro forma basis as described above and after giving effect to the sale of shares of common stock by us in this offering at an assumed initial public offering price of $6.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, the differences between the existing stockholders and the new investors purchasing shares of our common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of shares of our common stock and the average price per share paid or to be paid to us at the assumed initial public offering price of $6.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders(1)	32,703,469	83.07%	$196,220,814	83.07%	$6.00
New investors	6,666,667	16.93%	$40,000,000	16.93%	$6.00
Total	39,370,136	100.00%	$236,220,814	100.00%	$6.00

____________

(1)      Represents all holders of outstanding common stock as of the date of this prospectus, including shares of common stock issuable in the future, if at all, upon the exchange of an equal number of exchangeable shares of Exchangeco.

Each $1.00 increase or decrease in the assumed initial public offering price of $6.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by approximately $6.7 million, assuming that the number of shares of our common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our common stock offered by us would increase or decrease the total consideration paid by new investors and total consideration paid by all stockholders by approximately $6.0 million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ over-allotment option to purchase additional shares of our common stock from us. If the underwriters’ over-allotment option to purchase additional shares of our Shares of our common stock were exercised in full, our existing stockholders would own 81% and our new investors would own 19% of the total number of shares of our common stock outstanding upon completion of this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which are statements other than those of historical fact. These forward-looking statements include, among other things, statements about the parties’ ability to close the financial conditions, results of operations, earnings outlook and prospects of Starton. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would,” “will,” “seek,” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this prospectus and on the current expectations, forecasts and assumptions of the management of Starton, involve a number of judgments, risks and uncertainties and are inherently subject to changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed, contemplated or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” and those discussed and identified in public filings made with the SEC by Starton.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Starton prove incorrect, actual results may vary in material respects from those projected in or contemplated by these forward-looking statements.

All subsequent written and oral forward-looking statements concerning other matters addressed in this prospectus and attributable to Starton or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, Starton undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with our consolidated financial statements and the notes included elsewhere in this prospectus. The consolidated financial statements and the related notes included elsewhere in this prospectus are of Starton Holdings, Inc. (F/K/A Starton Therapeutics, Inc.). Starton Therapeutics, Inc., a corporation organized under the laws of British Columbia, was formerly our holding company; however, it became a subsidiary of Starton Holdings, Inc. as part of a corporate reorganization completed in November 2025, which is described in greater detail in the section titled “Reorganization”. The consolidated financial statements and the notes included elsewhere in this prospectus reflect the Reorganization and the 1-for-3 reverse stock split effected following the Reorganization in December 2025. The following discussion contains forward-looking statements that involve certain risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly under the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” sections.

Overview

We are a clinical-stage biotechnology company focused on improving standard-of-care therapies for people with cancer through application of our proprietary platform delivery technology systems. We use continuous delivery of FDA-approved, active ingredients in an attempt to develop and bring products to market in either new indications or with enhanced outcomes in existing indications. In collaboration with our consulting company, McKinsey & Company, we evaluated over 80,000 potential applications to identify those applications where we believed our continuous delivery platform would bring the most benefit to patients. Based on the results of that evaluation, we are focused initially on the treatment of hematologic malignancies (blood cancers).

Our lead programs, STAR-LLD, are continuous delivery systems of the generic form of Revlimid® (lenalidomide), which is a prescription medicine owned by Bristol Myers Squibb that is currently used to treat adults with MM and certain lymphomas. With STAR-LLD, we are seeking to develop both a subcutaneous and an oral controlled release formulation in parallel to improve the probability of success. We are pursuing multiple indications in multiple myeloma and chronic lymphocytic leukemia, and potentially expanding in other cancers, including B cell lymphomas and solid tumors as well as in combination with CAR-T therapies.

We expect to announce our second program, which is currently in the formulation development stage, within the next 12 to 18 months. It has been our practice to only disclose new programs once we have filed for provisional intellectual property protection.

Immunomodulatory drugs (IMiDs) are the mainstay of early treatment in a number of hematologic with a potential market of approximately $12 billion as of 2020. We believe our proprietary continuous delivery platform can potentially increase efficacy of approved drugs, make them more tolerable, and expand their potential use; however, we have not obtained regulatory approvals for our product candidates and there can be no assurances that we will obtain regulatory approval in the time frame we anticipate or ever. Our strategic platforms aim to provide a controlled, sustained release. The use of the continuous delivery of lenalidomide allows for lower peaks and higher troughs which provide therapeutic blood levels for the entirety of the dosing interval whereas once-daily oral dosing is associated with sub-therapeutic blood levels of lenalidomide during each day’s dosing.

We have conducted a proof-of-concept study in a mouse model of multiple myeloma, of the STAR-LLD-SC continuous infusion versus the lenalidomide standard of care. Specifically, the tumor volume increase on day 29 was 483% with standard of care versus a-81% reduction in tumor volume in the STAR-LLD-SC group. A delay in the tumor progression was also increased in the continuous infusion group as STAR-LLD-SC.

We have conducted a Phase 1b clinical trial (low-dose lenalidomide STAR-LLD) that yielded positive interim top-line data in relapsed or refractory multiple myeloma (RRMM). The Phase 1b was completed and top-line data has been presented to the FDA. The study was designed to assess the safety, pharmacokinetics, and efficacy of the Company’s STAR-LLD-SC in combination with dexamethasone and bortezomib (Velcade®), and met the primary safety objective while being administered by continuous subcutaneous (SC) infusion. All six patients achieved a partial response (PR) or better.

Since our inception in 2017, we have devoted substantially all of our resources to organizing and staffing our company, acquiring the rights to develop our leading drug delivery candidates, clinical development of our leading candidates, raising capital, identifying potential product candidates, enhancing our intellectual property portfolio and undertaking research and clinical and preclinical studies for our development programs. We do not have any products approved for sale and have not generated any product revenue. We have funded our operations to date primarily through the private placement of our common stock. As of December 31, 2025, we received gross proceeds of approximately $54 million from the issuance of our common stock and had cash of approximately $4.9 million.

Financial Operations Overview

Revenue

We did not realize any revenue during the years ended March 31, 2025 or March 31, 2024.

Costs and Expenses

Our costs and expenses are primarily the result of the following activities: development of our pipeline of proprietary product candidates; and general and administrative expenses including stock-based compensation. We record our costs and expenses in the following categories:

Research and Development Expenses

The successful development of our current and future product candidates is highly uncertain. This is due to the numerous risks and uncertainties, including the following:

•        successful completion of preclinical studies and clinical trials;

•        delays in regulators or institutional review boards authorizing us or our investigators to commence our clinical trials or in our ability to negotiate agreements with clinical trial sites or CROs;

•        the number and location of clinical sites included in the trials;

•        raising additional funds necessary to complete clinical development of our product candidates;

•        obtaining and maintaining patent, trade secret and other intellectual property protection and regulatory exclusivity for our product candidates;

•        contracting with third-party manufacturers for clinical supplies of our product candidates

•        protecting and enforcing our rights in our intellectual property portfolio including, if necessary, litigation; and

•        maintaining a continued acceptable safety profile of the products following approval.

We expect our research and development expenses to continue to be significant over the next several years as we develop and/or acquire additional product candidates and technologies. We may hire or engage additional skilled colleagues or third parties to perform these activities, conduct clinical trials and ultimately seek regulatory approval for any product candidate that successfully completes those clinical trials.

In addition, the probability of success for each product candidate will depend on numerous factors, including regulatory approval, competition, manufacturing capability and commercial viability. We will determine which programs to pursue and how much to fund each program in response to the scientific and clinical success of each product candidate, as well as an assessment of each product candidate’s commercial potential.

General and Administrative Expenses

General and administrative expenses consist of salaries, benefits, stock-based compensation and other related costs. Other costs include professional fees for patent-related and other legal expenses, consulting, tax and accounting services; insurances; depreciation and general corporate expenses.

The Company expects to incur additional general and administrative costs as a result of being a publicly traded company, including expenses to comply with the rules and regulations of the SEC and Nasdaq, as well as higher expenses for corporate insurance, director and officer insurance, investor relations, and professional services.

Results of Operations

Comparison of the Year Ended March 31, 2025 and 2024

	Year ended March 31,
	2025	2024
Operating expenses:
Research and development	$5,727,733	$4,796,926
Research and development – related party	1,828,781	1,919,675
General and administrative	6,683,621	8,180,819
General and administrative – related party	72,000	100,630
Total operating expenses	14,312,135	14,998,050
Operating loss	(14,312,135)	(14,998,050)

Other income (expense):
Interest income, net	10,238	39
Interest expense – related party	—	—
Realized gain on sale of assets	5,000,000	—
Loss on disposal of patents	(168,370)	—
Other income (expense)	(7,702)	—
Loss before taxes	(9,477,969)	(14,998,011)
Income tax benefit	—	3,460

Net loss	$(9,477,969)	(14,994,551)

Net loss per common share – basic and diluted	$(0.32)	(0.53)

Weighted average common shares – basic and dilutive	29,962,268	28,471,597

Net loss	$(9,477,969)	(14,994,551)
Other comprehensive income (loss):
Foreign currency translation adjustments	2,869	(45,795)
Comprehensive loss	(9,475,100)	(15,040,346)

Comparison of the nine months ended December 31, 2025

	Nine Months ended December 31,
	2025	2024
Operating expenses:
Research and development	$4,342,659	4,321,795
Research and development – related party	1,134,250	1,361,231
General and administrative	5,475,285	5,373,101
General and administrative – related party	54,000	54,000
Total operating expenses	11,006,194	11,110,127
Operating loss	(11,006,194)	(11,110,127)

Other income:
Interest income, net	6,203	8,579
Realized gain on sale of assets	—	5,000,000
Interest expense – related party	(55,527)	—
Other income (expense)	(3,774)	—
Total other income	(53,098)	5,008,579
Loss before taxes	(7,063,145)	(6,101,548)
Income tax benefit	—	—

Net loss	$(11,059,292)	$(7,261,729)

Net loss per common share – basic and diluted	$(0.35)	$(0.21)

Weighted average common shares – basic and diluted	31,277,424	29,728,797

Net loss	$(11,059,292)	(6,101,548)
Other comprehensive income:
Foreign currency translation adjustments	(15,041)	3,378
Comprehensive loss	$(11,074,333)	$(6,098,170)

Research and Development Expense

The following table summarizes our research and development expenses for the years ended March 31, 2025 and 2024:

	Year Ended March 31,		Change
	2025	2024
STAR-LLD (lenalidomide) program:
Salary and related expenses	$717,006	$1,134,183	$(417,177)
Clinical studies	1,534,706	1,193,455	341,252
Laboratory expenses	900,000	1,181,803	(281,803)
Consulting fees	688,934	731,419	(42,485)
Other	196,007	574,009	(378,003)
Total STAR-LLD (lenalidomide) program:	4,036,653	4,814,869	(778,216)
Other research and development
Stock based compensation	$1,622,956	$1,622,142	$814
Other	1,896,903	279,592	1,617,311
Total Other research and development:	3,519,859	1,901,734	1,618,125
Total research and development expenses:	$7,556,512	$6,716,603	$839,909

The primary focus of our research and development efforts has been on the continued testing and development of our lenalidomide program. Research and development expenses were $7.6 million for the year ended March 31, 2025, consisting of approximately $4.0 million for our lenalidomide program $1.6 million for stock based compensation and

$2.0 million for other research and development expenses that are not delineated and operating expenses associated with research and development. This compares to expenditures of $6.7 million for the year ended March 31, 2024, consisting of $4.8 million for our lenalidomide program, $1.6 million for stock based compensation and $0.3 million for other research and development expenses. The increase of $0.9 million, or 15.5%, was primarily due to costs associated with the Phase 1b clinical trial of lenalidomide.

The following table summarizes our research and development expenses for the nine months ended December 31, 2025 and 2024:

	Nine Months Ended December 31,		Change
	2025	2024
STAR-LLD (lenalidomide) program:
Salary and related expenses	$401,708	$564,813	$(163,105)
Clinical studies	1,372,447	1,190,176	182,271
Laboratory expenses	720,000	640,938	79,062
Consulting fees	465,143	487,837	(22,694)
Other	10,738	187,689	(176,951)
Total STAR-LLD (lenalidomide) program:	2,970,036	3,071,453	(101,417)
Other research and development
Stock based compensation	1,215,991	1,234,906	(18,915)
Other	1,290,882	1,376,667	(85,785)
Total Other research and development:	2,506,873	2,611,573	(104,700)
Total research and development expenses:	$5,476,909	$5,683,026	$(206,117)

Research and development expenses were approximately $5,5 million for the nine months ended December 31, 2025, as compared to approximately $5.7 million for the nine months ended December 31, 2024, resulting from various lenalidomide-related projects.

General and Administrative Expense

General and administrative expenses were $6.8 million for the year ended March 31, 2025, as compared to $8.3 million for the year ended March 31, 2024. The decrease of $1.5 million, or 18.1%, is due to decreased professional fees for services and facilities and other expenses.

General and administrative expenses were $5.5 million for the nine months ended December 31, 2025, as compared to $5.4 million for the nine months ended December 31, 2024.

Liquidity and Capital Resources

Overview

We have historically sourced our liquidity requirements primarily with cash flow from financing activities, such as equity issuances. To date, we have raised gross proceeds of approximately $54 million from the issuance of common stock. As of December 31, 2025, we had cash of approximately $4.9 million.

Sources of Liquidity

	Nine Months ended December 31,
	2025	2024
Net cash (used in) operating activities	$(5,654,024)	$(6,463,012)
Net cash (used in) investing activities	(70,235)	—
Net cash provided by financing activities	$9,290,943	$6,576,921
Net increase in cash	3,551,643	117,287

	Years ended March 31,
	2025	2024
Net cash (used in) operating activities	$(8,253,796)	$(6,455,440)
Net cash (used in) investing activities	(141,231)	(9,632)
Net cash provided by financing activities	$9,742,987	$6,396,249
Net increase (decrease) in cash	1,350,829	(114,618)

Net Cash Used in Operating Activities

Net cash used in operating activities for the year ended March 31, 2025 decreased by $1.8 million compared to the same period in the prior year. The decrease was due to the realized gain on sale of assets of $5.0 million plus lower accounts payables of $3.6 million primarily offset by a lower net loss of $5.0 million higher stock compensation expense of $0.4 million, accrued expenses of $0.9 million and various others $0.5 million.

Net cash used in operating activities for the nine months ended December 31, 2025 increased by $0.8 million compared to the same period in the prior year. Net cash outflow increase for the nine months ended December 31, 2025 compared to the same period in the prior year due to a decrease in accounts payable of $0.6 million.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the year ended March 31, 2025 was $3.3 million higher than the prior year due to an increase in sales of our common stock.

Net cash provided by financing activities for the nine months ended December 31, 2025 was $2.7 million higher than the prior year due to proceeds from management loans of $2.0 million as well as sales of our common stock of $1.0 million partially offset by payment of deferred offering costs of $0.2 million and other of $0.1 million.

Commitments and Contingencies

The Company may from time to time be involved in various legal actions arising in the normal course of business. In the opinion of the management, the Company’s liability, if any, in these pending actions would not have a material adverse effect on the financial position of the Company. The Company’s general and administrative expenses would include amounts incurred to resolve claims made against the Company, but nothing has been recorded for the years ended March 31, 2025 or 2024.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. During the periods presented, we did not engage in any off-balance sheet financing activities other than those reflected in the notes to our audited and unaudited consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. These estimates may change as new events occur or additional information is obtained, and we may periodically be faced with uncertainties, the outcomes of which are not within our control and may not be known for a prolonged period. Because the use of estimates is inherent in the financial reporting process, actual results may differ from these estimates under different assumptions or conditions. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates. Accounts requiring the use of significant estimates consist of valuation of deferred taxes and stock-based compensation calculations.

Research and Development

Research and development costs are expensed as incurred and consist primarily of the cost of salaries, share-based compensation expense, payroll taxes and other employee benefits, subcontractors and materials used for research and development activities, including preclinical studies, clinical trials, manufacturing costs and professional services.

Service Provider Agreement

On April 2, 2024, we executed an engagement letter with Titan Advisory Services LLC (“Titan Advisory”) whereby Titan Advisory will provide various services, including: developing a go-public strategy, successfully listing on Nasdaq and conducting an Initial Public Offering, assisting with investor relations, investor materials, and shareholder communications as needed, and business development collaboration efforts. We are obligated to pay Titan Advisory a fee of $9,500 per month, which amount is payable in common stock, valued at $5.58 (after giving effect to the December 2025 1-for-3 reverse stock split). We recognize this obligation as common stock to be issued on the consolidated balance sheet.

Share-Based Compensation

We account for employees’ and directors’ share-based payment awards as classified equity awards using the grant-date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period.

We elected to recognize compensation costs for awards conditioned only on continued service that have graded vesting schedule using straight-line method and to value the awards based on the single-option award approach. Performance based awards are expensed over the requisite period when the achievement of performance criteria is probable.

Equity awards granted to non-employees are re-measured at each reporting period at fair value until the commitment date has been reached, which is usually the date the service is completed. The fair value of equity awards is charged to the statement of operations over the service period using the straight-line method.

Equity Issuances

The following tables illustrates our equity issuances, including common stock subscriptions; common stock issued for services and stock option awards through the date of this prospectus:

Shares Outstanding(1)(2)
Balance at March 31, 2024	35,353,812
Common stock issued	—
Common stock subscriptions issued	1,857,980
Common stock issued for services	41,074
Issuance of common stock as payment for services	88,441
Stock options issued	1,090,219
Balance at March 31, 2025	38,431,526
Common stock issued	—
Common stock subscriptions issued	1,353,629
Common stock to be issued for services	29,572
Stock options issued	—
Balance at December 31, 2025	39,814,727
Common stock issued	—
Common stock subscriptions issued	—
Common stock to be issued for services	39,355
Stock options issued	—
Balance at the date of this prospectus	39,854,082

____________

(1)      Includes common stock outstanding, common stock subscriptions, common stock to be issued for services and cumulative stock options issued to employees, directors and contractors.

(2)      Gives effect to the Reorganization in November 2025, our December 9, 2025 1-for-3 reverse stock split, and the issuance of outstanding common stock subscriptions.

Recently Issued Accounting Standards

For information regarding new accounting pronouncements, and the impact of these pronouncements on our consolidated financial statements, if any, refer to Note 2 to our consolidated financial statements for the years ended March 31, 2025 and March 31, 2024 and in Note 2 to our unaudited condensed financial statements for the nine months ended December 31, 2025, included elsewhere in this prospectus.

JOBS Act and Emerging Growth Company Status

As an emerging growth company under the JOBS Act we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of this offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if, among other factors, the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year (subject to certain conditions), or (iv) the date on which we issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

OUR BUSINESS

We are a clinical-stage biotechnology company focused on improving standard-of-care therapies for people with cancer through application of our proprietary platform of delivery technology systems. We use continuous delivery of FDA-approved, active ingredients in an attempt to develop and bring products to market in either new indications or with enhanced outcomes in existing indications. In collaboration with a large consulting firm, we evaluated over 80,000 potential applications to identify those applications where we believed our continuous delivery platform would bring the most benefit to patients. Based on the results of that evaluation, we are focused initially on the treatment of hematologic malignancies (blood cancers).

Our lead programs, STAR-LLD, are a continuous delivery system of the generic form of Revlimid® (lenalidomide), which is a prescription medicine owned by Bristol Myers Squibb that is currently used to treat adults with MM and certain lymphomas. With STAR-LLD, we are seeking to develop both a subcutaneous and an oral controlled release formulation in parallel to improve the probability of success. We are pursuing multiple indications in multiple myeloma and chronic lymphocytic leukemia, and potentially expanding in other cancers, including B-cell lymphomas and solid tumors, as well as in combination with CAR-T therapies. However, we have not obtained regulatory approvals for our lead program or other programs, and there can be no assurances that we will obtain regulatory approval in the time frame we anticipate or ever.

We expect to announce our second program, which is currently in the formulation development stage, within the next 12 to 18 months. It has been our practice to only disclose new programs once we have filed for provisional intellectual property protection.

STARTON’S PLATFORM PROGRAMS

Continuous Delivery Technologies

We are developing a subcutaneous infusion system that has been evaluated in a completed bioavailability study and was used in a Phase 1b clinical study in MM. The STAR-LLD-SC subcutaneous infusion system is comprised of a proprietary parenteral solution of lenalidomide, a subcutaneous infusion set, and an FDA approved ambulatory infusion pump system. Our first subcutaneous infusion system pump is a battery-operated, commercially available medical device.

The use of continuous delivery allows for a precision-based approach in dosing with lower peaks and higher troughs, which provides an effective therapeutic blood level for the entirety of the dosing interval. Once-daily oral dosing is associated with sub-therapeutic blood levels of the drug during each day’s dosing, due to short-half-lives. For example, for STAR-LLD-SC, the total daily exposure is 55-70% lower than once-daily oral administration with a resultant AUC which is lower than oral therapy. The potential result of this “flattening of the curve” of the blood levels is better tolerability through lower Cmax, lower exposure AUC and improved efficacy through continuous maintenance of the minimum inhibitory concentration of the treatment interval. See Figure below for illustrative PK modelling example of “flattening of the curve” through minimized high peaks and subtherapeutic troughs of plasma concentration with continuous subcutaneous infusion of lenalidomide as compared with lenalidomide daily oral dose (5 mg).

PLASMA CONCENTRATION CURVE, ORAL VS. CONTINUOUS DELIVERY

The figure above presents a visual depiction of the plasma concentration cures for an oral dose of lenalidomide compared to a continuously infused dose of lenalidomide over a 7-day period calculated using pharmacokinetic data referenced in Chen 2017 in patients with both MM and CLL. The “solid gray” line provides the maximum concentration (Cmax) and minimum concentration (Cmin) of lenalidomide in the blood as well as the time course to achieve the Cmax and Cmin over each 24-hour period as well as the midpoint blood concentration (C12h) produced after a 5 mg dose of Revlimid® (lenalidomide). The high Cmax is deleterious and is associated with toxicity in humans. The “dashed brown” line represents the steady state lenalidomide concentration (Css) provided by continuous delivery that allows the “flattening of the blood-time concentration curve” to the minimum level required to provide an effective level of drug for the biological effects while avoiding the high Cmax and low Cmin which are associated with either toxicity or subtherapeutic doses, respectively. Continuous delivery also reduced the area under the blood-time concentration curve substantially which is also a driver of toxicity. We believe the pharmacokinetic representation in the figure is an important point of differentiation for Starton and encompasses the rationale of a lower total overall exposure at the target pharmacodynamic blood level creating a unique precision-targeted delivery.

Lenalidomide (STAR-LLD)

IMiDs are the mainstay of early treatment in a number of hematologic malignancies — such as MM and lymphomas. The primary first line agent, REVLIMID® (lenalidomide), is the standard of care in MM in the U.S. and during 2022 it had global revenues of $12.8 billion U.S. dollars based on disclosures in Bristol Myers Squibb public filings with the SEC.

CLL and MM are the most common blood cancers in the US with 20,700 and 35,780 new diagnoses expected annually, respectively (American Cancer Society 2024). Both CLL and MM are rarely curable; current treatments extend life for an average of 3 – 10 years and patients have to endure a deteriorating quality of life (American Cancer Society, 2021; National Cancer Institute, 2021; Flynn et al, 2016; Am J Managed Care Perspectives; 2021). People with CLL and MM often suffer a multitude of serious drug-related side effects until they become intolerant, or resistance occurs, at which point the medication generally stops working.

If dose-related side effects can be reduced, it is our expectation that patients would be able to tolerate therapy on a longer-term basis, thus, to help stay in remission. Based on this expectation, cancers that were previously treatable for a relatively short period of time, could become more akin to a chronic disease with a long lifespan and healthy quality of life.

We conducted a proof-of-concept study in a SCID MM mouse model, in which STAR-LLD continuous infusion provided statistically significant enhanced efficacy versus lenalidomide once daily injection “standard of care” with 10 animals per group for grp 1-6. Tumor volume increase on day 29 was +483% with standard of care once daily lenalidomide versus an-81% reduction in the STAR-LLD group. All animals in the 144 mcg/day cohort had an ORR while no animals in the standard of care had an objective response. The rate of tumor progression was also significantly decreased in the continuous infusion group. Notably, two animals (20%) in the continuous 144 mcg/day cohort were tumor free at 100 days of the study. While not initially statistically powered, the total treatment failure (TTF) or when all animals in a cohort progressed to treatment failure was 53 days in the standard of care cohort, while the TTF was never reached in the 144 mcg/day cohort at > 100 days (P<0.003). The results of this study are summarized below.

Star-LLD Preclinical Efficacy Study (H929 Myeloma Model)

GROUP DATA FOR CONTINUOUS LLD TREATMENT ON SCID XENOGRAFTED MICE WITH MM

Group	Description/Dose	Response	TV, mm3 at day 29	CR	PR
1	Vehicle control	Progressed by day 22	+2513%
2	LLD control	Total treatment failure (TTF) in the cohort was at day 53	+483%	0	0
3	STAR-LLD (144 mcg/day)*	All had PR or better		4,	6
		Total treatment failure (TTF) in the cohort not reached at 100 days	-81%	2 TF	6/10

Abbreviations:    TV: Tumor volume, TF: Tumor free, TTF: all animals had failed treatment, CR: Completer response, PR: Partial response. Note: * One animal experienced a pump failure at day 20 and continued without further drug treatment. The animal’s tumor began progressing immediately and is no longer a responder but was followed for time to progression and treatment failure.

We filed a pre-IND request to discuss the path forward for STAR-LLD-SC with the FDA in 2020. Starton proffered a single nonclinical study to satisfy nonclinical safety for an NDA submitted by the 505(b)(2) pathway. The FDA agreed that this one study was all that was required to satisfy the nonclinical portions of the NDA. An excerpt from the study report is provided here.

“Continuous GLP Subcutaneous Infusion Toxicology and Tolerability Study of LLD in Mice”

“The objective of this study was to determine the potential toxicity of a new formulation of lenalidomide when given by continuous SC infusion for 7 and 28 days to CD-1 mice. All animals were dosed via continuous SC infusion for 7 or 28 consecutive days. The following parameters and end points were evaluated in this study: mortality, clinical observations, body weights, body weight gains, food consumption, hematology, toxicokinetic parameters, organ weights, and macroscopic and microscopic examinations.

All animals survived until the scheduled necropsies. There were no test material related clinical observations or effects on body weight, food consumption, or hematology. There was no test material related macroscopic or microscopic findings.

The analytical results met the specified acceptance criteria for the vehicle and for both doses of the lenalidomide SC drug solutions with values reported from 97.2% to 101.3%. There was no lenalidomide detected in the analyzed placebo administered to the control group. The continuous infusion of LLD at the effective doses from the efficacy study did not produce hematologic sequelae in animals. There was no difference in neutrophils, platelets, and white cells between placebo treatment and active LLD. This suggests that altered pharmacokinetics and low Cmax may provide beneficial effects in reductions in hematopoietic toxicity.

In conclusion, administration of lenalidomide via continuous SC infusion for 7 or 28 consecutive days to Crl:CD1(ICR) mice at dose levels of 48 and 144 mcg/day was well tolerated at both dose levels with no impact on clinical observations, body weight, food consumption or hematology parameters. Based on these results, the no-observed adverse event level (NOAEL) was considered to be 144 mcg/day. Based on this NOAEL, the human equivalent dose at the NOAEL is 1584 mcg/h. This represents a 3-fold higher administration rate than the planned human studies.”

During the pre-IND meeting it was also decided that a bioavailability study against Revlimid® would be necessary prior to proceeding in patients. Based on the above FDA discussions, Starton contracted for a Phase 1 healthy volunteer study comparing a single dose of Revlimid® to a one-day infusion of lenalidomide to assess BA, pharmacokinetics, and bioequivalence. A Phase 1 study in healthy volunteers was conducted and detailed below.

Regulatory Strategy

By way of background, a new drug application to enable the commercial distribution of a new drug (NDA) also called 505(b)(1), is the format that manufacturers use to bring a formal proposal to the FDA that a new drug should be approved and made available for use by patients in the United States. The NDA includes a great deal of information about the drug being evaluated including the ingredients, how it’s made, pre-clinical (animal model) study results, clinical trial results in humans, what the drug does in the body, and how it will be packaged. It takes a lengthy amount of time and resources for a manufacturer to complete all the necessary requirements to submit a successful NDA to the FDA for review. The 505(b)(2) pathway provides manufacturers who have certain types of drugs with an opportunity to seek FDA approval without performing all the pre-clinical work required to initiate in-human clinical studies that is required with an NDA. These products target non-inferiority rather than superiority. Starton is pursuing enhanced or new indications and as result only benefits from the 505(b)(2) preclinical development activities and needs to conduct full clinical programs.

A 505(b)(2) pathway can be an option for drugs with a new aspect related to indication, dosage form or regimen, strength, combination with other products, or other unique traits. A key feature of the 505(b)(2) pathway is that it enables a manufacturer to submit their product for FDA review by including data and/or study results originally collected by another manufacturer or researcher. In the event the FDA agrees with our 505(b)(2) pathway approach for a specific product, we may rely on pre-clinical data from previous findings and will not be required to conduct additional pre-clinical studies. The manufacturer of the 505(b)(2) eligible product needs to build a connection between their version of the product, or the active ingredients in it, and the reference product. For example, this could include data and results of bioanalytical testing, pre-clinical studies, or even clinical trial results. If successful in their effort to include supporting evidence from other researchers in their submission, the manufacturer of the 505(b)(2) candidate would not have to re-run these studies themselves. While the 505(b)(2) path allows for using the research of others as a component of their FDA submission, the manufacturer of the 505(b)(2) product may still need to complete some of its own research in other areas to help fulfill all the various requirements of the FDA to earn approval.

Another appealing aspect of seeking approval through the 505(b)(2) pathway is that, if approved, the approved product is eligible for 3-5 years of market exclusivity. A drug approved via a full 505(b)(1) NDA is normally granted a 5-year market exclusivity period. A 505(b)(2) pathway may represent an appealing pathway for drug approval for manufacturers for certain products. The ability to reference previously completed research as part of the FDA submission can save a great deal of time and money compared to the traditional full NDA. Additionally, a drug being approved through this pathway is not a simple generic of a previously approved product, so it may obtain additional patients or perhaps be an improvement over a currently available treatment.

Breakthrough Therapy designation is a process designed to expedite the development and review of drugs that are intended to treat serious or life-threatening conditions. The criteria for breakthrough therapy designation require preliminary clinical evidence that demonstrates the drug may have substantial improvement on at least one clinically significant endpoint over available therapy.

Orphan Drug Designation (ODD) by the FDA is a special status granted to drugs and biologics intended to treat rare diseases or conditions. Orphan diseases affect fewer than 200,000 people in the United States. The primary purpose of this designation is to encourage the development of treatments for rare diseases, which might otherwise be overlooked due to the small market size and high development costs. Key benefits of ODD include tax credits, waived application fees, enhanced support from FDA during the development process and market exclusivity for seven years.

The 505(b)(2) designation, orphan designation, and breakthrough designation do not increase the likelihood of drug approval, and 505(b)(2) and orphan designation may not speed up the development or review timelines for any drug or drug-device combination product. The FDA instituted its Accelerated Approval Program to allow for earlier approval of drugs that treat serious conditions, and fill an unmet medical need based on a surrogate endpoint. The use of a surrogate endpoint enables the FDA to approve these drugs faster. Companies are still required to conduct full studies to confirm the anticipated clinical benefit but may be able to conduct a portion of the Phase 3 clinical program while making the drug available to patients at the end of the Phase 2 program provided that adequate number of patients in the Phase 3 clinical program are enrolled. We intend to apply for Accelerated Approval in both MM and CLL indications, but there is no guarantee that the FDA will grant such designations, and even if such designations are granted, there is no guarantee that this will positively affect adoption of our candidates, and may impact our ability to get reimbursed by third-party payors for our products.

We anticipate submitting an approval package that contains the following elements:

•        The FDA stipulated in the pre-IND meeting that no additional nonclinical studies would be required to support an NDA filing beyond those already completed. We will reference prior findings by the FDA of safety for lenalidomide from nonclinical studies performed with the innovator drug.

•        The FDA has several drug master files submitted and awaiting the Revlimid® patent expiration, which is expected in 2028. This will allow Starton to supply lenalidomide, the active ingredient in Revlimid®, from one of these manufacturers.

•        A Phase 1 bioavailability study in seventeen (17) healthy male volunteers between the ages of 21 to 55 has been completed as requested by the FDA. This study was executed under European authorization in the Netherlands by ICON plc. This study demonstrated that STAR-LLD-SC was greater than 92% bioavailable across all dosage groups when compared to the reference drug oral Revlimid®. Single doses of 100 μg/h (2.4 mg/day), 200 μg/h (4.8 mg/day), or 400 μg/h (9.6 mg/day) of STAR-LLD-SC administered as a continuous 24-hour SC infusion, and single doses of 5 mg, 10 mg, or 20 mg Revlimid® oral capsules were well tolerated by healthy male subjects. The rate of subjects with TEAE was 41% (7/17). There was only a single finding of a headache that was considered drug-related for all reported events. There were no adverse events of special interest or drug-related Grade 3-4 toxicities reported. There were no clinically relevant findings with respect to clinical laboratory parameters, vital signs, ECG, and physical examination. These data support the findings of the rodent toxicology study that the starting dose for Phase 1b should be 400 μg/h.

•        A Phase 1b pilot study evaluated the safety and efficacy in six (6) transplant ineligible patients age 18 or older (consisting of three (3) males and three (3) females) receiving a second-line or greater treatment for relapsed/refractory multiple myeloma with a triplet regimen containing a proteasome inhibitor, dexamethasone, and lenalidomide continuous infusion. This study signaled the safety and efficacy necessary for Starton to work with the FDA to construct a development program suitable for approval of an NDA in transplant ineligible patients with multiple myeloma and chronic lymphocytic leukemia. These signals included: (1) adverse events associated with the treatment; (2) immune biomarkers of cellular function of T-cells, B-cells, and NK-cells; (3) the objective response rate categorized by complete response, very good partial response, partial response, duration of response, and progression free survival; (4) no severe (grade >2) hematologic toxicity, which is common with oral dosing; and (5) acceptance of the use by patients of an ambulatory pump.

•        In MM, a Phase 2a study is underway in second-line or greater relapsed/refractory MM patients age 18 years or older receiving treatment with a triplet regimen containing a proteasome inhibitor, dexamethasone, and lenalidomide continuous infusion is planned. This study will evaluate four (4) cohorts of six (6) patients each (3 cohorts of different STAR-LLD-SC doses of 300 μg/h (7.2 mg/day), 500 μg/h (12 mg/day), or 600 μg/h (14.4 mg/day) and 1 cohort of Revlimid® 25 mg a day) for determining the optimal and minimal effective dose based on signals of safety and efficacy necessary to select the recommended phase 3 dose for the pivotal registration studies. We received comments from the FDA requesting a data summary of the Phase 1b data, which had already been provided to the agency a year prior at the End of Phase 1 (EOP1) meeting, as well as several changes to the protocol, which included eliminating the use of Maximum Tolerated Dose (MTD) in favor of optimized dose selection, optimal sample sizes for cohorts, creatinine clearance limits, eliminating the low dose cohort, clarifying drug formulation, and clarifying the pharmacodynamic assessments, all of which were made or addressed and there are no outstanding FDA comments on the protocol at this time. As of March 30, 2026, one patient has been dosed. The study is open for enrollment, and data from the Phase 1b cohort patients on individual and group endpoints has been provided to the FDA, but no formal analysis has been completed at this early timepoint. An expansion group of up to forty-five (45) patients may be treated at the RP2D. These signals will be evaluated/compared by daily dose and include 1) adverse events associated with the treatment, 2) the objective response rate categorized by complete response, very good partial response, partial response, duration of response, and progression free survival. We anticipate an equivalent or better efficacy response and enhanced tolerability compared to the Revlimid® comparator cohort with the triplet.

•        To obtain marketing approval, we anticipate performing open-label two arm pivotal registration studies in the indications described above. In order to seek accelerated approval designation, the studies will have to be initiated while the Phase 2 studies are ongoing.

•        Our R&D center and laboratory in Paramus, NJ is an FDA registered facility and capable of GMP small-scale production of preclinical and certain Phase 1 Clinical Trial Materials (CTM).

•        We intend to rely on well-established global contract research organizations to execute the study under our direction.

Human Studies with STAR-LLD-SC Design and Treatments

Multiple Myeloma

Unmet medical need in multiple myeloma

A Phase 1 study was performed in seventeen (17) healthy volunteers between the ages of 21 to 55 randomly assigned to receive either, single doses of 100 μg/h (2.4 mg), 200 μg/h (4.8 mg), or 400 μg/h (9.6 mg) of lenalidomide administered as a 24-hour SC infusion, and single doses of 5 mg, 10 mg, or 20 mg Revlimid® oral capsules were well tolerated by healthy male subjects. Healthy females are not appropriate for this type of study due to the teratogenic effects of lenalidomide. The study was not powered to show differences between the groups. The rate of subjects with a TEAE was 41% (7/17). There was only a single finding of headache considered drug-related for all reported events. There were no adverse events of special interest, or no severe or drug-related Grade 3-4 toxicities reported. There were no clinically relevant findings with respect to clinical laboratory parameters, vital signs, ECG, and physical examination. These data support the findings of the rodent toxicology study that the starting dose for Phase 1b should be 400 mcg/h. The pharmacokinetic data demonstrating the effect on Cmax and AUC and “flattening the curve”.

Summary Statistics of Pharmacokinetic Parameters from Phase 1 BA Study

Treatment	2.4 mg Lenalidomide SC [N=4]	4.8 mg Lenalidomide SC [N=4]	9.6 mg Lenalidomide SC [N=8]	5 mg Revlimid oral [N=4]	10 mg Revlimid oral [N=5]	20 mg Revlimid oral [N=8]
Cmax (µg/L)	4.34 (14.7)	9.74 (9.8)	20.2 (7.0)	74.8 (11.1)	160 (25.1)	302 (24.3)
tmax (h)	18.00 (17.98 to 24.00)	18.00 (18.00 to 24.00)	24.00 (18.00 to 24.00)	0.88 (0.75 to 1.27)	0.75 (0.50 to 1.00)	0.75 (0.50 to 1.50)
AUC0-t (h.µg/L)	89.8 (18.7)	215 (8.5)	461 (8.4)	202 (18.9)	478 (13.1)	1027 (7.9)
AUC0-inf (h.µg/L)	95.3 (17.7)	222 (7.9)	467 (8.4)	207 (18.4)	484 (13.1)	1035 (8.0)
AUCextra (%)	5.6 (4.0 to 7.9)	3.5 (2.0 to 3.9)	1.1 (0.9 to 1.9)	2.7 (1.9 to 2.9)	1.5 (1.1 to 1.8)	0.8 (0.5 to 1.1)
Lambda z (/h)	0.274 (13.1)	0.258 (7.1)	0.231 (10.7)	0.259 (16.4)	0.238 (13.1)	0.204 (16.2)
t1/2 (h)	2.53 (13.2)	2.69 (6.9)	3.00 (10.1)	2.67 (17.8)	2.91 (13.2)	3.40 (16.5)
CL/F (L/h)	30.1 (15.4)	26.7 (8.3)	25.4 (7.6)	24.1 (16.8)	20.6 (13.7)	19.3 (7.8)
Vz/F (L)	110 (9.9)	103 (10.0)	110 (8.8)	93.1 (5.1)	86.6 (22.3)	94.9 (14.1)
Clast (µg/L)	1.45 (20.0)	1.79 (26.0)	1.34 (31.5)	1.34 (19.2)	1.61 (35.2)	1.61 (27.5)
Css(sc) (µg/L)	4.03 (16.6)	9.20 (8.7)	19.3 (7.1)	—	—	—
F(sc/oral)	0.958 (6.1)	0.919 (4.2)	0.941 (5.7)	—	—	—
CLss/F(sc/oral) (L/h)	31.4 (18.2)	29.0 (4.1)	27.0 (11.1)	—	—	—

____________

AUC = area under the concentration-time curve from time-zero to time t; AUC = area under the concentration-time curve from time-zero to infinity; AUC = percentage of AUC obtained by extrapolation; C = last observable quantifiable plasma concentration; CL/F= apparent steady state clearance of absorbed subcutaneous/oral; C = plasma concentration at steady state following subcutaneous administration; C = maximum plasma concentration; CL/F = apparent clearance; F = fraction absorbed subcutaneous/oral; N = number of subjects; t = half-life; t = time to maximum plasma concentration; V/F = apparent volume of distribution.

Note: Values represent geometric mean (%CV), except for t and AUC where the median (range) is presented. Predicted blood levels in healthy volunteers are lower than those to be observed in MM patients. This is related to differences in clearance of lenalidomide (Chen 2017) where MM patients have a clearance of ~12 L/h and healthy volunteers have a range of 18-25 L/h.

The concentration-time curve in response to a 24-hour SC infusion of lenalidomide was notably flattened based on the data provided above compared to the concentration-time curve observed after oral administration of Revlimid®, demonstrating an absorption rate limiting phenomenon during SC administration. The Relative BA (FSC/oral) of lenalidomide was between 0.919 and 0.958 across all 3 doses tested, showing BA was similar between administration of SC lenalidomide and administration of oral Revlimid® capsules, however, dose normalized Cmax was notably higher after administration of oral Revlimid® capsules. On a mg-to-mg basis, STAR-LLD-SC and Revlimid® were bioequivalent in terms of absorbed dose. The Geometric mean Cmax was about 16-fold lower, and the geometric mean AUC0-t was about 2-fold lower after a 24-hour SC infusion of lenalidomide compared to oral administration of Revlimid®, across all 3 dose levels tested. Of note the AUC on a mg-to-mg basis is bioequivalent between the two drugs.

On December 23, 2022, we submitted a proposal to the FDA for a Phase 1b study in MM patients in first line intolerant patients. The FDA took exception to the study and a clinical hold was placed on the Phase 1b study followed by a request by Starton for a Type A oral meeting with the FDA. The disagreement was based on our selecting first-line patients for study, and the FDA recommended second line or greater treatment with RVd. We resubmitted a protocol and received written responses from the FDA that provided guidance for the Phase 1b study. Following the oral meeting, further guidance was provided by the FDA resulting in a second line Phase 1b study that was submitted during the first week of May 2023.

We received a letter of authorization on May 31, 2023 from the FDA to begin the clinical program in the U.S. with the initiation of the Phase 1b protocol. The letter stated in part, “We have completed the review of your submission and have concluded that the clinical trial protocol STAR-LLD-MM-023, titled, ‘A Phase 1b protocol to assess the safety, efficacy, and pharmacokinetics of continuous subcutaneous administration of low-dose lenalidomide (STAR-LLD-SC) for the treatment of relapsed-refractory multiple myeloma (MM)’ may be initiated.”

The study operations role was awarded and contracted to a global clinical research organization. Study oversite and responsibility was provided by our clinical operations team. Initiation of the study “start-up” process began June 5, 2023 that included study feasibility, clinical site selection, and set-up of the operational structure.

A summary of Starton’s Phase 1b clinical study

Our Phase 1b study was an open label study (N=6) of STAR-LLD-SC in patients with RRMM age 18 or older who were transplant ineligible, who met the eligibility criteria, and who were to begin a second or greater treatment line with lenalidomide/dexamethasone in combination with the proteasome inhibitor Velcade®. A total of six (6) patients (consisting of three (3) males and three (3) females) were evaluated. The dose level was 400 µg/h (9.6 mg a day) which is ~60% lower than the standard dose of lenalidomide. This dose was based on the known pharmacokinetic (PK) thresholds for immune activation and lenalidomides activity on killing MM cells. The current study was designed to demonstrate the utility of continuous, low-dose, lenalidomide (STAR-LLD-SC) using a subcutaneous (SC) infusion pump and to demonstrate its safety, PK, and efficacy in the defined population at the defined dose. Lenalidomide was delivered via an FDA 510(k)-cleared ambulatory pump (Smiths Medical CADD Solis-VIP — CE Mark 2797, FDA clearance K111275).

Target Population:    Transplant ineligible RRMM patients who are to receive lenalidomide/dexamethasone/PI in a 2nd or greater line of therapy and meet the eligibility criteria are eligible for the study.

Inclusion Criteria:

1. Male or female ≥18 years at the time of informed consent; 2. Autologous stem cell transplant (ASCT) ineligible; 3. COVID-19 negative; 4. A prior diagnosis of RRMM as defined by IMWG criteria; 5. Documented measurable disease following first line therapy; 6. Intended to be treated in 2nd line or greater with lenalidomide, dexamethasone, and a PI; 7. Proteasome inhibitor sensitive defined as progression free for > 6 months from cessation of PI or never received a prior PI; 8. Progression per IMWG criteria on the most recent line of therapy; 9. Eastern Cooperative Oncology Group performance status ≤2 (patients with a performance status of 3 based solely on bone pain secondary to MM may be eligible following consultation and approval by the Medical Monitor); 10. Willing to comply with the protocol defined Lenalidomide Pregnancy Risk Minimization Plan for the prevention of pregnancy. Females of childbearing potential (FCBP) must have a medically supervised negative serum or urine pregnancy test 4-14 days prior to planned start of treatment and again 24 hours prior to initiation of study medication. All FCBP must agree to either commit to continued abstinence from sexual intercourse or begin TWO acceptable methods of birth control AT THE SAME TIME, at least 28 days before receiving the first dose of STAR-LLD. FCBP must also agree to ongoing pregnancy testing. Males must agree to use a latex or synthetic condom during sexual contact with a FCBP from the time of starting study treatment through 28 days after the last dose, even if they have had a vasectomy; 11. Able to take anti-thrombotic prophylaxis;12. Grade 2 of better laboratory results must be met during screening; 14. Able and willing to receive percutaneous ambulatory therapy;15. Has an in-home care partner willing to receive training from a nurse for assistance with pump management.

Exclusion Criteria

1. Pregnant or breastfeeding; 2. Received an ASCT; 3. Venous thromboembolism within 12 months of starting treatment on study; 4. Patients with active hepatitis B or C or human immunodeficiency virus (HIV) positive and on active therapy for those viral illnesses; 5. Currently taking any investigational therapy for the treatment of MM. A 28-day washout prior to Cycle 1 Day 1 is required for any previous investigational therapy; 6. Received a prior treatment line containing lenalidomide and failed to achieve an objective response (CR, VGPR or PR);7. Discontinued a prior line of treatment due to intolerability to lenalidomide; 8. Concomitant use of strong CYP3A inducers (see https://www.fda.gov/drugs/drug-interactions-labeling/drug-development-and-drug-interactions-table-substrates-inhibitors-and-inducers#table3-3); 9. Concurrent clinically significant amyloidosis or plasma cell leukemia or POEMS syndrome (plasma cell dyscrasia with polyneuropathy, organomegaly, endocrinopathy, monoclonal protein and skin changes); 10. Known active infection requiring systemic anti-infective treatment (prophylactic treatment is permitted); 11. Prior malignancies within the previous 3 years, other than previously treated squamous and basal cell carcinomas of the skin and carcinoma in situ of the cervix or breast or another malignancy that is considered cured with minimal risk of recurrence (e.g., very low and low risk prostate cancer in active surveillance); 12. Prior major surgical procedure or radiation therapy within 4 weeks of the initiation of STAR-LLD-SC (this does not include limited course of radiation used for management of bone pain within 7 days of initiation of STAR-LLD-SC); 13. Any other condition that precludes adequate understanding, cooperation, and compliance with study procedures or any condition that could pose a risk to the patient’s safety, as per the Investigator’s judgment.

All patients experienced a partial response (PR) or better (100%) during the study.

Safety Assessment

No drug-related grade 3-4 hematologic toxicities were observed following treatment durations as long as a year. There was no > grade 3 non-hematologic toxicity considered related to the study medication (1 patient with fatigue), Overall, the treatment regimen was well tolerated. The majority of adverse events were mild or moderate in intensity. The table below lists the adverse events which occurred in a patient and the number that were drug related vs. those not related. Due to the overlying toxicity profile of bortezomib and lenalidomide investigators used their clinical judgement to assign causality,

List of adverse events that occurred in 2 or more patients in Phase 1b

Preferred Term	Number of Participants N=6
	TEAE	Treatment- related TEAE[a]
Any event	6	5
Fatigue	5	2
Diarrhoea	4	3
Injection site erythema	3	2
Injection site reaction	3	1
Bone pain	2	0
Decreased appetite	2	0
Dyspnoea	2	0
Injection site rash	2	1
Muscle spasms	2	2
Myalgia	2	0
Rash[b]	2	2

The table above lists the adverse events which occurred in more than 2 patients and those which were drug related. All six (6) patients experienced adverse events of special interest, including fatigue; diarrhea; injection site erythema and injection site reaction/erythema/injection site rash; bone pain, injection site rash, myalgia, systemic rashb; and anemia, iron deficiency anemia, injection site bruising, injection site irritation, injection site pain, muscular weakness, neck pain, and pyrexia.

A Phase 1b end of study meeting with the FDA took place in January 2025. At that meeting Starton agreed to expand the current study from a Phase 1b study to a Phase 1b/2a, Multicenter Study of Continuous Subcutaneous (SC) Low-Dose Lenalidomide (STAR-LLD-SC) in patients with RRMM, which will be an extension of the current six (6) patient RRMM phase 1b study.

Lenalidomide toxicity

The toxicity of lenalidomide is associated with the drug Cmax and AUC. Grade 3-4 hematologic toxicity can reach a combined 70% for low platelet and low neutrophil counts. In elderly patients or those with pre-existing disease, the Cmax and AUC can become too high leading to toxicity. In many cases, despite a good response to lenalidomide, these toxicities lead to treatment discontinuations.

A majority of patients with MM will relapse following first line therapy, so the disease is incurable in most cases (National Cancer Institute, 2021). Biochemical relapse, or relapse without clinical symptoms, is not uncommon during lenalidomide-based therapies. The time to symptomatic progression varies but eventually treatment is required. The International Myeloma working group suggests that biological relapses should not be treated until the development of clinical symptoms, except in those cases with significant paraprotein relapse. It is recommended that myeloma therapy be restarted without delay in patients with a rise of absolute level of M-protein at which the benefit out-weighs the risks.

IP Protection

Revlimid® is under IP protection until April of 2028 in the US. We plan to commercialize STAR-LLD (potentially both SC and OCR) based on an FDA granting accelerated approval in both high-risk RRMM and CLL, assuming receipt of all regulatory approvals. Our intellectual property position provides protection until at least 2040. To achieve this timeline, we hope to obtain accelerated approval status based on the use of a surrogate marker in a life threatening condition where the response is superior in terms of safety or efficacy than the commercially available therapy as discussed in an FDA guidance “Expedited Programs for Serious Conditions — Accelerated Approval of Drug and Biologics — Guidance for Industry.” We may not obtain FDA approval in the timeframe we anticipate or may never obtain FDA approval. The FDA may also impose additional requirements or require additional studies or protocol amendments during any phase. We cannot guarantee that the FDA will agree with any of our trial designs, or agree to allow us to pursue an accelerated approval pathway, and may require multiple meetings to develop a pathway forward for any of our candidates in any indications.

Chronic Lymphocytic Leukemia

Unmet medical need in chronic lymphocytic leukemia (CLL)

CLL, with a prevalence of roughly 200,000 patients represents the most common form of leukemia in the U.S., accounting for about 1 in 3 new cases. It is estimated that more than 20,000 new patients are diagnosed annually (American Cancer Society 2024). Despite all the recent additions of approved new agents, CLL remains a largely incurable malignancy. Most CLL patients relapse after initial therapy. The goal in treating CLL is achievement of a high CR rate that translates into prolonged responses and possible cure of the disease (Byrd, 2003). There are four BTK inhibitors in the market and several in development, however, very few CLL patients have achieved CR despite treatment with newly approved agents, including ibrutinib, acalabrutinib, zanubrutinib and pirtobrutinib. The National Cancer Institute-sponsored working group criteria for CLL diagnosis and treatment define CR as less than 30% lymphocytes in the bone marrow. Although BTKi’s are highly effective, eventually all patients become refractory to the BTKi product class. Global Data currently projects that over 50% of patients become refractory to BTK inhibitors. Patients who progress on or cannot tolerate BTKi therapy may then transition to a BCL2 inhibitor (BCL2i). Currently, the only BCL2i treatment available for BTKi relapse is Venetoclax alone or in combination with rituximab or obinutuzumab. In the “double class-resistant” setting (i.e., patients who progressed after both a covalent BTK inhibitor and a BCL2 inhibitor), patients are left without viable proven treatment options and there are currently no products in development to address this major unmet medical need. In a real-world US database studying patients treated with both a covalent BTK inhibitor and a BCL2 inhibitor, of those who discontinued those drugs, only ~54% went on to receive subsequent therapy and the median time from discontinuation to next treatment or death was only ~4.6 months in those who had both exposures.

Lenalidomide has been studied extensively in CLL but has not gained formal regulatory approval. Its current label includes a warning contraindicating its use in CLL however, the prescribing information for Revlimid® acknowledges it may be considered for treatment in clinical trials. Based on the limited amount of available data, it appears that maintenance therapy may improve the quality of remission in CLL patients and prolong PFS (Montillo, 2006; O’Brien, 2003; Rai, 2002; Byrd, 2003; Wendtner, 2004; Schweighofer, 2006).

In addition, as the first IMiD, STAR-LLD-OCR would bring CLL patients a new mode of action that could work in combination with existing therapies. Having other modes of action would potentially result in significant PFS and overall survival improvements.

Celgene Corporation, now part of Bristol Myers Squibb, conducted two (2) randomized Phase 3 clinical studies in CLL. The CONTINUUM trial compared maintenance Revlimid® to placebo. PFS1 and PFS2 were significantly improved in the LLD treated patients. Toxicity was most pronounced in the LLD treated patients. Drug related deaths were greater in the LLD treated patients (5 vs 3) deaths. A second study (ORIGIN) evaluated Revlimid® vs chlorambucil in first line CLL for treatment of elderly patients. There was a mathematical improvement in PFS which was not significant. OS was also no different between the groups. There was a greater number of deaths from any cause in the LLD treated patients (35 in LLD vs 21 in Chlorambucil) that lead to stopping the study by the ethics committee.

While STAR-LLD-SC has not been evaluated for safety and efficacy by the FDA, we plan to evaluate STAR-LLD-OCR intending to demonstrate the drug is both safe and effective on submission of such data to the FDA. While the IND has not yet been submitted to the FDA, we anticipate a Phase 1b study will be performed in 30 BTKi and BCL2i co-relapsed/refractory chronic lymphocytic leukemia patients using an oral controlled release formulation to assess the PK, PD, safety and efficacy. Patients will receive obinutuzumab and STAR-LLD-OCR at 3 unique doses for 6 cycles to determine the MTD/OBD as well as evidence of efficacy compared to historic data with obinutuzumab alone. We anticipate that a Phase 2 study will enroll an additional 45 patients at the optimal dose determined from the Phase 1b study. With up to 30% patients being Revlimid® intolerant in the first year of maintenance, the goal is for STAR-LLD-OCR, if approved, to address a major unmet medical need in CLL.

Competition

Our industry is highly competitive and subject to rapid and significant technological change. While we believe that the development experience and scientific knowledge of our management team provide us with competitive advantages, we may face competition from large pharmaceutical and biotechnology companies, smaller pharmaceutical and biotechnology companies, including specialty pharmaceutical companies and generic drug companies, academic institutions, government agencies and research institutions, and others, that have commercialized and/or are developing therapies for the same therapeutic areas that our product candidates target.

Many of our competitors may have significantly greater financial, technical, and human resources than we have. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Our commercial opportunity could be reduced or eliminated if our competitors develop or market products or other novel technologies that are more effective, safer or less costly than any that will be commercialized by us or obtain regulatory approval for their products more rapidly than we may obtain approval for ours. Our success will be based in part on our ability to identify, develop, and manage a portfolio of drugs that are safer and more effective in the treatment and support of patients.

Unmet medical need in chimeric antigen receptor therapies

Chimeric antigen receptor (CAR) T-cell therapy is an individualized, cell-based immunotherapy that reprograms a patient’s own T lymphocytes to recognize and eliminate malignant cells. The process begins with collection of peripheral blood mononuclear cells by leukapheresis. Patient T-cells are then isolated, activated, and genetically modified ex-vivo, typically using a viral vector, to express an engineered receptor that combines a tumor-specific antigen-binding domain with intracellular T-cell activation and costimulatory signaling domains. The resulting CAR T-cells are expanded, formulated, and returned to the patient for a single intravenous infusion following lymphodepleting chemotherapy intended to enhance in-vivo CAR T-cell expansion and persistence.

Once infused, CAR T-cells bind tumor antigens independently of major histocompatibility complex (MHC) presentation, enabling recognition of cancer cells that may evade native T-cell immunity. Clinical activity is driven by rapid in-vivo expansion, cytokine release, and targeted cytolysis, followed by memory formation in responding patients. This mechanism has produced high response rates and durable remissions in otherwise treatment-refractory hematologic malignancies, particularly B-cell lymphomas and multiple myeloma, positioning CAR-T therapy as a potentially curative modality for a subset of patients.

Commercial CAR-T therapies are currently autologous, meaning each treatment lot is manufactured specifically for an individual patient. This individualized approach introduces operational complexity, including vein-to-vein timelines, specialized manufacturing expertise, and coordinated care across accredited centers. Continued innovation seeks to address these limitations through platform optimization, next-generation constructs, and allogeneic or “off-the-shelf” cell therapy approaches designed to enhance access and scalability.

While the clinical efficacy of CAR-T therapy is transformative for eligible patients, the modality carries unique risks that require specialized monitoring and management. Cytokine release syndrome (CRS) and immune-effector cell-associated neurotoxicity syndrome (ICANS) are class-defining adverse events related to T-cell activation and inflammatory cytokine signaling. Additional long-term considerations include cytopenias, infections, and evolving post-marketing safety monitoring for secondary malignancies. Regulatory frameworks ensure that CAR-T therapies are administered at qualified centers with real-time clinical oversight.

As real-world experience increases and earlier-line indications expand, CAR-T therapies are reshaping treatment paradigms in hematologic cancers. Ongoing development in tumor-specific targets, dual-targeting constructs, combination regimens, and allogeneic platforms highlight the continued momentum toward broader accessibility, improved durability, and a diversified cell-therapy ecosystem.

Chimeric antigen receptor T-cell (CAR-T) therapy has transformed outcomes for patients with relapsed or refractory hematologic malignancies, delivering deep and durable responses in settings where conventional therapies fail. However, despite these advances, a substantial unmet medical need persists in patients who relapse following CAR-T infusion. Across B-cell lymphomas and multiple myeloma, 40 – 60% of patients will experience disease progression within the first 12 months after treatment, and the prognosis after relapse is poor. Median overall survival following CAR-T failure is typically 6 – 9 months, underscoring the urgency for effective salvage strategies.

Biologic mechanisms underlying post-CAR-T relapse highlight the complexity of this clinical challenge. Key drivers include antigen escape, functional CAR-T cell exhaustion, immune microenvironment suppression, and tumor clonal evolution. For BCMA-directed CAR-T therapy in myeloma and CD19-targeted products in lymphoma, downregulation or loss of target antigen expression is increasingly recognized as a dominant resistance pathway. Additionally, CAR-T persistence varies considerably across patients, and limited long-term T-cell durability contributes to relapses in an otherwise responsive disease.

Current therapeutic options in the post-CAR-T setting are limited and not standardized. Clinicians often rely on salvage chemotherapy, antibody-drug conjugates, bispecific T-cell engagers, and immunomodulatory agents, though responses are often transient and toxicity can be significant in a heavily pretreated, immunologically depleted population. No therapy is currently approved specifically for patients who progress after CAR-T, and clinical trial accessibility remains limited geographically and logistically. Further challenges include limited performance status in this population and the absence of validated sequencing strategies or predictive biomarkers.

The growing use of CAR-T is expanding the pool of patients at risk for post-CAR-T relapse, and as treatment moves earlier in the disease continuum, the absolute number of patients requiring effective post-CAR-T options will increase substantially. Addressing this gap requires novel mechanisms capable of re-engaging antitumor immunity, overcoming antigen loss, and safely treating immunologically fragile patients. Therapeutics that preserve or restore immune function, target alternative tumor antigens, or deliver cytotoxic payloads with precision represent promising avenues.

Post-CAR-T progression represents a critical therapeutic frontier in hematologic oncology with high mortality, limited treatment standards, and significant scientific opportunities for innovation. Effective intervention in this setting would not only improve survival and quality of life for a rapidly expanding patient population but also strengthen the overall value proposition and durability of CAR-T-based treatment paradigms.

Unmet Need in Post-CAR-T Progression & Emerging Role of Lenalidomide

Chimeric antigen receptor T-cell (CAR-T) therapy has revolutionized treatment for relapsed/refractory hematologic malignancies, offering unprecedented response rates in late-line disease. Despite these advances, in patients with lymphoma 40 – 60% relapse within 12 months of infusion, and post-CAR-T progression is associated with poor survival, typically 6 – 9 months12. Data from MM CAR-T therapies indicates failure of 45%3 and 24%4 at 12 months with major difference between Ide-cel and Cilta-cel. These patients represent a rapidly expanding population with limited standardized treatment options.

Mechanisms of relapse are multifactorial and include antigen escape, CAR-T cell exhaustion, failure of CAR-T persistence, and immunosuppressive microenvironment remodeling. As CAR-T moves earlier in treatment algorithms, the absolute number of patients experiencing relapse will rise, underscoring the urgency for effective and biologically rational salvage strategies.

Lenalidomide as an Emerging Salvage Approach

Lenalidomide, a cornerstone IMiD, has gained increasing attention as a strategy to salvage or amplify CAR-T activity, particularly in B-cell malignancies and multiple myeloma.

Scientific Rationale

Lenalidomide exerts complementary immune-enhancing mechanisms that align with CAR-T biology:

•        Expansion and activation of endogenous T cells

•        Augmentation of CAR-T cell function through improved cytokine signaling and metabolic fitness

•        Enhancement of NK-cell mediated cytotoxicity

•        Reversal of T-cell exhaustion markers

•        Modulation of tumor microenvironment, reducing immunosuppressive regulatory T cells and myeloid suppressor cells

Preclinical models demonstrate synergy between IMiDs and adoptive T-cell therapies, including enhanced CAR-T expansion, persistence, and antitumor function.

Emerging Clinical Evidence

Early clinical experience, including retrospective cohort studies, real-world series, and early phase evaluations suggests that lenalidomide can induce durable disease control in select patients post-CAR-T, particularly in multiple myeloma and B-cell lymphoma. Notable findings include:

•        Reports of meaningful responses when administered shortly after biochemical or radiographic relapse post-CAR-T

•        Utility as maintenance-like therapy to stabilize disease and prolong CAR-T benefit in slow biochemical relapse

•        Observations that patients receiving IMiDs post-CAR-T may exhibit extended progression-free and overall survival compared to historical expectations, particularly when used early at relapse

Importantly, lenalidomide’s immune-adjuvant properties may offer benefit independent of target antigen status, addressing antigen-loss driven relapse, a major limitation of current T-cell redirecting salvage therapies.

____________

1        DiBlasi R et al Blood 2022: 140 (24) 2584-2593

2        Iacoboni G et al. Hematol Oncol 2024: 17 (102) 1-10

3        KarMMa Munshi NC et al. NEJM 2021;384; 705-716

4        Cartitude-4 San-Miguel et al. NEJM 2023; 389: 335-347

Future Opportunity

The integration of lenalidomide and next-generation IMiDs in the post-CAR-T setting represents a promising therapeutic avenue to:

•        Re-engage immune surveillance

•        Enhance CAR-T durability

•        Bridge to subsequent immunotherapies

•        Improve survival in a critical high-risk population

This strategy aligns with the broader need for immune-restorative and antigen-agnostic therapeutic approaches.

Post-CAR-T relapse remains one of the most pressing unmet needs in hematologic oncology, defined by rapid disease progression, limited therapeutic guidance, and poor survival. Lenalidomide offers a biologically grounded, clinically emerging approach to extend the benefit of CAR-T therapy, optimize immune function, and address relapse biology. Continued prospective evaluation will be essential to formalize dosing strategies, timing, and patient selection — positioning immune-modulation as a pivotal component of next-generation post-CAR-T care.

Starton’s approach to using continuous delivery of lenalidomide in B-cell lymphomas and MM

Starton is actively planning to fund several IIT studies at certain major academic centers in the United States in lymphoma and multiple myeloma in patients who have progressed following CAR-T therapy with lymphoma and in RRMM patients in combination with CAR-T for the first 30-days after the infusion to improve the biochemical response to treatment over CAR-T alone. These programs are currently underway in terms of protocol generation and contract negotiations. These studies, which are expected to start at the end of Q2/2026, will provide insight into the mechanisms and success rate of STAR LLD-SC in each population. They will form the basis of the Phase 1 requirements for a new drug application (NDA) for the enhancement and success of the combination in patient outcomes. We believe if the studies are successful that we will request the FDA allow us to perform a phase two registration trial based on accelerated approval in one of the two indications and will follow with the second approval subsequent to the initial NDA.

Lenalidomide Competition

We are not aware of any continuous delivery immunomodulatory drugs in development, and we expect Revlimid to continue to be the cornerstone of MM treatment. We plan to potentially build on and expand use in Revlimid-intolerant patients and replace Revlimid in key sub-populations. Notably, Revlimid is not currently labeled for use in CLL outside of a clinical trial or in combination with CAR-T therapy. If approved, we expect our STAR-LLD continuous delivery formulations to be the first immunomodulatory IMiD drug available for CLL or CAR-T patients with the capability of creating a maintenance segment.

There are multiple products in development and in the market for the treatment of multiple myeloma including bispecific antibodies, CAR-T cells, and others. The MM treatment market is highly competitive. However, lenalidomide is expected to remain a key part of treatment and successful development and approval of an improved safety and tolerability profile and delivery could offer significant benefits to patients. In the maintenance therapy market segment, currently the only registered product is lenalidomide.

Manufacturing and Supply

We do not own or operate manufacturing facilities for the commercial production of our product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We have a GMP manufacturing unit that produces pre-clinical and Phase 1 clinical supplies. We currently rely, and expect to continue to rely, on third parties for the manufacturing of our product candidates or any other product candidates for Phase 2 and beyond clinical testing, as well as for commercial manufacturing. Also, we currently rely and continue to rely on third parties for the manufacturing and development of our diagnostic devices for clinical testing. There are multiple generic manufacturing suppliers of the active ingredients that we use with FDA approved drug master files. Currently, we have purchased enough material for our planned clinical studies through purchase orders.

Sales and Marketing

We currently have no marketing, sales or distribution capabilities. In order to commercialize any products that are approved for commercial sale, we must either develop a sales and marketing infrastructure or collaborate with third parties that have sales and marketing experience.

We may elect to establish our own sales force to market and sell a product for which we obtain regulatory approval in the United States. We believe that establishing our own commercial operations in our core strategic market (i.e., the U.S.) strengthens our ability to negotiate with strategic participants in the market and is an important component of our strategy. We intend to develop a network of partners and distributors to commercialize our products outside the US. If we decide to market and sell any products ourselves, we do not expect to establish direct sales capability until shortly before the products are approved for commercial sale.

We plan to seek third-party support from established pharmaceutical and biotechnology companies for those products that would benefit from the promotional support of a large sales and marketing force. In these cases, we might seek to promote our products in collaboration with marketing partners or rely on relationships with one or more companies with large established sales forces and distribution systems. We believe that through our strategic relationships with well-developed commercial payors and medical organizations we can accelerate the size and development of the market at marginal incremental cost, and therefore, we may be able to achieve faster and higher market penetrations.

Intellectual Property

We strive to protect and enhance the proprietary technologies, inventions, and improvements that we believe are important to our business, including seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the U.S. and in jurisdictions outside of the U.S. related to our proprietary technology, inventions, improvements, platforms, and our product candidates that are important to the development and implementation of our business.

As of March 30, 2026, our patent portfolio includes eight (8) issued patents: (1) US 11,197,852 for “Continuous delivery of lenalidomide and other immunomodulatory agents,” issued on December 14, 2021, which will expire in April 2040; (2) US 11,975,112 for “Treatment of vomiting and nausea with minimum dose of olanzapine,” issued on May 7, 2024, which will expire in May 2041; (3) Chinese 114901287B for “Treatment of vomiting and nausea with minimum dose of olanzapine,” issued November 29, 2024, which will expire in January 2041; (4) US 12,201,622 for “Continuous delivery of lenalidomide and other immunomodulatory agents,” issued on January 21, 2025, which will expire in July 2040; (5) Mexican 425779 for “Continuous delivery of lenalidomide and other immunomodulatory agents,” issued on July 16, 2025, which will expire in April 2040; (6) US 12,383,510 for “Treatment of vomiting and nausea with minimum dose of olanzapine,” issued on August 12, 2025, which will expire in January 2041; (7) US 12,390,457 for “Stable solutions of immunomodulatory imide compounds for parenteral use,” issued on August 19, 2025, which will expire in March 2042; and (8) Australian 2020363285 for “Continuous Delivery of Lenalidomide and Other Immunomodulatory Agents,” issued on November 27, 2025, which will expire in April 2040; four (4) pending U.S. non-provisional patent applications; four (4) pending international patent (PCT) applications; three (3) pending U.S. provisional patent applications; and three (3) soon-to-be-filed U.S. provisional patent applications. In addition, there are twenty-eight (28) PCT national stage patent applications pending in various jurisdictions including Australia, Brazil, Canada, China, Japan, Hong Kong, Korea, and Mexico.

Our pending U.S. non-provisional patent applications include: (1) US Application No. 17/831,603 for “Transdermal Drug Delivery Systems for Administration of a Therapeutically Effective Amount of Lenalidomide and Other Immunomodulatory Agents;” (2) US Application No. 18/933,332 for “Molecular Solid Suspensions for Transdermal Drug Delivery;” (3) US Application No. 18/978,681 for “Continuous Delivery of Lenalidomide and Other Immunomodulatory Agents;” and (4) US Application No. 19/457,694 for “Controlled Release Delivery of Low Water Solubility Compounds Via Oral Administration.”

Our four (4) pending international patent applications that are awaiting nationalization include: (1) PCT Application No. PCT/IB2024/060778 for “Molecular Solid Suspensions for Transdermal Drug Delivery;” (2) PCT Application No. PCT/US2025/010176 for “Solid State Active Pharmaceutical Compositions for Transdermal Drug

Delivery;” PCT Application No. PCT/US2026/010545 for “Non-Aqueous Stable Solutions for Subcutaneous Drug Delivery;” and (4) PCT Application No. PCT/US2026/012289 for “Controlled Release Delivery of Low Water Solubility Compounds Via Oral Administration.”

To the extent available and feasible, it would be our expectation to expand our IP protection as we advance with development and pursue patent applications covering additional methods of use, formulation embodiments, and other product-specific claims.

Trademarks, Service Marks, and Trade Names

We do not own or have rights to use common law trademarks, service marks, or trade names in connection with our business in the U.S. or in certain foreign jurisdictions.

Solely for convenience, the trademarks, service marks, logos, and trade names referred to in this offering memorandum are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights, or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Employees

In light of our early stage of development, we only have a small number of full-time employees. We supplement our workforce by engaging a number of consultants, contract research organizations, contract development and manufacturing organizations and other supporting organizations.

As of March 30, 2026, we had 7 full-time employees, all of whom are engaged in critical functions including management, clinical research, manufacturing and research and development activities or operations needed to support such endeavors. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

We lease space for our corporate headquarters at 215 College Road, Suite #300, Paramus, New Jersey, which consists of transdermal delivery and analytical laboratories, a cGMP Phase 1 manufacturing facilities and office space. The corporate headquarters is approximately 9,075 square feet of space comprised of a transdermal delivery and analytical laboratories space of approximately 6,325 square feet and the balance of 2,750 square feet is office space. The lease expires on April 15, 2030. We believe that our current space is adequate for our needs. We also believe we will be able to obtain additional space, as needed, on commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of business. There are currently no pending or threatened legal proceedings or claims against us that, in our opinion, are likely to have a material adverse effect on our business, operating results, financial condition or cash flows. Defending such proceedings is costly and can impose a significant burden on management and team members. The results of any future litigation cannot be predicted with certainty, but regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Government Regulation

Government authorities in the U.S., at the federal, state and local level, and other countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. A new drug must be approved by the FDA through the NDA process before it may be legally marketed in the U.S.

U.S. Drug Development Process

In the U.S., the FDA regulates drugs under the FDC Act and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

The process required by the FDA before a drug may be marketed in the U.S. generally involves the following:

•        completion of preclinical laboratory tests, animal studies and formulation studies in accordance with FDA’s good laboratory practice requirements and other applicable regulations;

•        submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•        approval by an independent IRB or ethics committee at each clinical site before each trial may be initiated;

•        performance of adequate and well-controlled human clinical trials in accordance with GCPs to establish the safety and efficacy to the FDA of the proposed drug for its intended use;

•        submission to the FDA of an NDA after completion of all pivotal trials;

•        satisfactory completion of an FDA advisory committee review, if applicable;

•        satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity, and of selected clinical investigation sites to assess compliance with GCPs; and

•        FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the U.S.

Prior to beginning the first clinical trial with a product candidate in the U.S., we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an IND product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. Once submitted, the IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor, and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Therefore, submission of an IND may or may not result in FDA authorization to begin a clinical trial.

Human clinical trials in the U.S. generally cannot commence until an IND application is submitted and becomes effective. The exception is if the product is eligible to be tested for BA without an IND as defined by the criteria in 21 CFR § 320.31. The criteria in section 21 CFR § 320.31 state that a product is eligible to be tested for BA without an IND if the new formulation does not contain a NCE, does not contain a radioactively labeled drug product, does not contain a cytotoxic drug product, and the daily dose is not in excess of the labeled exposure of the approved product. If a new formulation does not fit these criteria, a company must submit preclinical testing results to the FDA as part of the IND, and the FDA must evaluate whether there is an adequate basis for testing the drug in initial clinical studies in human volunteers. Once human clinical trials have commenced, the FDA may stop the clinical trials by placing them on “clinical hold” because of concerns about the safety of the product being tested, or for other reasons.

Clinical trials involving the administration of the investigational product to human subjects under the supervision of qualified investigators must be done in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the study until completed. Regulatory authorities, the FDA, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives.

Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•        Phase 1 — The product candidate is initially introduced into healthy human subjects, and in some cases, patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism, and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

•        Phase 2 — The product candidate is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages, and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•        Phase 3 — The product candidate is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

Post-approval trials, sometimes referred to as Phase 4 studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the meetings at the end of the Phase 2 trial to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the new drug.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality, and purity of the final drug. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

While the IND is active and before approval, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report must be submitted at least annually to the FDA. Written IND safety reports must also be submitted to the FDA and investigators for serious and unexpected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

Sponsors of certain clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information on www.clinicaltrials.gov. Information related to the product, subject population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss certain results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

U.S. Review and Approval Process

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical and other non-clinical studies, and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality, and purity. Under the PDUFA guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard NDA for a new molecular entity to review and act on the submission. This review typically takes twelve months from the date the NDA is submitted to FDA because the FDA has approximately two months to make a “filing” decision after it the application is submitted. The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCPs. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates an NDA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes the specific deficiencies in the NDA identified by the FDA and may require additional clinical data, such as an additional clinical trials or other significant and time-consuming requirements related to clinical trials, nonclinical studies, or manufacturing. If a Complete Response Letter is issued, the sponsor must resubmit the NDA or, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval.

The 505(b)(2) new drug application (NDA) is one of three FDA drug approval pathways and represents a one of several regulatory strategies. The pathway was created by the Hatch-Waxman Amendments of 1984. The provisions of 505(b)(2) were created, in part, to help avoid unnecessary duplication of studies already performed on a previously approved (“reference” or “listed”) drug; the section gives the FDA express permission to rely on data not developed by the NDA applicant but instead rely on previously submitted data.

A 505(b)(2) NDA contains full safety and effectiveness reports but allows at least some of the information required for NDA approval, such as safety and efficacy information on the active ingredient, to come from studies not conducted by or for the applicant. This can result in a less expensive and faster route to approval, compared with a traditional development path, while creating new, differentiated products with potential commercial value. However, our selection of this pathway is not guaranteed to be successful, and the FDA might not agree with our position that the 505(b)(2) pathway is appropriate for one or more of our product candidates.

The FDA regulates combinations of products that are subject to review by multiple FDA centers, such as drug, biologic or medical device components that are physically, chemically or otherwise combined into a single entity, as a combination product. The FDA center with primary jurisdiction for the combination product will take the lead in the premarket review of the product, with the other center consulting or collaborating with the lead center.

The FDA’s Office of Combination Products (OCP) determines which center will have primary jurisdiction for the combination product based on the combination product’s “primary mode of action.” A mode of action is the means by which a product achieves an intended therapeutic effect or action. The primary mode of action is the mode of action that provides the most important therapeutic action of the combination product, or the mode of action expected to make the greatest contribution to the overall intended therapeutic effects of the combination product.

It is often difficult for the OCP to determine with reasonable certainty the most important therapeutic action of the combination product. In these cases, the OCP will consider consistency with other combination products raising similar types of safety and effectiveness questions, or which center has the most expertise to evaluate the most significant safety and effectiveness questions raised by the combination product.

A sponsor may use a voluntary formal process, known as a Request for Designation, when the product classification is unclear or in dispute, to obtain a binding decision as to which center will regulate the combination product. If the sponsor objects to that decision, it may request that the agency reconsider that decision. This process can add time and delays to the regulatory approval process, and even when a reconsideration is granted, there is no guarantee that the outcome of a reconsideration will be different, or that the sponsor will receive a result that it agrees with. If our candidates receive a designation we do not anticipate, this could further delay study design, product development, and our requests for approval.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations or restrictions on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA with a REMS to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a medicine and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre-and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may also require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization and may limit further marketing of the product based on the results of these post-marketing studies. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could impact the timeline for regulatory approval or otherwise impact ongoing development programs.

In addition, the PREA requires a sponsor to conduct pediatric clinical trials for most drugs, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs and supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric clinical trials are complete or that additional safety or effectiveness data needs to be collected before the pediatric clinical trials begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

By focusing on FDA approved medicines for our continuous delivery, we will have access to pediatric indications and waivers that have been granted by the FDA to those products and will engage with the FDA to define the specific requirements, if any, for each delivery.

Expedited Development and Review Programs

The FDA has a fast-track designation program that is intended to expedite or facilitate the process for reviewing new drug products that meet certain criteria. Specifically, new drugs are eligible for fast-track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. With regard to a fast-track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

Any product submitted to the FDA for approval, including a product with a fast-track designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A drug is eligible for priority review if it is designed to treat a serious condition, and if approved, would provide a significant improvement in safety or effectiveness compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug designated for priority review in an effort to facilitate the review. The FDA endeavors to review applications with priority review designations within six months of the filing date as compared to ten months for review of new molecular entity NDAs under its current PDUFA review goals.

In addition, a product may be eligible for accelerated approval. Drug products intended to treat serious or life-threatening diseases or conditions may be eligible for accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials to verify the predicted clinical benefit. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required clinical trials, or if such trials fail to verify the predicted clinical benefit. In addition, the FDA currently requires pre-approval of promotional materials as a condition for accelerated approval, which could adversely impact the timing of the commercial launch of the product.

The Food and Drug Administration Safety and Innovation Act established a category of drugs referred to as “breakthrough therapies” that may be eligible to receive breakthrough therapy designation. A sponsor may seek FDA designation of a product candidate as a “breakthrough therapy” if the product is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast-track program features, as well as more intensive FDA interaction and guidance.

The breakthrough therapy designation is a distinct status from both accelerated approval and priority review, which can also be granted to the same drug if relevant criteria are met. If a product is designated as breakthrough therapy, the FDA will work to expedite the development and review of such drug.

The ODA provides for granting special status to a drug or biological product to treat a rare disease or condition upon request of a sponsor. This status is referred to as orphan designation. For a drug to qualify for orphan designation both the drug and the disease or condition must meet certain criteria specified in the ODA and the FDA’s implementing regulations at 21 CFR Part 316. Orphan designation qualifies the sponsor of the drug for various development incentives of the ODA, including eligibility for market exclusivity for seven (7) years post FDA-approval and tax credits for qualified clinical testing. A marketing application for a prescription drug product that has received orphan designation is not subject to a prescription drug user fee unless the application includes an indication for other than the rare disease or condition for which the drug was designated. CLL is an orphan disease and any drug or biological product approved by the FDA for treatment of CLL will qualify for orphan designation.

Fast track designation, breakthrough therapy designation, priority review, accelerated approval, and orphan designation do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Further, being granted any of these expedited review designations does not convey any advantages in the regulatory approval process or guarantee eventual approval by the FDA. Depending on the data generated, we believe that some of our products might qualify for fast track, orphan status or breakthrough therapy designation.

Post-approval Requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products.

Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon drug manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks, or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•        fines, warning letters, or untitled letters;

•        clinical holds on clinical studies;

•        refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product approvals;

•        product seizure or detention, or refusal to permit the import or export of products;

•        consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•        mandated modification of promotional materials and labeling and the issuance of corrective information;

•        the issuance of safety alerts, “Dear Healthcare Provider” letters, press releases and other communications containing warnings or other safety information about the product; or

•        injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising, and promotion of drug products. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising, and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict marketers’ communications on the subject of off-label use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labelling.

Patent Exclusivity and Orange Book Listing

In seeking approval for a drug through an NDA, including a 505(b)(2) NDA, applicants are required to list with the FDA certain patents whose claims cover the applicant’s product. Upon approval of an NDA, each of the patents listed in the application for the drug is then published in the Orange Book. Any applicant who files an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a 505(b)(2) NDA referencing a drug listed in the Orange Book must certify to the FDA (i) that there is no patent listed with the FDA as covering the relevant branded product, (ii) that any patent listed as covering the branded product has expired, (iii) that the patent listed as covering the branded product will expire prior to the marketing of the generic product, in which case the ANDA will not be finally approved by the FDA until the expiration of such patent or (iv) that any patent listed as covering the branded drug is invalid or will not be infringed by the manufacture, sale or use of the generic product for which the ANDA is submitted. A notice of the Paragraph IV certification must be provided to each owner of the patent that is the subject of the certification and to the holder of the approved NDA to which the ANDA or 505(b)(2) application refers. The applicant may also elect to submit a “section viii” statement certifying that its proposed label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent.

If the referenced NDA holder and patent owners assert a patent challenge directed to one of the Orange Book listed patents within 45 days of the receipt of the Paragraph IV certification notice, the FDA is prohibited from approving the application until the earlier of 30 months from the receipt of the Paragraph IV certification, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the applicant. The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the branded reference drug has expired as described in further detail below.

Patent Term Restoration

Under the Hatch-Waxman Act, a portion of the patent term lost during product development and FDA review of an NDA, or 505(b)(2) application is restored if approval of the application is the first permitted commercial marketing of a drug containing the active ingredient. The patent term restoration period is generally one-half the time between the effective date of the IND and the date of submission of the NDA, plus the time between the date of submission of the NDA and the date of FDA approval of the product. The maximum period of restoration is 5 years, and the patent cannot be extended to more than 14 years from the date of FDA approval of the product. Only one patent claiming each approved product is eligible for restoration and the patent holder must apply for restoration within 60 days of approval.

The PTO, in consultation with the FDA, reviews and approves the application for patent term restoration. When any of our products are approved, we intend to seek patent term restoration for an applicable patent when it is appropriate. At present, we anticipate STAR-LLD, if approved, to qualify for patent term restoration.

Non-Patent Exclusivity

In addition to patent exclusivity, the holder of the NDA for the listed drug may be entitled to a period of non-patent exclusivity, during which the FDA cannot approve an ANDA or 505(b)(2) application that relies on the listed drug.

For example, a drug that is considered NCE at the time of approval may be awarded a five-year period of marketing exclusivity, starting at the time of product approval. An ANDA or 505(b)(2) application referencing that drug may not be approved until the five-year period expires. Also, an ANDA or 505(b)(2) application referencing that drug may not filed with the FDA until the expiration of 5 years, unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application 4 years following the original product approval.

A drug, including one approved under Section 505(b)(2), may obtain a three-year period of exclusivity for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical studies (other than BA or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant.

A drug granted orphan designation may obtain a seven-year period of exclusivity, with an additional six (6) months for pediatric conditions.

Pediatric Exclusivity

Section 505A of the FDC Act provides for six months of additional exclusivity and patent protection if an NDA sponsor submits pediatric data that fairly responds to a written request from the FDA for such data. The data does not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or Orange Book listed patent protection cover the drug are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve an ANDA, or 505(b)(2) application owing to regulatory exclusivity or listed patents. When any of our products are approved, we anticipate seeking pediatric exclusivity when it is appropriate.

Orphan Drug Exclusivity

The ODA provides incentives for the development of drugs intended to treat rare diseases or conditions, which generally are diseases or conditions affecting less than 200,000 individuals annually in the U.S. If a sponsor demonstrates that a drug is intended to treat a rare disease or condition, the FDA grants orphan drug designation to the product for that use. The benefits of orphan drug designation include research and development tax credits and exemption from user fees. A drug that is approved for the orphan drug designated indication is granted seven (7) years of orphan drug exclusivity. During that period, the FDA generally may not approve any other application for the same product for the same indication, although there are exceptions, most notably when the later product is shown to be clinically superior to the product with exclusivity. We intend to seek orphan drug designation and exclusivity for our products whenever it is available.

Drug Enforcement Agency Regulation

Our product candidates may be regulated as “controlled substances” as defined in the Controlled Substances Act of 1970, as amended, which establishes registration, security, recordkeeping, reporting, storage, distribution, and other requirements administered by the DEA. The DEA is concerned with, among other things, the control of handlers of controlled substances and with the equipment and raw materials used in their manufacture and packaging, in order to prevent loss and diversion into illicit channels of commerce.

The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. A pharmaceutical product may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest risk of abuse and Schedule V substances the lowest relative risk of abuse among such substances. The manufacture, shipment, storage, sale and use of Schedule II drugs are subject to a high degree of regulation. For example, Schedule II drug prescriptions generally must be signed by a physician and may not be refilled without a new prescription. Substances in Schedule IV are considered to have a lower potential for abuse relative to substances in Schedule II. A prescription for controlled substances in Schedule IV may be issued by a practitioner through oral communication, in writing or by facsimile to the pharmacist and may be refilled if so, authorized on the prescription or by call-in. In the future, our other potential products may also be listed by the DEA as controlled substances.

Annual registration is required for any facility that manufactures, distributes, dispenses, imports, or exports any controlled substance. The registration is specific to the particular location, activity and controlled substance schedule. For example, separate registrations are needed for import and manufacturing, and each registration will specify which schedules of controlled substances are authorized.

The DEA typically inspects a facility to review its security measures prior to issuing a registration. Security requirements vary by controlled substance schedule, with the most stringent requirements applying to Schedule I and Schedule II substances. Required security measures include background checks on employees and physical control of inventory through measures such as cages, surveillance cameras and inventory reconciliations. Records must be maintained for the handling of all controlled substances and periodic reports must be made to the DEA, including, for example, distribution reports for Schedule II controlled substances, Schedule III substances that are narcotics and other designated substances. Reports must also be made for thefts or losses of any controlled substance and authorization must be obtained to destroy any controlled substance. In addition, special authorization and notification requirements apply to imports and exports.

In addition, a DEA quota system controls and limits the availability and production of controlled substances in Schedule II. Distributions of any Schedule II controlled substance must also be accompanied by special order forms, with copies provided to the DEA. The DEA establishes annually an aggregate quota for how much of a Schedule II substance may be produced in total in the U.S. based on the DEA’s estimate of the quantity needed to meet legitimate scientific and medicinal needs. This limited aggregate amount of any particular Schedule II substance that the DEA allows to be produced in the U.S. each year is allocated among individual companies, who must submit applications annually to the DEA for individual production and procurement quotas. We and our contract manufacturers must receive an annual quota from the DEA in order to produce or procure any Schedule II substance for use in manufacturing. The DEA may adjust aggregate production quotas and individual production and procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments. Our and our contract manufacturers’ quota of an active ingredient may not be sufficient to meet commercial demand or complete clinical trials. Any delay or refusal by the DEA in establishing our and our contract manufacturers’ quota for controlled substances could delay or stop our clinical trials or product launches, which could have a material adverse effect on our business, financial position, and results of operations.

To meet its responsibilities, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Failure to maintain compliance with applicable requirements, particularly as manifested in loss or diversion, can result in enforcement action that could have a material adverse effect on our business, results of operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations or initiate proceedings to revoke those registrations. In certain circumstances, violations could result in criminal proceedings.

Individual states also regulate controlled substances, and we and our contract manufacturers will be subject to state regulation on distribution of these products.

Other Healthcare Laws

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation, U.S. federal and state anti-kickback, fraud and abuse, false claims, pricing reporting, data privacy and security, and physician payment transparency laws and regulations as well as similar foreign laws in the jurisdictions outside the U.S. Violation of any of such laws or any other governmental regulations that apply may result in significant penalties, including, without limitation, administrative civil and criminal penalties, damages, disgorgement fines, additional reporting requirements and oversight obligations, contractual damages, the curtailment or restructuring of operations, exclusion from participation in governmental healthcare programs and/or imprisonment.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidate for which we may seek regulatory approval. Sales in the U.S. will depend, in part, on the availability of sufficient coverage and adequate reimbursement from third-party payors, which include government health programs such as Medicare, Medicaid, TRICARE, and the Veterans Administration, as well as managed care organizations and private health insurers. Prices at which we or our customers seek reimbursement for our product candidates can be subject to challenge, reduction, or denial by third-party payers.

The process for determining whether a third-party payor will provide coverage for a product is typically separate from the process for setting the reimbursement rate that the payor will pay for the product. In the U.S., there is no uniform policy among payors for coverage or reimbursement. Decisions regarding whether to cover any of a product, the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies but also have their own methods and approval processes. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that can require manufacturers to provide scientific and clinical support for the use of a product to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product that receives approval. Third-party payors may not consider our product candidates to be medically necessary or cost-effective compared to other available therapies, or the rebate percentages required to secure favorable coverage may not yield an adequate margin over cost or may not enable us to maintain price levels sufficient to realize an appropriate return on our investment in drug development. Additionally, decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product.

U.S. Healthcare Reform

In the U.S., there has been, and continues to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities, and affect the profitable sale of product candidates.

Among policy makers and payors in the U.S., there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the U.S., the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, the ACA was passed and signed into law, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. The ACA increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1%; required collection of rebates for drugs paid by Medicaid managed care organizations; required manufacturers to participate in a coverage gap discount program, in which manufacturers must agree to offer point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell certain “branded prescription drugs” to specified federal government programs, implemented a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected; expanded eligibility criteria for Medicaid programs; created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare Innovation at the CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, including the Bipartisan Budget Act of 2018, will remain in effect through 2029 unless additional Congressional action is taken. The CARES Act was signed into law on March 27, 2020 and suspended these reductions from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic, and extended the sequester by one year, through 2030. In addition, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from 3 to 5 years. On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into law. The IRA included, among other provisions, several measures intended to lower the cost of prescription drugs and related healthcare reforms. Specifically, the IRA authorizes and directs the Centers for Medicare and Medicaid Services (CMS) to set drug prices for certain Medicare Part B and Part D qualified drugs with the greatest expense to the program, with the first year of maximum price applicability to begin in 2026 and an expanding list of selected drugs each year after. The Act further authorizes CMS to levy a financial penalty on pharmaceutical manufacturers that increase the price of certain Medicare Part B and Part D drugs faster than the rate of inflation. Finally, the IRA creates significant changes to the Medicare Part D benefit design by capping Part D beneficiaries’ annual out-of-pocket spending at $2,000 beginning in 2025 and creating new financial liabilities for drug manufacturers and health plans providing Part D benefits. We cannot be sure whether additional or related legislation or rulemaking will be issued or enacted, or what impact, if any, such changes will have on the profitability of any of our drug candidates, if approved for commercial use, in the future.

Individual states in the U.S. have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, states, including California, Florida, Nevada and Maine, among others, have responded to these pressures with a range of legislative enactments and policy proposals designed to control prescription drug prices by, for example, allowing importation of pharmaceutical products from jurisdictions outside the U.S., imposing Prescription Drug Affordability Boards, some with the ability to impose price controls on state drug purchases and imposing transparency measures around prescription drug prices and marketing costs. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine which drugs and suppliers will be included in their healthcare programs. Furthermore, there has been increased interest by third party payors and governmental authorities in reference pricing systems and publication of discounts and list prices.

Healthcare Regulations

Pharmaceutical companies are subject to various federal and state laws that are intended to combat health care fraud and abuse and that govern certain of our business practices, especially our interactions with third-party payors, healthcare providers, patients, customers and potential customers through sales and marketing or research and development activities. These include anti-kickback laws, false claims laws, sunshine laws, privacy laws, and FDA regulation of advertising and promotion of pharmaceutical products.

Anti-kickback laws, including the federal Anti-Kickback Statute, make it a criminal offense knowingly and willfully to offer, pay, solicit, or receive any remuneration to induce or reward referral of an individual for, or the purchase, order or recommendation of, any good or service reimbursable by, a federal health care program (including our products). The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other. Although there are several statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing, or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. The penalties for violating the federal Anti-Kickback Statute include administrative civil money penalties, imprisonment for up to 10 years, fines of up to $100,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid.

The federal civil and criminal false claims laws, including the civil False Claims Act, prohibit knowingly presenting, or causing to be presented, claims for payment to the federal government (including Medicare and Medicaid) that are false or fraudulent (and, under the Federal False Claims Act, a claim is deemed false or fraudulent if it is made pursuant to an illegal kickback). Manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the False Claims Act can result in significant monetary penalties, including fines ranging from $13,946 to $27,894 for each false claim, and treble damages. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical companies throughout the country, for example, in connection with the promotion of products for unapproved uses and other improper sales and marketing practices. The government has obtained multi-million and multi-billion-dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. In addition, companies have been forced to implement extensive corrective action plans and have often become subject to consent decrees or corporate integrity agreements, severely restricting the manner in which they conduct their business. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws.

The Federal Civil Monetary Penalties Law prohibits, among other things, the offering or transferring of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of Medicare or Medicaid payable items or services. Noncompliance can result in civil money penalties of up to $24,947 for each wrongful act, assessment of three times the amount claimed for each item or service and exclusion from the federal healthcare programs.

Federal criminal statutes prohibit, among other actions, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the federal Anti-Kickback Statute, the ACA amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Analogous state and foreign laws and regulations, including state anti-kickback and false claims laws, may apply to products and services reimbursed by non-governmental third-party payors, including commercial payors. Additionally, there are state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or that otherwise restrict payments that may be made to healthcare providers as well as state and foreign laws that require drug manufacturers to report marketing expenditures or pricing information.

Sunshine laws, including the Federal Open Payments law enacted as part of the ACA, require pharmaceutical manufacturers who have drugs registered for Medicare to disclose payments and other transfers of value to physicians and certain other health care providers or professionals, and in the case of some state sunshine laws, restrict or prohibit certain such payments. Pharmaceutical manufacturers are required to submit reports to the government by the 90th day of each calendar year. Failure to submit the required information may result in civil monetary penalties of up to an aggregate of $211,008 per year (or up to an aggregate of $1.407 million per year for “knowing failures”) for all payments, transfers of value or ownership or investment interests not reported in an annual submission and may result in liability under other federal laws or regulations. Certain states and foreign governments require the tracking and reporting of gifts, compensation, and other remuneration to physicians.

Privacy laws, such as the privacy regulations implemented under the HIPAA, restrict covered entities from using or disclosing protected health information. Covered entities commonly include physicians, hospitals, and health insurers from which we may seek to acquire data to aid in our research, development, sales and marketing activities. Although pharmaceutical manufacturers are not covered entities under HIPAA, our ability to acquire or use protected health information from covered entities may be affected by privacy laws. Specifically, HIPAA, as amended by HITECH, and their respective implementing regulations, including the final omnibus rule published on January 25, 2013, imposes specified requirements relating to the privacy, security, and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain, or transmit protected health information in connection with providing a service for or on behalf of a covered entity. While we are not currently a covered entity under HIPAA, our future operations could subject us to HIPAA as a business associate, or even a covered entity. Depending on the facts and circumstances, we could be subject to significant penalties if we violate HIPAA. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

The FDA regulates the sale and marketing of prescription drug products and, among other things, prohibits pharmaceutical manufacturers from making false or misleading statements and from promoting products for unapproved uses. There has been an increase in government enforcement efforts at both the federal and state level. Numerous cases have been brought against pharmaceutical manufacturers under the Federal False Claims Act, alleging, among other things, that certain sales or marketing-related practices violate the Anti-Kickback Statute or the FDA’s regulations, and many of these cases have resulted in settlement agreements under which the companies were required to change certain practices, pay substantial fines and operate under the supervision of a federally appointed monitor for a period of years. Due to the breadth of these laws and their implementing regulations and the absence of guidance in some cases, it is possible that our practices might be challenged by government authorities. Violations of fraud and abuse laws may be punishable by civil and criminal sanctions including fines, civil monetary penalties, as well as the possibility of exclusion of our products from payment by federal health care programs.

Government Price Reporting

Government regulations regarding reporting and payment obligations are complex, and we are continually evaluating the methods we use to calculate and report the amounts owed with respect to Medicaid and other government pricing programs. Our calculations are subject to review and challenge by various government agencies and authorities, and it is possible that any such review could result either in material changes to the method used for calculating the amounts owed to such agency or the amounts themselves. Because the process for making these calculations, and our judgments supporting these calculations, involve subjective decisions, these calculations are subject to audit. In the event that a government authority challenges or finds ambiguity with regard to our report of payments, such authority may impose civil and criminal sanctions, which could have a material adverse effect on our business. From time to time, we conduct routine reviews of our government pricing calculations. These reviews may have an impact on government price reporting and rebate calculations used to comply with various government regulations regarding reporting and payment obligations.

Many governments and third-party payors reimburse the purchase of certain prescription drugs based on a drug’s AWP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers’ reporting practices with respect to AWP, which they have suggested have led to excessive payments by state and federal government agencies for prescription drugs.

Drug Pedigree Laws

State and federal governments have proposed or passed various drug pedigree laws (e.g., the Drug Supply Chain Security Act), which can require the tracking of all transactions involving prescription drugs from the manufacturer to the pharmacy (or other dispensing) level. Companies are required to maintain records documenting the chain of custody of prescription drug products beginning with the purchase of such products from the manufacturer. Compliance with these pedigree laws requires implementation of extensive tracking systems as well as heightened documentation and coordination with customers and manufacturers. While we fully intend to comply with these laws, there is uncertainty about future changes in legislation and government enforcement of these laws. Failure to comply could result in fines or penalties, as well as loss of business that could have a material adverse effect on our financial results.

Federal Regulation of Patent Litigation Settlements and Authorized Generic Arrangements

As part of the Medicare Prescription Drug Improvement and Modernization Act of 2003, companies are required to file with the FTC and the DOJ certain types of agreements entered into between brand and generic pharmaceutical companies related to the settlement of patent litigation or manufacture, marketing and sale of generic versions of branded drugs. This requirement could affect the manner in which generic drug manufacturers resolve intellectual property litigation and other disputes with brand pharmaceutical companies and could result generally in an increase in private-party litigation against pharmaceutical companies or additional investigations or proceedings by the FTC or other governmental authorities.

Other

The U.S. federal government, various states and localities have laws regulating the manufacture and distribution of pharmaceuticals, as well as regulations dealing with the substitution of generic drugs for branded drugs. Our operations are also subject to regulation, licensing requirements and inspection by the states and localities in which our operations are located or in which we conduct business.

Certain of our activities are also subject to FTC enforcement actions. The FTC also enforces a variety of antitrust and consumer protection laws designed to ensure that the nation’s markets function competitively, are vigorous, efficient, and free of undue restrictions. Federal, state, local and foreign laws of general applicability, such as laws regulating working conditions, also govern us.

In addition, we are subject to numerous and increasingly stringent federal, state and local environmental laws and regulations concerning, among other things, the generation, handling, storage, transportation, treatment and disposal of toxic and hazardous substances, the discharge of pollutants into the air and water and the cleanup of contamination. We are required to maintain and comply with environmental permits and controls for some of our operations, and these permits are subject to modification, renewal, and revocation by the issuing authorities. Our environmental capital expenditures and costs for environmental compliance may increase in the future as a result of changes in environmental laws and regulations or increased manufacturing activities at any of our facilities. We could incur significant costs or liabilities as a result of any failure to comply with environmental laws, including fines, penalties, third-party claims and the costs of undertaking a clean-up at a current or former site or at a site to which our wastes were transported. In addition, we have grown in part by acquisition, and our diligence may not have identified environmental impacts from historical operations at sites we have acquired in the past or may acquire in the future.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, including their ages as of March 30, 2026:

Name	Age	Position
BOARD OF DIRECTORS
Pedro Lichtinger Waisman	71	Chairman and Chief Executive Officer, Director
Eric Baum	48	Director
Moses Dodo	66	Director
Nitin Kaushal	60	Director
Roy F. Waldron	63	Director

EXECUTIVE OFFICERS
Pedro Lichtinger Waisman	71	Chairman and Chief Executive Officer
James C. Oliver	69	Chief Medical Officer
Scott L. Kahn	64	Chief Financial Officer

Background of Our Executive Officers and Directors

Executive Officers

Pedro Lichtinger Waisman has been our Chairman and Chief Executive Officer since the founding of Starton in May 2017. Prior to Starton, Mr. Lichtinger Waisman served as President and Chief Executive Officer of Asterias Biotherapeutics from June 2014 to February 2016, and as President and Chief Executive Officer of Optimer Pharmaceuticals from May 2010 to February 2013. Mr. Lichtinger Waisman also worked at Pfizer Inc. from 1995 to 2010, including as President of its Global Primary Care Business Unit from 2008 to 2009 and President of Europe Pharmaceuticals from 2006 to 2008. Mr. Lichtinger Waisman holds an MBA degree from Wharton School of Business and an engineering degree from the National University of Mexico. Mr. Lichtinger Waisman is well qualified to serve as a director because of his experience as Chairman and CEO of Starton and his extensive management experience in the pharmaceutical industry.

James C. Oliver has been our Chief Medical Officer since 2019. Prior to Starton, beginning in 2013, Dr. Oliver worked at Accelovance Inc., a global contract research organization, where, from 2018, he served as the Chief Science Officer and managing director for Europe and Asia. Dr. Oliver has more than 30 years of experience in both the public and private sectors of the life sciences industry and contract research organizations, as well as 12 years in academia. Over Dr. Oliver’s career, he has managed large cross-functional project teams with internal staff and oversaw contract research organization vendors. Dr. Oliver has significant FDA experience with both the Drug and Biologic divisions having prepared more than fifty (50) INDs and participated in seven (7) successful NDA submissions for U.S./Global pharmaceutical companies. In his tenure with public and private biotechnology companies, he advised on several series of successful fundraisings. Dr. Oliver holds a Pharm.D. and a Bachelor of Science degree in pharmacy, both from Mercer University School of Pharmacy.

Scott L. Kahn has been our Chief Financial Officer since October 2022. Mr. Kahn has more than 35 years of finance and accounting experience in diverse organizations from start-ups to Fortune 500 companies. Prior to Starton, from 2006 to 2021, Mr. Kahn served as CFO and Vice President at Diopsys, Inc, a medical device company, where he was responsible for overseeing accounting, finance, human resources and investor relations. Following Diopsys, Mr. Kahn was Chief Financial Officer for Milestone Scientific, Inc. and had consulting engagements with Aquestive Therapeutics as Corporate Controller and Phibro Animal Health as Regional Controller. Mr. Kahn received a B.A. in Accounting from Franklin and Marshall College and an M.B.A. in International Business from Rutgers University. He is a Certified Public Accountant licensed in the State of New York and a Chartered Global Management Accountant.

Directors

Eric Baum, became a director of Starton in 2018. Mr. Baum has served as Managing Director of Acquis Consulting Group, L.L.C., a management consulting firm, since 2003, and has served as Managing Director and Co-Founder of its affiliate, Solidea Capital, a venture advisory firm, since 2005. At Acquis Consulting Group and Solidea Capital, Mr. Baum advises companies in areas such as business and corporate strategy, market positioning, growth and scale strategies, trajectory management, partnering frameworks and risk evaluation. He also serves on the Board of Directors of ESGAI Technologies Inc., Diagen AI Life Sciences and BigRentz, Inc. Mr. Baum is also actively involved in the venture capital arena as an angel investor and participant in several investment-focused groups, such as the Charlotte Angel Fund. Mr. Baum received a Bachelor of Business Administration from Emory University where he graduated valedictorian from the Goizueta Business School. Mr. Baum is well qualified to serve as a director because of his experience in management and corporate strategy.

Moses Dodo, became a director of Starton in 2022. Mr. Dodo has more than 35 years of corporate development experience focused on the US and Latin America. Since April 2021, Mr. Dodo has been a Managing Partner at MD5 Capital & Strategy Consulting, LLC, a boutique healthcare management consulting firm specializing in the healthcare industry. Prior to MD5, from March 2014 to April 2021, Mr. Dodo worked for Bupa Global Latin America, a global private health insurance provider, where he served as Managing Director from 2014 and Board Chairman from June 2019, where he led corporate development and inorganic growth. Prior to Bupa Global, Mr. Dodo served as CEO and Chairman of Amedex Bermuda, a life insurance company, and as a Board member of HtH Geoblue, a partnership with Blue Cross Blue Shield offering international private medical insurance in the USA. Mr. Dodo holds a bachelor’s degree in Business Administration and Finance from Fundacao Armando Alvares Penteado, Sao Paolo, Brazil. Mr. Dodo is well qualified to serve as a director because of his regulatory and management experience in the healthcare industry.

Nitin Kaushal became a director of Starton in 2018. Mr. Kaushal has over 35 years of financial and investment experience with a focus on the life sciences industry. Mr. Kaushal is a retired Managing Director of PWC Corporate Finance Inc., serving from 2012 to 2020. In addition to Starton, Mr. Kaushal currently sits on the boards of Viemed Healthcare, Inc. (Nasdaq: VMD), Everyday People Financial Corp. (TSX-V: EPF)(OTCQB: EPFCF), and Synergy CHC Corp. (Nasdaq: SNYR). Mr. Kaushal received his Bachelor of Science degree in Chemistry from the University of Toronto Scarborough and his CA, CPA and CF Corporate Finance Qualification from Chartered Professional Accountants of Canada (CPA Canada). Mr. Kaushal is well qualified to serve as a director because of his experience as a member of various boards of directors and as a Chartered Professional Accountant.

Roy F. Waldron, Ph.D., J.D., became a director of Starton in 2019. From 1999 to his retirement in June 2018, Dr. Waldron served as the Senior Vice President‚ Associate General Counsel, and Chief Intellectual Property Counsel at Pfizer. At Pfizer, he led global teams of Pfizer attorneys and professionals in procuring patents‚ and worked closely with R&D‚ Business Development and Pfizer Business Units to develop and strengthen intellectual property strategies for development and acquisition targets. Dr. Waldron holds a Juris Doctorate from New York University Law School‚ a Ph.D. from Yale University, and a Bachelor of Arts from Dartmouth College. Dr. Waldron is well qualified to serve as a director because of his experience with intellectual property in the pharmaceutical industry.

There are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any events requiring disclosure under Item 401(f) of Regulation S-K.

Board Composition

Number and Terms of Office of Officers and Directors

Our board of directors is comprised of five directors and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•        the Class I directors are Roy Waldron and Nitin Kaushal, and their terms will expire at the first annual meeting of stockholders after the completion of this offering; and

•        the Class II directors are Eric Baum and Moses Dodo and their terms will expire at the second annual meeting of stockholders after the completion of this offering; and

•        the Class III director is Pedro Lichtinger Waisman and his term will expire at the third annual meeting of stockholders after the completion of this offering.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See the section titled “Description of Capital Stock — Anti-Takeover Provisions.”

Director Independence

In connection with this offering, we have applied to list our common stock on the Nasdaq Capital Market. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period after the completion of this offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Our board of directors determined that each of Eric Baum, Moses Dodo, Nitin Kaushal and Roy Waldron is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee prior to the completion of this offering, each of which will operate pursuant to a charter adopted by our board of directors and which will be effective prior to the consummation of this offering. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time. Following the completion of this offering, copies of the charters for each committee will be available on our website. Reference to our website does not constitute incorporation by reference of the information contained at or accessible through our website into this prospectus or the registration statement of which it forms a part.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•        appoints our independent registered public accounting firm;

•        evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•        determines the engagement of the independent registered public accounting firm;

•        reviews and approves the scope of the annual audit and pre-approves the audit and non-audit fees and services;

•        reviews and approves all related party transactions on an ongoing basis;

•        establishes procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal accounting controls or auditing matters;

•        discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•        approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•        discusses on a periodic basis, or as appropriate, with our management’s policies and procedures with respect to risk assessment and risk management;

•        consults with management to establish procedures and internal controls relating to cybersecurity;

•        is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•        investigates any reports received through the ethics helpline and reports to the board of directors periodically with respect to any information received through the ethics helpline and any related investigations; and

•        reviews the audit committee charter and the audit committee’s performance on an annual basis.

Our audit committee consists of Eric Baum, Moses Dodo and Nitin Kaushal. Our board of directors has determined that all members are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Mr. Kaushal. Our board of directors has determined Mr. Kaushal is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our board of directors has also determined that each member of our audit committee can read and understand fundamental consolidated financial statements, in accordance with applicable requirements.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards.

Compensation Committee

Our compensation committee oversees policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves or recommends corporate goals and objectives relevant to compensation of our executive officers (other than our Chief Executive Officer), evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The compensation committee also reviews and approves or makes recommendations to our board of directors regarding the issuance of stock options and other awards under our stock plans to our executive officers (other than our Chief Executive Officer). The compensation committee reviews the performance of our Chief Executive Officer and makes recommendations to our board of directors with respect to his compensation, and our board of directors retains the authority to make compensation decisions relative to our Chief Executive Officer. The compensation committee will review and evaluate, on an annual basis, the compensation committee charter and the compensation committee’s performance.

Our compensation committee consists of Eric Baum, Moses Dodo and Nitin Kaushal. Our board of directors has determined that all members are independent under the Nasdaq Listing Rules and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The chair of our compensation committee is Mr. Baum.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards.

Nominating and Corporate Governance Committee

Our nominating and governance committee consists of Eric Baum, Moses Dodo and Roy Waldron. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable rules of Nasdaq. The nominating and corporate governance committee’s responsibilities upon the closing of this offering will include:

•        identifying and recommending candidates for membership on our board of directors;

•        recommending directors to serve on our board committees;

•        reviewing and recommending our corporate governance guidelines and policies;

•        reviewing proposed waivers of the code of conduct for directors and executive officers;

•        evaluating, and overseeing the process of evaluating, the performance of our board of directors and individual directors; and

•        assisting our board of directors on corporate governance matters.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or on our compensation committee.

Board Diversity

The Board’s objective is that its membership be comprised of a diverse group of experienced and dedicated individuals. Our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

•        personal and professional integrity;

•        ethics and values;

•        experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•        professional and academic experience relevant to our industry;

•        experience as a board member of another publicly held company;

•        strength of leadership skills;

•        experience in finance and accounting and/or executive compensation practices;

•        ability to devote the time required for preparation, participation and attendance at board of directors meetings and committee meetings, if applicable;

•        background, gender, age and ethnicity;

•        conflicts of interest; and

•        ability to make mature business judgments.

Following the consummation of this offering, our board of directors will evaluate each individual in the context of the board of directors as a whole, with the objective of ensuring that the board of directors, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure and in compliance with the rules of Nasdaq.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to all of our directors, officers and employees, including those officers responsible for financial reporting. The full text of our code of business conduct and ethics will be posted on our website at www.startontx.com upon the completion of this offering. Any substantive amendment to, or waiver of, a provision of the code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, will be disclosed on our website.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation and our bylaws will limit our directors’ liability, and provide that we may indemnify our directors and officers to the fullest extent permitted under Delaware General Corporation Law, or the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•        transaction from which the director derives an improper personal benefit;

•        act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        unlawful payment of dividends or redemption of shares; or

•        breach of a director’s duty of loyalty to the corporation or its stockholders.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or recession.

The DGCL and our bylaws will provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding. We believe that these provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

Non-Employee Director Compensation

We do not pay our non-employee directors any cash compensation for serving on our Board of Directors.

Each of our non-employee directors are awarded a baseline amount of annual stock option grants based on the following formula: options to purchase 33,333 shares of our common stock for serving on our Board of Directors; options to purchase 5,000 shares of our common stock for serving as the chair of a Board committee; and options to purchase 2,500 shares of our common stock for serving as a member of a Board committee. The Board options are granted on an annual basis at the end of each of our fiscal years and are subject to an exercise price equal to the then prevailing fair market value of the shares of our common stock, as generally determined by our Board of Directors based on the pricing of our most recent financing transaction in which we sold shares of our common stock. These awards are granted at the discretion of the Board and are subject to ad hoc increases or decreases at the discretion of the Board.

The following table sets forth the total cash and equity compensation paid to our non-employee directors for service on our board of directors during the fiscal year ended March 31, 2025:

Name	Fees earned or paid in cash ($)(1)	Value of Stock-based awards ($)(2)	Exercise Price ($)	Total ($)
Eric Baum	—	179,400		179,400
Moses Dodo	—	196,650		196,650
Nitin Kaushal	—	179,400		179,400
Roy F. Waldron	—	169,050		169,050
Total	—	724,500		724,500

____________

(1)      We do not pay our non-employee directors any cash compensation for serving on our Board of Directors.

(2)      Represents the value determined based on a Black-Scholes model of the stock options awarded to our Board members during fiscal 2025.

Expense Reimbursement

Our non-employee directors are also reimbursed for their reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in board of directors and committee meetings.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options, restricted share units and deferred share units may be granted at the discretion of the Board or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

Management Loans

On September 4, 2025 (the “Effective Date”), the Company and Pedro Lichtinger (CEO of the Company) (the “Lender”) entered into a loan agreement, whereby the Lender agreed to loan the Company an aggregate of up to $2,000,000 to fund operations of the Company pursuant to a promissory note. The Lender advanced $1,000,000 (the “First Tranche”) on the Effective Date. Further, the Lender made an additional advance to the Company in the amount of $1,000,000 (the “Second Tranche”) on November 19, 2025 (the First Tranche and the Second Tranche, collectively, the “Notes”). With respect to the First Tranche, this loan contains 12% interest per annum and requires monthly payments of interest only in arrears with respect to 85% of the first tranche ($850,000) (the “Amortized Portion of the First Tranche”) on the first day of each month commencing October 1, 2025 and ending September 1, 2026. Thereafter, the Company will make principal and interest payments each month through September 1, 2028 in an amount necessary to amortize the Amortized Portion of the First Tranche over a 24-month period. The First Tranche matures on September 1, 2028. Interest on the remaining 15% of the First Tranche is payable monthly until the maturity date of the First Tranche. With respect to the Second Tranche, this loan contains 12% interest per annum and requires monthly payments of interest only in arrears with respect to 85% of the Second Tranche ($850,000) (the “Amortized Portion of the Second Tranche”) on the first day of each month commencing December 1, 2025 for the through November 1,2026. Thereafter, the Company will make principal and interest payments each month through September 1, 2028 in an amount necessary to amortize the Amortized Portion of the Second Tranche over a 24-month period. The Second Tranche matures on November 1, 2028. Interest on the remaining 15% of the Second Tranche is payable monthly until the maturity date of the Second Tranche. As of December 31, 2025, the Company had $2,000,000 of borrowings under the Notes. In connection with the First Tranche, the Company incurred debt issuance costs of $43,357 which will be amortized over the life of the First Tranche. In connection with the Second Tranche, the Company did not incur any incremental debt issuance costs. The Company incurred interest expense of $46,001 and $55,527 for the three and nine months ended December 31, 2025, consisting of $44,055 and $52,932 in interest, respectively, on the outstanding principal of the loan and $1,946 and $2,596 for the amortization of the debt issuance costs, respectively. As of December 31, 2025, the recorded balance under of the loan, net of debt issuance costs, was $1,959,239.

EXECUTIVE COMPENSATION

The following table shows the total compensation awarded to, earned by, or paid to during the year ended March 31, 2025 and March 31, 2024, to our executive officers who earned more than $100,000 during the fiscal year ended March 31, 2025 and March 31, 2024 and were serving as named executive officers as of such date.

Our named executive officers for fiscal year ended March 31, 2025 and March 31, 2024 who appear in the Summary Compensation Table are:

•        Pedro Lichtinger Waisman, our Chairman and Chief Executive Officer;

•        James C. Oliver, our Chief Medical Officer; and

•        Scott L. Kahn, our Chief Financial Officer.

The following table sets forth, for the year ended March 31, 2025, all compensation paid, distributed or earned for services, including salary and bonus amounts, rendered in all capacities by the Company’s named executive officers. The information contained below represents compensation earned by the Company’s officers for their work related to the Company:

Name and Position	Year	Salary ($)	Bonus ($)	Stock- based awards ($)	Option- based awards ($)(1)	Non-equity incentive plan compensation ($)	Long term incentive plans	All other compensation ($)	Total compensation ($)
						Annual incentive plans
Pedro Lichtinger Waisman	2025	367,500	—	—	1,057,500	—	—	—	1,425,000
CEO	2024	367,500	—	—	1,232,523	—	—	—	1,600,023
James C. Oliver	2025	319,041	—	—	705,000	—	—	—	1,024,041
Chief Medical Officer	2024	319,041	—	—	829,582	—	—	—	1,148,623
Scott L. Kahn	2025	222,600	—	—	468,578	—	—	—	691,178
Chief Financial Officer	2024	222,600	—	—	555,004	—	—	—	777,604

____________

(1)      Represents the value determined based on a Black-Scholes model, of the stock options awarded to our Executive Officers during the years ended March 31, 2025 and March 31, 2024.

Outstanding Equity Awards at 2025 Fiscal Year End

The following table provides information regarding the Equity Incentive Plan awards for each named executive officer outstanding as of March 31, 2025 after giving effect to the December 9, 2025 1-for-3 reverse stock split:

	Option-based Awards						Stock-based Awards(1)(2)
Name	Option Grant Date	Number of securities underlying unexercised options (#) Exercisable		Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of shares that have not vested (#)		Market value of share awards that have not vested ($)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested ($)
Pedro Lichtinger Waisman	02/19/2019	333,333	(3)	—	2.49	02/19/2029	—		—	—	—
CEO	01/23/2020	166,667	(4)	—	4.56	01/23/2030	—		—	—	—
	01/04/2021	125,000	(4)	41,667	5.70	01/04/2031	—		—	—	—
	01/26/2022	104,167	(5)	62,500	9.30	01/26/2032	—		—	—	—
	10/05/2022	16,129	(6)	—	9.30	10/05/2032	—		—	—	—
	03/20/2023	16,935	(6)	—	9.30	03/20/2033	—		—	—	—
	03/20/2023	112,500	(5)	187,500	9.30	03/20/2033	—		—	—	—
	03/25/2024	39,412	(6)	—	5.58	03/25/2034	—		—	—	—
	03/25/2024	31,250	(5)	218,750	5.58	03/25/2034	—		—	—	—
	03/25/2025	31,250	(5)	218,750	5.58	03/25/2035	—		—	—	—
	09/01/2022	—		—	—	—	333,333	(7)	1,290,000	—	—
James C. Oliver	01/07/2019	75,000	(4)	91,667	2.49	01/07/2029	—		—	—	—
Chief Medical Officer	01/23/2020	100,000		—	4.56	01/23/2030	—		—	—	—
	09/04/2020	—		66,667	4.56	09/04/2030	—		—	—	—
	01/04/2021	75,000	(4)	25,000	5.70	01/04/2031	—		—	—	—
	01/26/2022	62,500	(5)	37,500	9.30	01/26/2032	—		—	—	—
	10/05/2022	12,329	(6)	—	9.30	10/05/2032	—		—	—	—
	03/20/2023	13,069	(6)	—	9.30	03/20/2033	—		—	—	—
	03/20/2023	75,000	(5)	125,000	9.30	03/20/2033	—		—	—	—
	03/25/2024	28,316	(6)	—	5.58	03/25/2034	—		—	—	—
	03/25/2024	20,833	(5)	145,833	5.58	03/25/2034	—		—	—	—
	03/25/2025	20,833	(5)	145,833	5.58	03/25/2035	—		—	—	—
Scott L. Kahn	03/20/2023	49,848	(5)	83,082	9.30	03/20/2033	—		—	—	—
Chief Financial Officer	03/25/2024	19,756	(6)	—	5.58	03/25/2034	—		—	—	—
	03/25/2024	13,847	(5)	96,928	5.58	03/25/2034	—		—	—	—
	03/25/2025	13,847	(5)	96,928	5.58	03/25/2035	—		—	—	—

____________

(1)      The market value of the common stock as of March 31, 2025 is calculated by multiplying the number of unvested shares outstanding under the award by $1.29 per share, which is based on a Black-Scholes model.

(2)      This table represents the capitalization data of Starton Therapeutics, Inc. as of March 31, 2025 and gives effect to (x) the Reorganization in November 2025 pursuant to which Starton Holdings, Inc. became the parent company of Starton Therapeutics, Inc. and all shares of Starton Therapeutics, Inc. were exchanged for an equal number of shares in Starton Holdings, Inc. and (y) our December 9, 2025 1-for-3 reverse stock split.

(3)      These options vest monthly in equal installments during the forty-eight months following the grant date.

(4)      These options vest annually in equal installments during the forty-eight months following the grant date.

(5)      These options vest quarterly in equal installments during the forty-eight months following the grant date.

(6)      These options vested immediately upon the grant date.

(7)      The amount represents an award of common stock to Mr. Lichtinger Waisman pursuant to his Executive Agreement dated September 1, 2022. The shares of common stock will be awarded effective as of the consummation of this offering.

Equity Compensation Plan

On May 13, 2025, the 2025 Starton Holdings, Inc. Omnibus Incentive Plan (the “Plan”) was approved by the Company’s stockholders and the Plan became effective upon our corporate reorganization, which was consummated on November 5, 2025. This summary of the Plan is qualified in its entirety by the actual 2025 Starton Holdings, Inc. Omnibus Incentive Plan, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

The purpose of the Plan is to advance the interests of the Company and its stockholders by enabling the Company and its subsidiaries to attract and retain qualified individuals to perform services, to provide incentive compensation for such individuals in a form that is linked to the growth and profitability of the Company and increases in stockholder value, and to provide opportunities for equity participation that align the interests of recipients with those of its stockholders.

The Plan permits the board of directors of the Company, or a committee or subcommittee thereof, to grant to eligible employees, non-employee directors and consultants of Holdings and its subsidiaries non-statutory and incentive stock options, stock appreciation rights (SARs), restricted stock awards, restricted stock units (RSUs), deferred stock units, performance awards, non-employee director awards, and other stock-based awards. Subject to adjustment, the maximum number of shares of common stock to be authorized for issuance under the Plan is 8,333,333, of which 7,488,778 have been issued under our Plan, after giving effect to the Reorganization in November 2025 and 1-for-3 reverse stock split in December 2025.

Administration

The board of directors of the Company administers the Plan. The board has the authority under the Plan to delegate plan administration to a committee of the board or a subcommittee thereof. The board of directors or the committee of the board to which administration of the Plan has been delegated is referred to in this prospectus as the “Committee”. Subject to certain limitations, the Committee has broad authority under the terms of the Plan to take certain actions under the Plan.

To the extent permitted by applicable law and subject to certain limitations as provided in the Plan, the Committee may delegate to one or more of its members or to one or more officers of the Company such administrative duties or powers under the Plan, as it may deem advisable.

No Re-pricing

The Committee may not, without prior approval of the stockholders of the Company, effect any re-pricing of any previously granted “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; or (iii) repurchasing the underwater options or SARs and granting new awards under the Plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of common stock of the Company is less than the exercise price of the option or the grant price of the SAR.

Stock Subject to the Plan

Subject to adjustment (as described below), the maximum number of shares of common stock available for issuance under the Plan is equal to 8,333,333, after giving effect to the Reorganization in November 2025 and 1-for-3 reverse stock split in December 2025. This limit is also the limit on the number of incentive stock options that may be granted under the Plan.

Shares that are issued under the Plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares remaining available for issuance under the Plan only to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award will be counted against the shares authorized for issuance under the Plan, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Any shares withheld to satisfy tax withholding obligations on awards issued under the Plan, any shares withheld to pay the exercise price or grant price of awards under the Plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will not be counted against the shares authorized for issuance under the Plan and will be available again for grant under the Plan. Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the Plan. Any shares related to awards granted under the Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares will be available again for grant under the Plan. Any shares repurchased by the Company on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the Plan. The shares available for issuance under the Plan may be authorized and unissued shares or treasury shares.

Adjustments

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or shares of common stock of the Company, the Committee will make the appropriate adjustment or substitution. These adjustments or substitutions may be to the number and kind of securities and property that may be available for issuance under the Plan. In order to prevent dilution or enlargement of the rights of participants, the Committee may also adjust the number, kind, and exercise price or grant price of securities or other property subject to outstanding awards.

Eligible Participants

Awards may be granted to employees, non-employee directors and consultants of the Company or any of its subsidiaries. A “consultant” for purposes of the Plan is one who renders services to the Company or its subsidiaries that are not in connection with the offer and sale of its securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for its securities.

Types of Awards

The Plan permits the Company to grant non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, deferred stock units, performance awards, non-employee director awards and other stock-based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options.    Stock options entitle the holder to purchase a specified number of shares of common stock of the Company at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of the Company or its subsidiaries. Each stock option granted under the Plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. The exercise price of each stock option granted under the Plan must be at least 100% of the fair market value of a share of common stock of the Company as of the date the award is granted to a participant. Fair market value under the Plan means, unless otherwise determined by the Committee, the closing sale price of common stock of the Company, as reported on the Nasdaq Stock Market, on the grant date. The Committee will fix the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.

Stock Appreciation Rights.    A SAR is a right granted to receive payment of cash, stock, or a combination of both equal to the difference between the fair market value of shares of our common stock and the grant price of such shares. Each SAR granted must be evidenced by an award agreement that specifies the grant price, the term, and such other provisions as the board may determine. The grant price of a SAR must be at least 100% of the fair market value of our common stock on the date of grant. The board fixes the term of each SAR, but SARs granted under the Plan will not be exercisable more than 10 years after the date the SAR is granted.

Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units.    Restricted stock awards, restricted stock units, or RSUs, and/or deferred stock units, or DSUs, may be granted under the Plan. A restricted stock award is an award of common stock of the Company that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. DSUs permit the holder to receive shares of common stock or the equivalent value in cash or other property at a future time as determined by the board. The Committee will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs or DSUs granted, and other such conditions or restrictions.

Performance Awards.    Performance awards, in the form of cash, shares of common stock of the Company, other awards or a combination of both, may be granted under the Plan in such amounts and upon such terms as the Committee may determine. The Committee shall determine, and set forth in an award agreement, the amount of cash and/or number of shares or other awards, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant. The Committee retains discretion to adjust performance awards either upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Non-Employee Director Awards; Limit on Non-Employee Director Compensation.    The Committee at any time and from time-to-time may approve resolutions providing for the automatic or other grant to non-employee directors of awards. Such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the Committee may establish in its sole discretion consistent with the provisions of the Plan. The Committee may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees or other fees in restricted stock, RSUs, DSUs or other stock-based awards in lieu of cash. Under the Plan the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $1,000,000.

Other Stock-Based Awards.    Consistent with the terms of the plan, other stock-based awards may be granted to participants in such amounts and upon such terms as the Committee may determine.

Dividend Equivalents.    With the exception of stock options, SARs, and unvested performance awards, awards under the Plan may, in the Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of common stock of the Company covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends may be paid on awards until they are vested. Such dividend equivalents will be converted to cash or additional shares of common stock of the Company by such formula and at such time and subject to such limitations as determined by the Committee.

Termination of Employment or Other Service

The Plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement or an individual agreement between the Company and a participant. If a participant’s employment or other service with the Company is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited. In the event a participant’s employment or other service with the Company is terminated by reason of death, disability or retirement, then:

•        All outstanding stock options (excluding non-employee director options in the case of retirement) and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire;

•        All outstanding stock options and SARs that are not exercisable and all outstanding restricted stock will be terminated and forfeited; and

•        All outstanding unvested RSUs, performance awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with the Company or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

In the event a participant’s employment or other service with the Company is terminated by reason other than for cause, death, disability or retirement, then:

•        All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expire;

•        All outstanding restricted stock will be terminated and forfeited; and

•        All outstanding unvested RSUs, performance awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with the Company or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Modification of Rights upon Termination

Upon a participant’s termination of employment or other service with the Company or any subsidiary, the Committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, DSUs, performance awards, non-employee director awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no stock option or SAR may remain exercisable beyond its expiration date any such action by the Committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Committee is authorized by the Plan to take such action.

Forfeiture and Recoupment

If a participant is determined by the Committee to have taken any action while providing services to the Company or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the Plan, all rights of the participant under the Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to the Company, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. The Company may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Board to determine whether “cause” or “adverse action” exists. The Company is entitled to withhold and deduct future wages or make other arrangements to collect any amount due.

In addition, if the Company is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse the Company for the amount of any award received by such individual under the Plan during the 12 month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. The Company also may seek to recover any award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by applicable law or under the requirements of any stock exchange or market upon which common stock of the Company is then listed or traded or any policy adopted by the Company.

Effect of Change in Control

Generally, a change in control will mean:

•        The acquisition, other than from the Company, by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding shares of common stock of the Company;

•        The consummation of a reorganization, merger or consolidation of the Company with respect to which all or substantially all of the individuals or entities who were the beneficial owners of common stock of the Company immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of common stock and voting securities of the corporation resulting from the transaction; or

•        A complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Subject to the terms of the applicable award agreement or an individual agreement between the Company and a participant, upon a change in control, the Committee may, in its discretion, determine whether some or all outstanding options and SARs shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and RSUs shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. The Committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of the shares of common stock of the Company subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to the Company by the holder, to be immediately cancelled by the Company, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding the Company or a combination of both cash and such shares of stock.

Substituted Awards

The Committee may grant awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a subsidiary as a result of a merger or consolidation of the former employing entity with the Company or a subsidiary or the acquisition by the Company or a subsidiary of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

Governing Law; Mandatory Jurisdiction

Except to the extent as provided in the Plan, the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise expressly provided in an applicable award agreement, the Company and recipients of an award under the Plan irrevocably submit to the jurisdiction and venue of the Federal or State courts of the State of Delaware relative to any and all disputes, issues and/or claims that may arise out of or relate to the Plan or any related award agreement, with such jurisdiction and venue selected by and at the sole discretion of the Company.

Term, Termination and Amendment

Unless sooner terminated by the board, the Plan will terminate at midnight on the day before the ten year anniversary of its effective date. No award will be granted after termination of the Plan, but awards outstanding upon termination of the Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

Subject to certain exceptions, the board has the authority to suspend or terminate the Plan or terminate any outstanding award agreement and the board has the authority to amend the Plan or amend or modify the terms of any outstanding award at any time and from time to time. No amendments to the Plan will be effective without approval of the Company’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which common stock the Company is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the Plan; or (b) such amendment would: (i) modify the re-pricing provisions of the Plan; (ii) increase the aggregate number of shares of common stock of the Company issued or issuable under the Plan; or (iii) reduce the minimum exercise price or grant price as set forth in the Plan. No termination, suspension or amendment of the Plan or an award agreement shall adversely affect any award previously granted under the Plan without the written consent of the participant holding such award.

Agreements with Named Executive Officers

Pedro Lichtinger Waisman.    On September 1, 2022, Starton entered into an executive agreement with Mr. Lichtinger Waisman, which governed the terms of his engagement as Chief Executive Officer and Chairman of the Board in a part-time consultative capacity (the “Executive Agreement”). Pursuant to the Executive Agreement, Mr. Lichtinger Waisman’s base compensation was $315,000 and he was eligible to receive an additional cash award in the amount of 50% of his annual base compensation. On April 27, 2023, Mr. Lichtinger Waisman became employed by Starton pursuant to an Executive Employment Agreement that superseded the prior 2022 Executive Agreement (the “Executive Employment Agreement”). Under the Executive Employment Agreement, Mr. Lichtinger Waisman is entitled to a base annual salary of $367,500 and is eligible to receive an additional cash award in the amount of 50% of his annual base compensation. Upon consummation of the closing of this offering, Mr. Lichtinger Waisman will be awarded 1,000,000 shares of common stock (333,333 shares after giving effect to the 1-for-3 reverse stock split in December 2025), and will receive a cash bonus in an amount necessary for him to pay all applicable taxes due with respect to the grant of such shares. The term of the Executive Employment Agreement is four years, with automatic one year renewal terms unless otherwise terminated. Pursuant to the Executive Employment Agreement, if Mr. Lichtinger Waisman’s engagement is terminated by Starton without “Cause” or Mr. Lichtinger Waisman terminates his engagement for “Good Reason” (as such terms are defined in the employment agreement), he is entitled to a lump sum payment in an amount equal to 18 months’ base compensation.

James C. Oliver.    On September 1, 2022, Starton entered into an Executive Employment Agreement with Dr. Oliver which governs the terms of his engagement as Chief Medical Officer. Dr. Oliver’s annual base salary is $319,041 per year. Upon consummation of this offering, Dr. Oliver will be eligible to receive an annual cash bonus award in an amount of 40% of his base salary for the applicable calendar year based on achievement of targets and goals set by Starton’s board of directors. Pursuant to his employment agreement, if Dr. Oliver’s employment is terminated by Starton without “Cause” or Dr. Oliver resigns for “Good Reason” (as such terms are defined in the employment agreement), he is entitled to a lump sum payment in an amount equal to 12 months’ base salary as a severance payment.

Scott L. Kahn.    On March 1, 2023, Starton entered into an Executive Employment Agreement with Mr. Kahn which governs the terms of his engagement as Chief Financial Officer. Mr. Kahn’s annual base salary is $222,600 per year. Upon consummation of this offering, Mr. Kahn will be eligible to receive an annual cash bonus award in an amount of 40% of his base salary for the applicable calendar year based on achievement of targets and goals set by Starton’s board of directors. Pursuant to his employment agreement, if Mr. Kahn’s employment is terminated by Starton without “Cause” or Mr. Kahn resigns for “Good Reason” (as such terms are defined in the employment agreement), he is entitled to a lump sum payment in an amount equal to 12 months’ base salary as a severance payment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Starton Related Party Transactions

Below is a description of transactions to which Starton is a party or will be a party, in which:

•        the amounts involved exceeded or will exceed $120,000; and

•        any of Starton’s current or expected directors, executive officers or holders of more than 5% of Starton’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Research Services Agreement with affiliate of co-founder

On September 9, 2019, Starton entered into a research service agreement with Transdermal Research Pharma Laboratories LLC (the “Lab”), whereby Starton agreed to sponsor research studies at the Lab in connection with certain transdermal patch technology. Fotios Plakogiannis, an owner and the managing director of the Lab, is also a principal stockholder of Starton. The research service agreement has a 6-year term with a termination date of September 9, 2025. The research service agreement provides for a monthly payment of $90,000 per month for six years commencing June 1, 2019, a portion of which has been deferred and remains due and owing as described in “Deferred Consulting and Service Fees” below. The research service agreement covers various research services, including research relating to other product candidates that Starton is not currently pursuing. On May 27, 2025, the Company and Transdermal Research Pharma Laboratories LLC executed a termination of research service agreement whereby the research the Company was sponsoring at the Lab was be terminated effective November 30, 2025. As of December 31, 2025, approximately $2.3 million of monthly fees under the research service agreement remain outstanding.

Assignment Agreement with affiliate of co-founder

On November 16, 2017, Starton entered into an assignment agreement with Alpha to Omega Pharmaceutical Consultants, Inc. (“AOPC”), whereby Starton issued 2,777,778 shares (after giving effect to the December 2025 1-for-3 reverse stock split) of its common stock at $0.009 per share for AOPC’s transdermal patch technology. Fotios Plakogiannis, the president of AOPC, is a principal stockholder of Starton. Pursuant to the assignment agreement, 1,666,667 shares of Starton’s common stock are to be issued to a designee of AOPC upon the Lab meeting certain milestones as to the feasibility of two potential transdermal delivery patches. On March 28, 2018, the assignment agreement was amended to change the designee to a former director and stockholder. In October 2018, in connection with the Lab achieving certain milestones for the feasibility of two potential transdermal delivery patches, Starton issued 555,556 shares of its common stock to a designee of AOPC at $7.47 per share, the fair value of the Company’s common stock as of the date that milestones were achieved.

On September 9, 2019, Starton entered into a new assignment agreement with AOPC that replaced the original assignment agreement, whereby Starton agreed to issue additional shares of its common stock to a designee of AOPC upon the achievement of additional transdermal formulations. On December 18, 2019, Starton amended the new assignment agreement and agreed to issue shares of its common stock to a designee of AOPC for the development of additional transdermal formulations equal to a total value of $2.0 million per formulation. The shares were to be issued at the fair value of the Company’s common stock at the time the milestones are achieved. On February 17, 2021, Starton issued 877,198 shares of its common stock at $5.70 per share (after giving effect to the December 2025 1-for-3 reverse stock split) for AOPC’s achievement of an additional transdermal formulation milestone. The aggregate fair value of the common stock issued was $500,000, which was recorded as a research and development expense in the consolidated statement of operations for the fiscal year ended March 31, 2021. As of December 31, 2025, AOPC had been issued a total of 197,368 shares of the Company’s common stock (after giving effect to the December 2025 1-for-3 reverse stock split) with an aggregate fair value of $1.0 million for the achievement of transdermal formulation milestones.

Consulting Agreements with Scientific Advisory Board Members

Consulting Agreement with Kenneth Anderson, MD

On July 31, 2020, Starton and one of its Scientific Advisory Board members, Kenneth Anderson, entered into a Consulting Agreement pursuant to which Dr. Anderson provides certain scientific consulting services to Starton in consideration for an annual base consulting retainer of $60,000. The consulting agreement also provides for the payment of a bonus payable in $1,000,000 of shares of the common stock of the Company for each New Drug Approval obtained in each MM indication, based on the prevailing price per share of the Company’s common shares at the time of receipt of such New Drug Approval. In consideration for his service as a director, Dr. Anderson was awarded $500,000 of options to purchase shares of our common stock with an exercise price equal to the prevailing fair market value of the shares of our common stock at the time of issuance. The options were subject to vesting over the three year period following the date of the grant, which vesting requirements have already been met.

Consulting Agreement with Mohamad Hussein, MD

On June 11, 2020, Starton and one of its Scientific Advisory Board members, Mohamad Hussein, entered into a Consulting Agreement pursuant to which Dr. Hussein provides certain scientific consulting services to Starton in consideration for an annual base consulting fee of $250,000 plus an hourly fee to the extent his services exceed 50 hours per month.

Consulting Agreement with Asher Chanan-Khan, M.B.B.S., MD.

On April 28, 2021, Starton and one of its Scientific Advisory Board members, Asher Chanan-Khan, entered into a Consulting Agreement pursuant to which Dr. Chanan-Khan provides certain scientific consulting services to Starton in consideration for an annual base consulting fee of $60,000. The consulting agreement also provides for the payment of a bonus payable in $1,000,000 of shares of the common stock of the Company for each New Drug Approval obtained for any approved indication for STAR-LLD-OCR in chronic lymphocytic leukemia, based on the prevailing price per share of the Company’s common shares at the time of receipt of such New Drug Approval. In consideration for his service as a director, Dr. Chanan-Khan was awarded $500,000 of options to purchase shares of our common stock with an exercise price equal to the prevailing fair market value of the shares of our common stock at the time of issuance. The options were subject to vesting over the three-year period following the date of the grant, which vesting requirements have already been met.

Consulting Agreement with Kiriakos Capital, an affiliate of a 5% shareholder

On October 1, 2018, the Company entered into a Consulting Agreement with Kiriakos Capital for Kiriakos Capital Ltd. to provide investor relations and financing consulting services. Kiriakos Perperidis is an owner and officer of Kiriakos Capital Ltd. and beneficially owns more than 5% of our outstanding shares of common stock. The Consulting Agreement provides for a cash consulting fee of $6,000 per month, $96,000 of which has been deferred and remains due and owing as set forth in Deferred Consulting and Service Fees below.

Related Party Loans

From time-to-time since 2022, Starton has received loans from members of its management team and other Company related parties, which were ultimately repaid by conversion into shares of Starton’s common stock, as identified in the following table:

Name	Loan Amount	Conversion into Shares of Common Stock	Conversion Price per share(1)
Pedro Lichtinger Waisman	$604,500	655,000	$9.30
Fotios Plakogiannis	$377,000	40,538	$9.30
Kiriakos Perperidis	$162,420	17,465	$9.30

On September 4, 2025 (the “Effective Date”), the Company and Pedro Lichtinger (CEO of the Company) (the “Lender”) entered into a loan agreement, whereby the Lender agreed to loan the Company an aggregate of up to $2,000,000 to fund operations of the Company pursuant to a promissory note. The Lender advanced $1,000,000 (the “First Tranche”) on the Effective Date. Further, the Lender made an additional advance to the Company in the amount of $1,000,000 (the “Second Tranche”) on November 19, 2025 (the First Tranche and the Second Tranche, collectively, the “Notes”). With respect to the First Tranche, this loan contains 12% interest per annum and requires monthly payments of interest only in arrears with respect to 85% of the first tranche ($850,000) (the “Amortized Portion of the First Tranche”) on the first day of each month commencing October 1, 2025 and ending September 1, 2026. Thereafter, the Company will make principal and interest payments each month through September 1, 2028 in an amount necessary to amortize the Amortized Portion of the First Tranche over a 24-month period. The First Tranche matures on September 1, 2028. Interest on the remaining 15% of the First Tranche is payable monthly until the maturity date of the First Tranche. With respect to the Second Tranche, this loan contains 12% interest per annum and requires monthly payments of interest only in arrears with respect to 85% of the Second Tranche ($850,000) (the “Amortized Portion of the Second Tranche”) on the first day of each month commencing December 1, 2025 for the through November 1,2026. Thereafter, the Company will make principal and interest payments each month through September 1, 2028 in an amount necessary to amortize the Amortized Portion of the Second Tranche over a 24-month period. The Second Tranche matures on November 1, 2028. Interest on the remaining 15% of the Second Tranche is payable monthly until the maturity date of the Second Tranche. As of December 31, 2025, the Company had $2,000,000 of borrowings under the Notes. In connection with the First Tranche, the Company incurred debt issuance costs of $43,357 which will be amortized over the life of the First Tranche. In connection with the Second Tranche, the Company did not incur any incremental debt issuance costs. The Company incurred interest expense of $46,001 and $55,527 for the three and nine months ended December 31, 2025, consisting of $44,055 and $52,932 in interest, respectively, on the outstanding principal of the loan and $1,946 and $2,596 for the amortization of the debt issuance costs, respectively. As of December 31, 2025, the recorded balance under of the loan, net of debt issuance costs, was $1,959,239.

Deferred Consulting and Service Fees

In order to preserve Starton’s cash resources, certain of its officers and directors have periodically agreed to defer, without interest, certain outstanding consulting and service fees that remain due and owing as of December 31, 2025, and that are expected to be repaid following this offering, as follows:

Name	Nature of Deferral	Amount
Pedro Lichtinger Waisman	consultant fees that accrued under 2022 Executive Agreement	$360,383
Transdermal Research Pharma Laboratories LLC, an affiliate of Fotios Plakogiannis(1)	monthly fees due under the Research Services Agreement with Transdermal Research Pharma Laboratories LLC	$2,301,911
Kiriakos Capital Ltd., an affiliate of Kiriakos Perperidis	deferred fees due under Consulting Agreement	$90,000
Andy Rensink and ATR Consultants LLC(2)	deferred fees due under Consulting Agreement	$192,013
Asher Chanan-Khan, MD(3)	deferred scientific advisory fees under Consulting Agreement	$189,000
Kenneth Anderson, MD(3)	deferred scientific advisory fees under Consulting Agreement	$47,250
Mohamad Hussein, MD(3)	deferred scientific advisory fees under Consulting Agreement	$153,125
TOTAL		$3,333,682

____________

(1)      Fotios Plakogiannis is also a principal stockholder and a former director of Starton.

(2)      ATR Consultants LLC is a former consultant to Starton.

(3)      Drs. Chanan-Khan, Anderson and Hussein are former directors of Starton and current members of Starton’s Scientific Advisory Board.

Policies and Procedures for Related Party Transactions

In connection with this offering, we plan to adopt a written policy, effective upon closing of this offering, that requires all future transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 30, 2026, both before and after giving effect to the closing of the offering, by:

•        each person known by us to own beneficially more than 5% of any class of our outstanding shares of common stock;

•        each of the directors and named executive officers individually; and

•        all of our directors and executive officers as a group.

The amounts and percentages of our common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Our determination of beneficial ownership after this offering is based on 40,370,136 shares of our common stock outstanding after closing of the offering, after giving effect to the Reorganization in November 2025 and our December 9, 2025 1-for-3 reverse stock split, and includes shares of our common stock issuable in the future, if at all, upon the exchange of an equal number of exchangeable shares of Exchangeco, and assumes the underwriters exercise their over-allotment option in full, resulting in 7,666,667 shares of common stock sold in the offering. Unless otherwise indicated, the business address of each such beneficial owner is c/o 215 College Road, Suite 300 Paramus, NJ 07652.

Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
		Before Offering	After Offering
Greater than 5% Stockholders:
Fotios Plakogiannis(1)	3,346,843	10.2%	8.3%
Litsa Perperidis(2)	2,924,786	8.9%	7.2%
James Krueger(3)	3,174,000	9.7%	7.9%
Kiriakos Perperidis(4)	1,954,820	5.9%	4.8%
Named Executive Officers and Directors:
Pedro Lichtinger Waisman(5)	5,882,905	17.3%	14.1%
Eric Baum(6)	460,744	1.4%	1.1%
Nitin Kaushal(7)	443,249	1.3%	1.1%
Roy F. Waldron(8)	356,105	1.1%	*
Moses Dodo(9)	144,589	*	*
Scott L. Kahn(10)	180,374	*	*
James C. Oliver(11)	670,382	2.0%	1.6%
All current Executive Officers and Directors as a group (7 persons)	8,138,348	24.1%	19.7%

____________

*        Indicates beneficial ownership of less than 1%.

(1)      Includes 3,174,345 shares of common stock and 172,498 shares of common stock underlying options that have vested and are exercisable as of March 30, 2026 or will vest and become exercisable within 60 days after such date. Also includes 197,368 shares held of record by Alpha to Omega Pharmaceutical Consultants, Inc. As its managing partner, Mr. Plakogiannis may be deemed to share voting and investment power of the 197,368 shares held of record by Alpha to Omega Pharmaceutical Consultants, Inc.

(2)      The address of Litsa Perperidis is 719 Geikie Street, Jasper, Alberta, Canada, T0E 1E0.

(3)      The address of James Krueger is 66 Bannatyne Drive, Toronto, Ontario, Canada M2l 2P1.

(4)      The address of Kiriakos Perperidis is 404 E. 79th Street, Apt. 27G, New York, NY 10075. Consists of 1,495,654 shares of common stock and 459,166 shares of common stock underlying options that have vested and are exercisable as of March 30, 2026 or will vest and become exercisable within 60 days after such date. Also includes 644,856 shares of common stock held of record by Kiriakos Capital Ltd. and 833,333 shares of common stock held by immediate family members. As its managing partner, Mr. Perperidis may be deemed to share voting and investment power of the 644,856 shares held of record by Kiriakos Capital Ltd.

(5)      Consists of 4,281,266 shares of common stock, 333,333 shares of common stock that will vest upon the closing of this offering and 1,268,306 shares of common stock underlying options that have vested and are exercisable as of March 30, 2026 or will vest and become exercisable within 60 days after such date.

(6)      Consists of 205,667 shares of common stock and 255,078 shares of common stock underlying options that have vested and are exercisable as of March 30, 2026 or will vest and become exercisable within 60 days after such date.

(7)      Consists of 166,667 shares of common stock and 276,583 shares of common stock underlying options that have vested and are exercisable as of March 30, 2026 or will vest and become exercisable within 60 days after such date.

(8)      Consists of 356,105 of common stock underlying options that have vested and are exercisable as of March 30, 2026 or will vest and become exercisable within 60 days after such date.

(9)      Consists of 5,500 shares of common stock and 139,089 shares of common stock underlying options that have vested and are exercisable as of March 30, 2026 or will vest and become exercisable within 60 days after such date.

(10)    Consists of 180,374 shares of common stock underlying options that have vested and are exercisable as of March 30, 2026 or will vest and become exercisable within 60 days after such date.

(11)    Consists of 670,382 shares of common stock underlying options that have vested and are exercisable as of March 30, 2026 or will vest and become exercisable within 60 days after such date.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our certificate of incorporation, our bylaws and of the Delaware General Corporation Law. The following summary gives effect to the Reorganization in November 2025 and our December 9, 2025 1-for-3 reverse stock split. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our certificate of incorporation, bylaws and investors’ rights agreements, copies of which will be filed as exhibits to the registration statement of which this prospectus is part.

General

Upon the closing of this offering, our authorized capital stock, will consist of 200,000,000 shares of our common stock, par value $0.001 per share, 45,000,000 shares of special voting stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Prior to the completion of this offering, we expect to have approximately 400 holders of record of our common stock. The following description summarizes the terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our form of certificate of incorporation and our form of bylaws, as in effect immediately following the closing of this offering, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote for each share for the election of directors and on all other matters submitted to a vote of stockholders, and do not have cumulative voting rights in the election of directors. Whenever corporate action is to be taken by vote of the stockholders, it becomes authorized upon receiving the affirmative vote of a majority of the votes cast by all stockholders entitled to vote on the matter. Subject to preferences that may be granted to any holders of another class of shares, holders of our common stock are entitled to receive ratably only those dividends as may be declared by our board of directors out of funds legally available therefor, as well as any distributions to our stockholders. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any class of our shares that has a liquidation preference over our common stock.

Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•        restricting dividends on the common stock;

•        diluting the voting power of the common stock;

•        impairing the liquidation rights of the common stock; or

•        delaying or preventing a change in our control without further action by the stockholders.

The issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control. Upon the completion of the offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Exchangeable Shares of Exchangeco

Exchangeable Shares are shares of our subsidiary Exchangeco that are exchangeable for shares of our common stock. Holders of Exchangeable Shares have certain voting rights with respect to matters on which holders of shares of our common stock are entitled to vote. The Exchangeable Shares and such voting rights are intended to be the economic and voting equivalent of shares of our common stock. The holders of exchangeable shares have the right, at any time, to exchange the exchangeable shares for shares of our common stock. Exchangeco will also have a right to redeem Exchangeable Shares upon the following events:

•        Equity threshold — where the number of Exchangeable Shares issued and outstanding is less than 5% of the number of Exchangeable Shares issued and outstanding on the effective date of the arrangement.

•        Extraordinary Transaction — upon certain fundamental transactions involving the Company, including specified change of control transactions, a sale of all or substantially all the assets of the Company, a liquidation of the Company, a spin-out transaction involving businesses, securities or assets equal to 50% or more of the Company and similar transactions.

•        Sunset date — 5 years from the effective date of the arrangement.

Special Voting Stock

In connection with our corporate reorganization, we issued 9,992,338 shares of special voting stock, or special voting shares, which is equal to the number of exchangeable shares that were issued by Exchangeco in our corporate reorganization. Holders of special voting stock may vote in person or by proxy on any matters put before holders of our common stock at any stockholders meeting. Each share of special voting stock carries one vote. Such votes may be exercised for the election of directors and on all other matters submitted to a vote of our stockholders.

Our shares of special voting stock do not entitle their holders to receive dividends or distributions from us or to receive any consideration in the event of our liquidation, dissolution or winding-up. To the extent exchangeable shares are exchanged for shares of our common stock, a number of shares of special voting stock as corresponds to the number of exchangeable shares thus exchanged will be cancelled without consideration.

Voting and Exchange Trust Agreement

In connection with the issuance of exchangeable shares as part of our corporate reorganization, we entered into a voting and exchange trust agreement with Exchangeco and a third party-trustee named therein. Under the voting and exchange trust agreement, the trustee has the right to vote the special voting shares for and at the direction of each holder of Exchangeable Shares. The trustee does not have discretionary authority to vote the special voting shares absent the direction of the holder of the Exchangeable Shares. In addition, under the voting and exchange trust agreement, the holders of exchangeable shares may instruct the trustee to exercise the right to require Callco to purchase all outstanding exchangeable shares in certain events. The purchase price payable by Callco for the exchangeable shares will be equal to one share of our common stock for each exchangeable share, together with any accrued and unpaid dividend on the exchangeable share.

In accordance with the terms of the exchangeable share support agreement described below, we will not exercise any voting rights with respect to any exchangeable shares held by us or our subsidiaries, although we may appoint proxy-holders with respect to such exchangeable shares for the sole purpose of attending meetings of the holders of exchangeable shares in order to be counted as part of the quorum for such meetings.

With the exception of administrative changes for the purpose of adding covenants of any or all parties for the protection of the beneficiaries thereunder, making certain necessary amendments or curing or correcting any ambiguity, inconsistent provision, or manifest error (in each case provided that our board of directors and the board of directors of Exchangeco is of the good faith opinion that such changes or corrections are not prejudicial to the rights or interests of the holders of the exchangeable shares), the voting and exchange trust agreement may not be amended without the approval of the holders of the exchangeable shares given in the manner specified therein.

The trust created by the exchange trust agreement will continue until the earliest to occur of the following events:

•        no outstanding exchangeable shares or shares or rights convertible into or exchangeable for exchangeable shares are held by a beneficiary (other than by us or any of our subsidiaries); and

•        we and Exchangeco together elect in writing to terminate the exchange trust agreement and such termination is approved by the beneficiaries as set forth in the provisions to the exchangeable shares.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Equity Awards

As of December 31, 2025, the Company had 8,333,333 shares of common stock reserved for issuance to employees, officers, directors, and consultants under the terms of its Plan.

For additional information regarding terms of our equity incentive plan, see the section titled “Executive and Director Compensation — Equity Incentive Plan.”

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our certificate of incorporation and our bylaws that will become effective immediately prior to the completion of this offering contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our certificate of incorporation will provide that a special meeting of stockholders may be called at any time by our board of directors, but such special meetings may not be called by the stockholders or any other person or persons.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Classified Board; Election and Removal of Directors; Filling Vacancies

Effective upon the consummation of this offering, our board of directors will be divided into three classes, divided as nearly as equal in number as possible. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our certificate of incorporation will provide for the removal of any of our directors only for cause and requires a stockholder vote by the holders of at least a 66 2/3% of the voting power of the then outstanding voting stock. For more information on the classified board, see the section titled “Management — Board Composition.” Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by a resolution of the board of directors unless the board of directors determines that such vacancies shall be filled by the stockholders. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our certificate of incorporation and bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws (as either may be amended from time to time); or any action asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Nothing in our certificate of incorporation and bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware, or a Foreign Action, in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our certificate of incorporation and bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our certificate of incorporation and bylaws will contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Amendment of Charter Provisions

The amendment of any of the above provisions in our certificate of incorporation, except for the provision making it possible for our board of directors to issue undesignated preferred stock, would require approval by a stockholder vote by the holders of at least a 66 2/3% of the voting power of the then outstanding voting stock.

The provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification

For a discussion of limitation on liability and indemnification, see the section titled “Management — Limitation on Liability and Indemnification Matters.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services Inc.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of our common stock or the availability of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Following the completion of this offering, based on the number shares of our common stock outstanding as of March 30, 2026, after giving effect to the 1-for-3 reverse stock split of our common stock, and assuming the underwriter’s over-allotment option to purchase additional shares of our shares of common stock from us is exercised in full and assuming no exercise of outstanding options after such date, we will have a total of 40,370,136 shares of common stock outstanding.

Of those outstanding shares, approximately 13.1 million of our issued and outstanding shares of common stock, representing approximately 33% of the issued and outstanding shares of common stock, plus all of the shares of common stock sold in this offering, will be freely tradeable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of common stock, representing approximately 47% of the issued and outstanding shares of common stock, will be deemed “restricted securities” as defined in Rule 144 under the Securities Act and/or are subject to the terms of a lock-up agreement with the underwriter for a period of one hundred eighty (180) days after the closing of this offering. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. These shares have been issued by the Company to its officers and directors and/or to accredited investors and service providers in exempt private placements since the completion of the Company’s corporate reorganization in November 2025. Of the foregoing, approximately 15 million shares of common stock held by our officers, directors and holders of 5.0% or more of the outstanding shares of our common stock as of the effective date of the registration statement of which this prospectus is a part, which represent approximately 38% of the issued and outstanding shares of common stock, are subject to the terms of a lock-up agreement with the underwriter for a period of one hundred eighty (180) days after the closing of this offering. See the section titled “Underwriting” for a description of the lock-up agreement.

In addition, the shares of common stock of Starton Holdings issuable upon exchange of the Exchangeable Shares have not been registered under the U.S. Securities Act and accordingly are considered “restricted securities” and may not be sold unless the sale is registered under the U.S. Securities Act or there is an available exemption from registration. Generally, so long as the holder is not an “affiliate” of Starton Holdings, such shares may be resold in accordance with Rule 144 under the Securities Act beginning six months after the effective date of the Plan of Arrangement (so long as Starton Holdings is subject to the reporting requirements of the U.S. Exchange Act, and is current in such reports at the time of resale).

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•        1% of the number of shares of our common stock then outstanding, which would equal approximately 313,187 shares based on the number of shares of our common stock outstanding as of December 31, 2025; or

•        The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under the Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before the effective date of the registration statement of which this prospectus is a part, to the extent such common stock is not subject to a lock-up agreement, is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period, volume limitation, notice provisions or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements, subject to the terms of the lock-up agreements referred to below, if applicable.

Equity Incentive Plans

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock that we may issue upon exercise of outstanding options reserved for issuance under equity incentive plans. This registration statement will become effective immediately on filing. Shares covered by such registration statement will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described above, and Rule 144 limitations applicable to affiliates.

Lock-Up Agreements

In connection with this offering, we, our directors, our executive officers and holders of more than 5.0% of our other outstanding shares of common stock or securities convertible into or exchangeable for shares of our common stock outstanding upon the closing of this offering, have agreed, subject to certain limited exceptions, with the underwriters not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any shares of our common stock or any options to purchase shares of our common stock, or any securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through and including the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters, and certain other limited exceptions. These agreements are described in the section of this prospectus titled “Underwriting.”

UNDERWRITING

We expect to enter into an underwriting agreement with Revere Securities LLC to act as the representative (the “Representative”) of the underwriters named below, with respect to the shares of common stock in this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share of common stock, less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of shares
Revere Securities LLC

Total	6,666,667

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the over-allotment option described below (if any are purchased). The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased, or the offering may be terminated. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Representative an option, exercisable one or more times in whole or in part, not later than 45 days after the closing date of this offering, to purchase from us up to an additional 1,000,000 shares of our common stock (which equals 15% of the shares of common stock initially sold in this offering), at the initial public offering price set forth on the cover page of this prospectus, less the underwriting discounts and commissions to cover over-allotments, if any. To the extent that the Representative exercises this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the other shares of common stock are being offered hereunder. If this option is exercised in full, the total offering price to the public will be $46,000,000 and the total net proceeds, before expenses and after the credit to the underwriting commissions described below, to us will be $42,780,000 (based on an assumed initial offering price of $6.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus).

Discounts and Commissions; Expenses

The following table shows the public offering price, underwriting discount, commissions and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option.

	Per Share	Total Without Over-allotment Option	Total With Full Over-allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have also paid an advance of $15,000 (the “Advance”) to the Representative, which will be applied against the accountable expenses that will be paid by us to the Representative in connection with this offering. The Advance will be returned to us to the extent not actually incurred by the Representative in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(4)(A).

The underwriters propose to offer the shares of common stock offered by us to the public at the public offering price per share of common stock set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares of common stock to other securities dealers at such price less a concession of $           per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession to certain brokers and dealers. After the initial public offering, the public offering price, concession, and re-allowance to dealers may be changed.

We have also agreed to reimburse the Representative for reasonable and accountable out-of-pocket expenses (including legal fees, settlement and clearing costs, market data, roadshow expenses and background checks) not to exceed $175,000 in the aggregate. In addition, we have agreed to pay the Representative a non-accountable expense allowance in the amount of 1.0% of the gross proceeds of the offering, which shall be deducted from the proceeds thereof.

We estimate that total expenses payable by us in connection with this offering, other than the underwriting discount, will be approximately $    .

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Lock-Up Agreements

We and our officers and directors, and the holders of 5.0% or more of the outstanding shares of our common stock as of the effective date of the registration statement of which this prospectus is a part, have agreed, subject to limited exceptions, for a period of one hundred eighty (180) days after the closing of this offering, not to (i) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option to sell, make any short sale, lend or otherwise dispose of, directly or indirectly any shares of our common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, in each case, without the prior written consent of the Representative. In addition, during the same period and subject to limited exceptions, we have agreed not to (a) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock or (b) complete any offering of debt securities. The Representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements. Based on 40,370,136 shares of our common stock outstanding immediately after the closing of this offering, including 9,992,338 shares of our common stock issuable in the future, if at all, upon the exchange of an equal number of exchangeable shares of Exchangeco, holders of approximately 45% of our issued and outstanding shares of common stock will be subject to the foregoing lock-up agreement.

Pricing of this Offering; Market Information

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations between us and the Representative. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:

•        the information included in this prospectus and otherwise available to the Representative;

•        the valuation multiples of publicly traded companies that the Representative believes to be comparable to us;

•        our financial information;

•        our prospects and the history and the prospects of the industry in which we compete;

•        an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•        the present state of our development; and

•        the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. An active trading market for our common stock may not develop. It is also possible that after the offering our common stock will not trade in the public market at or above the public offering price.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted designees) warrants to purchase up to a total of 333,333 shares of common stock (5.0% of the shares of common stock issued in this offering, including shares of common stock sold upon exercise of the over-allotment option, if any). The warrants will be non-exercisable for six (6) months after the commencement of sales of the common stock in this offering and will expire three (3) years after the commencement of sales, which is also the effective date of the registration statement of which this prospectus is a part, which period is in compliance with applicable FINRA rules. The warrants are exercisable at a per share price equal to 125% of the initial public offering price per share of common stock issued in this offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(l)(A) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period commencing 180 days from the commencement of sales of the common stock in this offering. The Representative’s warrants will have one demand and unlimited piggyback registration rights at our expense for a period of three years from the commencement of sales of the offering in compliance with applicable FINRA rules (provided such registration rights will not apply to any universal shelf registration statement). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger, or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Tail Financing

The Representative shall be entitled to compensation with respect to any public or private offering or other financing or capital raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to us by investors the Representative has introduced to us and meet certain other conditions, if such Tail Financing is consummated at any time within the twelve (12) months period following the expiration or termination of the engagement letter.

Nasdaq Capital Market Listing

We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “STA”. No assurance can be given that our listing application will be approved by the Nasdaq Capital Market. If the application is not approved, we will not proceed with this offering.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Computershare Investor Services Inc.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•        Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•        Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the shares of common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may, in the future, provide investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they may receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Regulation (EU) 2017/1129 (“Prospectus Regulation”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Regulation:

•        to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•        to fewer than 150 natural or legal persons (other than qualified investors within the meaning of Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•        in any other circumstances falling within Article 1(3) of the Prospectus Regulation, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Article 2 of the Prospectus Regulation and (ii) fewer than 150 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be affected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•        to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

No securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom except that the Shares may be offered to the public in the United Kingdom at any time:

(a)     where (i) the offer is conditional on the admission of the securities to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR) or (ii) the securities being offered are at the time of the offer already admitted to trading on London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(b) of Schedule 1 of the POATR);

(b)    to any qualified investor as defined in paragraph 15 of Schedule 1 of the POATR;

(c)     to fewer than 150 persons (other than qualified investors as defined in paragraph 15 of Schedule 1 of the POATR), subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d)    in any other circumstances falling within Part 1 of Schedule 1 of the POATR.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication to any person which presents sufficient information on: (a) the securities to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for the securities and the expression "POATR" means the Public Offers and Admissions to Trading Regulations 2024.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Fox Rothschild, LLP, Philadelphia, Pennsylvania. McGuireWoods LLP is representing the underwriters.

INTERESTS OF NAMED EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares of common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated financial statements of Starton Holdings, Inc. (F/K/A Starton Therapeutics, Inc.) as of March 31, 2025 and 2024, the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended March 31, 2025 and 2024 and the related notes appearing in this proxy statement have been audited by CBIZ CPAs P.C., and Marcum LLP, respectively, each an independent registered public accounting firm, as set forth in their reports thereon (each of which contains an explanatory paragraph relating to substantial doubt about the ability of Starton Holdings, Inc. (F/K/A Starton Therapeutics, Inc.) to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus and registration statement, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

On November 1, 2024, CBIZ CPAs P.C. (“CBIZ”) acquired the attest business of Marcum LLP (“Marcum”). On April 17, 2025, Marcum informed the Company that Marcum resigned as the Company’s independent registered public accounting firm as a result of such acquisition.

The report of Marcum regarding the Company’s consolidated financial statements for the fiscal year ended March 31, 2024, did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except for the inclusion of an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal year ended March 31, 2024, and through April 17, 2025, the date Marcum informed the Company of its resignation effective April 17, 2025, there were (a) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to such disagreement in its report and (b) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

During the fiscal year ended March 31, 2024 and through April 17, 2025, the date Marcum informed the Company of its resignation effective April 17, 2025, neither the Company nor anyone on the Company’s behalf consulted with CBIZ regarding (i) the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by CBIZ on the Company’s consolidated financial statements, and CBIZ did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions), or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Marcum with a copy of this prospectus and requested that Marcum furnish the Company with a letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated January 29, 2026, is filed as Exhibit 16.1.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Delaware law allows a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses (including attorneys’ fees and amounts paid in settlement) and, provided that such individual, or indemnitee, acted in good faith and for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had reasonable grounds to believe his or her conduct was lawful. Delaware law authorizes a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses including amounts paid in settlement and attorneys’ fees in connection with a lawsuit by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be paid as to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless it is determined by the court making such adjudication of liability that, despite such finding, such person is fairly and reasonably entitled for such expenses deemed proper.

Delaware law also provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either:

(i)     by the stockholders;

(ii)    by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding

(iii)   if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(iv)   if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Delaware law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read our SEC filings, including this registration statement, over the Internet at the SEC’s website at www.sec.gov. Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website referred to above. We also maintain a website at www.startontx.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Starton Holdings Inc. (F/K/A Starton Therapeutics, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Starton Holdings, Inc. (F/K/A Starton Therapeutics, Inc.) (the “Company”) as of March 31, 2024, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for the year ended March 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024, and the results of its operations and its cash flows for the year ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2020 to 2024.

New York, NY
December 31, 2024, except for Note 14, as to which the date is March 13, 2026

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Starton Holdings Inc. (F/K/A Starton Therapeutics, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Starton Holdings, Inc. (F/K/A Starton Therapeutics, Inc.) (the “Company”) as of March 31, 2025, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for the year ended March 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025, and the results of its operations and its cash flows for the year ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2020 (such date takes into account the acquisition of the attest business of Marcum LLP by CBIZ CPAs P.C. effective November 1, 2024).

New York, NY
August 8, 2025, except for Note 14, as to which the date is March 13, 2026

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
CONSOLIDATED BALANCE SHEETS

	March 31, 2025	March 31, 2024
ASSETS
Current assets:
Cash	$1,378,697	$27,868
Prepaid expenses and other current assets	79,232	92,327
Total current assets	1,457,929	120,195

Property and equipment, net	36,331	115,734
Intangible assets, net	239,361	269,569
Operating right-of-use lease asset	1,103,216	1,247,952
Investment in Pike Therapeutics	3,000,000	—
Deferred offering costs	1,064,666	—
Other assets	144,272	144,272
Total assets	$7,045,775	$1,897,722

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,505,517	$3,526,357
Accounts payable – related party	2,903,632	2,646,070
Accrued offering costs	440,174	—
Accrued expenses and other current liabilities	235,070	126,843
Accrued compensation	915,228	285,626
Common stock to be issued for services	199,673	465,000
Deposit for sale of asset	—	2,000,000
Operating lease liability	126,932	145,004
Total current liabilities	7,326,226	9,194,900

Operating lease liability – non-current portion	1,179,895	1,325,223
Total liabilities	8,506,121	10,520,123

Commitments and contingencies (Note 9)

Stockholders’ Deficit
Common stock, $0.001, 200,000,000 shares authorized (30,136,508 and 28,541,947 issued and outstanding as of March 31, 2025 and 2024, respectively)(1)	30,137	28,542
Common stock subscriptions	4,269,566	2,306,250
Additional paid-in capital	68,171,460	53,499,216
Accumulated other comprehensive loss	(104,815)	(107,684)
Accumulated stockholders’ deficit	(73,826,694)	(64,348,725)
Total stockholders’ deficit	(1,460,346)	(8,622,401)
Total liabilities and stockholders’ deficit	$7,045,775	$1,897,722

____________

(1)      Share amounts presented above including the number of shares issued and outstanding, have been retroactively adjusted in order to give effect to the Company’s November 24, 2025 1-for-3 reverse stock split (See Note 14).

The accompanying notes are an integral part of these consolidated financial statements.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Year Ended March 31,
	2025	2024
Operating expenses:
Research and development	$5,727,733	$4,796,926
Research and development – related party	1,828,781	1,919,675
General and administrative	6,683,621	8,180,819
General and administrative – related party	72,000	100,630
Total operating expenses	14,312,135	14,998,050
Operating loss	(14,312,135)	(14,998,050)

Other income (expense):
Interest income, net	10,238	39
Realized gain on sale of assets	5,000,000	—
Loss on disposal of patents	(168,370)	—
Other expense	(7,702)	—
Total other income, net	4,834,166	39
Loss before taxes	(9,477,969)	(14,998,011)
Income tax benefit	—	3,460

Net loss	$(9,477,969)	$(14,994,551)

Net loss per common share – basic and dilutive	$(0.32)	$(0.53)

Weighted average common shares – basic and dilutive(1)	29,962,268	28,471,597

Net loss	$(9,477,969)	$(14,994,551)
Other comprehensive income (loss):
Foreign currency translation adjustments	2,869	(45,795)
Comprehensive loss	$(9,475,100)	$(15,040,346)

____________

(1)      Share amounts presented above, including the weighted average number of shares outstanding and the resulting loss per share information have been retroactively adjusted in order to give effect to the Company’s November 24, 2025 1-for-3 reverse stock split (See Note 14).
The accompanying notes are an integral part of these consolidated financial statements.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Common Stock Subscription	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Stockholders’ Deficit	Total Shareholders’ Deficit
	Shares(1)	Amount
Balance at March 31, 2023	27,764,209	$27,764	$226,200	$43,842,467	$(61,889)	$(49,354,174)	$(5,319,632)

Net loss	—	—	—	—	—	(14,994,551)	(14,994,551)
Foreign exchange translation adjustments	—	—	—	—	(45,795)	—	(45,795)
Stock-based compensation	—	—	—	5,360,990	—	—	5,360,990
Net proceeds from the issuance of Common stock	777,738	778	(4,129,534)	4,315,421	—	—	186,665
Cash received for common stock subscriptions	—	—	6,209,584	—	—	—	6,209,584
Offering costs (see Note 10)	—	—	—	(19,662)	—	—	(19,662)
Balance at March 31, 2024	28,541,947	28,542	2,306,250	53,499,216	(107,684)	(64,348,725)	(8,622,401)

Net loss	—	—	—	—	—	(9,477,969)	(9,477,969)
Foreign exchange translation adjustments	—	—	—	—	2,869	—	2,869
Stock-based compensation	—	—	—	5,776,170	—	—	5,776,170
Net proceeds from the issuance of Common stock	1,506,120	1,507	(8,404,163)	8,402,656	—	—	—
Cash received for common stock subscriptions	—	—	10,367,479	—	—	—	10,367,479
Issuance of common stock as payment for services	88,441	88					493,506
Balance at March 31, 2025	30,136,508	30,137	4,269,566	68,171,460	(104,815)	(73,826,694)	(1,460,346)

____________

(1)      Share amounts presented above, including the weighted average number of shares outstanding and the resulting loss per share information have been retroactively adjusted in order to give effect to the Company’s November 24, 2025 1-for-3 reverse stock split (See Note 14).

The accompanying notes are an integral part of these consolidated financial statements.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
STATEMENTS OF CASH FLOWS

	For the Year Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(9,477,969)	$(14,994,551)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	5,776,170	5,360,990
Realized gain on the sale of asset	(5,000,000)	—
Gain on settlement of accrued bonus	—	(48,747)
Common stock to be issued for services	228,179	465,000
Amortization of operating lease right of use asset	144,736	289,740
Depreciation and amortization	82,472	83,732
Loss on disposal of patents	168,370	—
Changes in assets and liabilities:
Prepaid expenses and other current assets	13,095	(78,727)
Accounts payable	(1,020,840)	2,013,894
Accounts payable – related party	257,562	872,453
Accrued expenses and other current liabilities	108,227	(146,412)
Accrued compensation	629,602	29,870
Operating lease liability	(163,400)	(302,682)
Net cash used in operating activities	(8,253,796)	(6,455,440)

Cash Flows from Investing Activities:
Purchases of property and equipment	—	(9,632)
Capitalization of intangibles	(141,231)	—
Net cash used in investing activities	(141,231)	(9,632)

Cash Flows from Financing Activities:
Repayment of management loans	(424,500)	—
Proceeds from management loans	424,500	—
Payment of deferred offering costs	(624,492)	—
Net proceeds from issuance of common stock	—	186,665
Cash proceeds from common stock subscriptions	10,367,479	6,209,584
Net cash provided by financing activities	9,742,987	6,396,249

Effect of exchange rate differences	2,869	(45,795)

Net increase (decrease) in cash	1,350,829	(114,618)
Cash at beginning of the year	27,868	142,486
Cash at end of the year	$1,378,697	$27,868

Non-cash disclosures:
Issuance of common stock from subscriptions	$8,404,163	$778
Deferred offering costs included in accrued offering costs	$440,174	$—
Shares issued for offering costs	$—	$—
Issuance of common stock for services	$493,506	$—
Options issued to pay out accrued bonus	$—	$446,696

The accompanying notes are an integral part of these consolidated financial statements.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 1. DESCRIPTION OF BUSINESS ORGANIZATION, BUSINESS OPERATIONS, GOING CONCERN, AND RISKS AND UNCERTAINTIES

Business

Starton Holdings Inc. and its subsidiaries (collectively, the “Company”) is a clinical-stage biotechnology company focused on improving standard-of-care therapies for people with cancer. Starton Holdings Inc. is an American Corporation registered in the state of Delaware, with a U.S. subsidiary, Starton Therapeutics, Inc. and a Canadian subsidiary, Starton Therapeutics (Canada), which is registered in British Columbia. The Company uses continuous delivery of proven, U.S. Food and Drug Administration (the “FDA”) approved, active pharmaceutical ingredients to develop and bring products to market with new indications or with superior outcomes in existing indications. Starton Therapeutics, Inc. (Canada), the predecessor reporting entity to the Company, was formed on February 7, 2017.

Redomiciliation and change in reporting entity

On November 6, 2025, the Company completed a redomiciliation and reorganization whereby all outstanding shares of Starton Therapeutics Inc. became exchangeable on a 1-for-1 basis for shares of Starton Holdings Inc., a newly formed entity that will become the registrant upon the closing of the Company’s planned initial public offering. The redomiciliation and reorganization did not result in any changes to the Company’s operations or ownership structure, but resulted in the establishment of an authorized share capital of 200,000,000 shares of common stock, each with a par value of $0.001.

Refer to Note 14 for further detail regarding the financial reporting impact of this transaction.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $9,477,969 and $14,994,551 for the years ended March 31, 2025 and 2024, respectively. For the years ended March 31, 2025 and 2024 the Company had a working capital deficit of $5,868,297 and $9,074,705, respectively. Net cash used in operating activities was $8,253,796 and $6,455,440 in the years ended March 31, 2025 and 2024, respectively. Additionally, the Company had an accumulated deficit of $73,826,694 and $64,348,725 as of March 31, 2025 and 2024, respectively. The Company expects to continue to incur net losses and expects significant cash outflows for the foreseeable future. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period within one year after the date that the consolidated financial statements are issued.

The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional operating capital and advance development of its product candidates. The Company is currently engaging in significant research and development activities related to these product candidates and expects to incur significant research and development expenses in the future. These research and development activities are subject to significant risks and uncertainties. The Company intends to finance its future development activities and working capital needs largely from the sale of equity securities. There can be no assurance, however, that the Company will be successful in this endeavor.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reverse Stock Split

At a special meeting of the Company’s stockholders on November 24, 2025, the stockholders approved a proposal granting the Company’s Board of Directors the discretion to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio of 1-for-3 (the “Reverse Stock Split”). The Reverse Stock Split was completed

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

on December 9, 2025. Share amounts presented within the consolidated financial statements, including the number of shares issued and outstanding, the weighted average number of shares outstanding and the resulting loss per share information, have been retroactively adjusted in order to give effect to the Reverse Stock Split. (See Note 14).

Principles of Consolidation

The consolidated financial statements include the financial statements of Starton Holdings, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Foreign Currency Translation

The financial statements are presented in US dollars, which is the Company’s functional and reporting currency. Items included in the financial statements are measured using their functional currency, being the currency of the primary economic environment in which the entity operates. Where the functional currency of an entity is its local currency, balance sheet accounts are translated at the current exchange rate and income statement items are translated at the average exchange rate for the period. Gains and losses resulting from translation are accumulated in a separate component of stockholders’ deficit. Gains and losses on transactions denominated and settled in a foreign currency are reflected in the consolidated statements of operations and comprehensive loss. Net foreign currency gains (losses) included in operations were immaterial to the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates. Accounts requiring the use of significant estimates consist of valuation of Pike Therapeutics, deferred taxes and stock-based compensation calculations.

Research and Development

Research and development expenditures are charged to the consolidated statement of operations in the period in which they are incurred.

Equity-Based Payments

The Company accounts for equity-based payments in accordance with ASC 718 (Topic 718, Compensation-Stock Compensation), which requires companies to measure the cost of employee and non-employee services received in exchange for the award of equity instruments based on the estimated fair value of the award at the date of grant. The expense is to be recognized over the period during which an employee is required to provide services in exchange for the award. The Company accounts for shares of common stock and stock options issued to employees and non-employees based on the fair value of the stock or the stock option.

Accounting for Income Taxes

Deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted. The Company

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

has determined that all of its deferred tax benefits will not more likely than not be realized due to its historical and expected future taxable losses. Accordingly, the Company has maintained a full valuation allowance for the current and prior fiscal years.

Net Loss per Share

Basic and diluted net loss per share is computed using the weighted average number of shares of common stock and weighted average number of common stock subscriptions outstanding during the period. Equivalent common shares, consisting of 7,447,769 and 6,398,559 stock options, are excluded from the calculation of basic and diluted net loss per share for the years ended March 31, 2025 and 2024, respectively, since their effect is antidilutive due to the exercise price of the options exceeding the average market price of the common stock during the period.

Cash

Cash consists of bank accounts totaling $1,378,697 and $27,868 as of March 31, 2025 and 2024, respectively. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company has not experienced any losses in such accounts, periodically evaluates the creditworthiness of the financial institutions and has determined the credit exposure to be negligible. The Company’s foreign bank accounts are not subject to FDIC insurance. Cash held in Canadian bank accounts was $2,821 and $4,292 in U.S. dollars as of March 31, 2025 and 2024, respectively.

Deferred Offering Costs

The Company capitalizes deferred offering costs related to its proposed initial public offering (“Initial Public Offering”), which consist of direct incremental legal, professional, accounting, and other third-party fees. The deferred offering costs will be offset against proceeds from the consummation of the Initial Public Offering. Should the anticipated Initial Public Offering be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statement of operations. Deferred offering costs as of March 31, 2025 and 2024 were $1,064,666 and $0, respectively, which was recorded in the accompanying consolidated balance sheets.

Fair Value Measurements

ASC 820-10 (Topic 820, Fair Value Measurements and Disclosures) (“ASC 820”) defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC 820-10 also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three-level hierarchy for fair value measurements is defined as follows:

a.      Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

b.      Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active; and

c.      Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Related to the investment in Pike Therapeutics (see Note 5), the Company elected the measurement alternative under ASC 321 (Topic 321, Investments-Equity Securities) whereby when a reporting entity elects the measurement alternative, the equity interest is recorded at cost, less impairment. The carrying amount should be subsequently remeasured to its fair value in accordance with the provisions of ASC 820 when observable price changes (i.e., observable prices in orderly transactions for an identical or similar investment of the same issuer) occur as of the date the transaction occurred or it is impaired. Any adjustments to the carrying amount are recorded in net income. As of March 31, 2025 and 2024, the Company did not record any changes in the fair value of the investment in Pike Therapeutics.

Property and Equipment, Net

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, ranging from three (3) years for computer equipment to five (5) years for lab equipment and furniture and fixtures.

The Company assesses long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of the assets or the asset grouping may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant under-performance of a business or product line in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in its use of the assets. Long-lived assets are considered a non-financial asset and are recorded at fair value only if an impairment charge is recognized. There were no indicators of impairment to the Company’s long-lived assets and no impairment charges were recorded for the years ended March 31, 2025 and 2024.

Intangible Assets, Net

Patents and capitalized costs related to patents are stated at cost and are amortized using the straight-line method over the established useful life of nineteen (19) years. The Company reviews its patents periodically to determine whether they have continuing value, or their value has become impaired.

Leases

Determination if an arrangement is a lease is made at inception. An arrangement is determined to contain a lease if the contract conveys the right to control the use of an identified property and equipment for a period of time in exchange for consideration. If the Company can benefit from the various underlying assets of a lease on their own or together with other resources that are readably available, or if the various underlying assets are neither highly dependent or highly interrelated with underlying assets in the arrangements, they are considered to be a separate lease component. In the event multiple underlying assets are identified, the lease consideration is allocated to the various components based on each on the component’s relative fair value.

Operating lease assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease arrangement. Operating lease assets and operating lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, in determining the operating lease liability, the Company uses an estimate of the Company’s incremental borrowing rate. The calculation of the operating lease assets includes any lease payments made and excludes any lease incentives. The Company’s lease terms may include options to extend or terminate the lease and are included when it is reasonably certain that the Company will exercise the option.

The Company records operating lease assets and lease liabilities in its consolidated balance sheets. Lease expenses for lease payments is recognized on a straight-line bases over the lease term. Short-term leases, or leases that have a lease term of 12 months or less at consummation date, are excluded from this treatment and are recognized on a straight-line basis over the term of the lease. The Company has not entered into any material short-term lease or financing leases as of March 31, 2025 and 2024.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”), or decision-making group, in making decisions on how to allocate resources and assess performance. The Company has one operating segment.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires public entities to disclose consistent categories and greater disaggregation of information in the rate reconciliation and for income taxes paid. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements and related disclosures.

In March 2024, the FASB issued ASU 2024-01, “Compensation — Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards,” which provides illustrative guidance to help entities determine whether profits interest and similar awards should be accounted for as share-based payment arrangements within the scope of FASB Accounting Standards Codification (FASB ASC) 718, Compensation-Stock Compensation. ASU 2024-01 is effective for annual periods beginning after December 15, 2024 and interim periods within those annual periods with early adoption permitted. The Company currently expects that this ASU will not have a material impact on its financial statements.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The ASU is required to be applied retrospectively to all prior periods presented in the financial statements once adopted. The Company adopted the ASU for the year ended March 31, 2025. See Note 13 for additional segment disclosures.

NOTE 3. OUT-LICENSING AGREEMENT

In February 2021, the Company entered into an exclusive development and commercial license agreement with Haisco Pharmaceutical Group Co., Ltd. (the “Haisco Agreement”). Under the terms of the Haisco Agreement, Haisco will receive development, manufacturing, and commercial rights for STAR-OLZ, a multi-day transdermal patch delivery system of olanzapine, in Mainland China. In consideration for the rights granted to Haisco, the Company received an upfront payment of $2.5 million. The Company will also receive future development milestone payments of up to $5 million, and tiered royalty payments from high single-digit to low-teens on net sales of the product in the licensed territory.

The Company recognized the payment as revenue in 2021 for the Haisco Agreement under ASC 606 and identified the exclusive license as a distinct performance obligation since Haisco can benefit from the license on its own by developing and commercializing the underlying product using its own resources after completion of the Company’s human bioavailability clinical study. In addition, the Company will provide a clinical and, if requested and for a period not to exceed twelve (12) months from commercial launch in the licensed territory, commercial supply of STAR-OLZ to Haisco for the licensed territory. The Company determined that the optional right to future products under these supply agreements is not considered to represent a material right.

During the fiscal year ended March 31, 2025, there have been no further transactions between the Company and Haisco.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 3. OUT-LICENSING AGREEMENT (cont.)

The Company considered the future potential development milestone as well as the sales-based royalties to be variable consideration. The future potential milestone payments were not included in the transaction price as they were all determined to be fully constrained under ASC 606. The Company determined that the achievements of such development milestones are contingent upon success in future clinical trials and regulatory approvals, which are not within the Company’s control and are uncertain at this stage. The Company expects that the royalty arrangements will be recognized when the sales occur, because the license is the predominant item to which the royalties relate. The Company will re-evaluate the transaction price at each reporting period and as uncertain events are resolved or other changes in circumstances occur.

The Haisco Agreement will remain in effect until ten (10) years after the first commercial sale of STAR-OLZ in Mainland China, and automatically renew for one (1) year periods unless either party provides written notice of non-renewal at least six (6) months prior to the expiration of the then-applicable term. The Haisco Agreement contains customary termination language for material breach of contract, insolvency, assignment, and convenience upon three (3) months’ written notice by either party.

NOTE 4. RELATED PARTY AGREEMENTS

Research Service and Assignment Agreements

On October 10, 2017, the Company entered into a research service agreement, amended on January 22, 2018, with Transdermal Research Pharma Laboratories LLC (the “Lab”), whereby the Company agreed to sponsor research studies at the Lab in connection with certain transdermal patch technology. The managing director of the Lab is also a director and stockholder of the Company. The research service agreement had a 3-year term with a termination date of October 10, 2020 and payment terms covered a 17-month period through April 30, 2019. The research service contract was made in connection with the Company entering into an assignment agreement to which the Company was assigned certain intellectual property from the Lab.

On September 9, 2019, the Company entered into a new research service agreement with the Lab, whereby the Company agreed to continue to sponsor research studies at the Lab in connection with the development of transdermal patch technology. The new research service agreement has a 6-year term with a termination date of September 9, 2025.

On November 16, 2017, the Company entered into an assignment agreement, amended on March 28, 2018, with Alpha to Omega Pharmaceutical Consultants, Inc. (“AOPC”), whereby the Company issued 25 million shares of the Company’s common stock at $0.001 per share for the transdermal patch technology. In addition, 5 million shares of the Company’s common stock are to be issued to a designee of AOPC upon the Lab meeting certain milestones to the feasibility of two (2) potential transdermal delivery patches. On March 28, 2018, this assignment agreement was amended by the parties to change the designee to a former director and stockholder. In October 2018, in connection with the Lab achieving certain milestones for the feasibility of two (2) potential transdermal delivery patches, the Company issued 5 million shares of the Company’s common stock to a designee of AOPC at $0.83 per share, the fair value of the Company’s common stock as of the date that milestones were achieved. The managing partner of the Lab is also the president of AOPC.

The Company reviewed guidance provided in ASC 350-30-25 (Topic 350, Intangibles — Goodwill and Other Intangibles) and ASC 730 (Topic 730, Research and Development) to determine the initial recognition of an intangible asset upon the issuance of the 25 million shares of the Company’s common stock. Per ASC 350-30-25-1, the intellectual property acquired as an intangible asset through the development of the transdermal patches by the Lab meets the criteria noted in ASC 350-30-25-1 through ASC 350-30-25-2 due to the intellectual property being (i) acquired individually and (ii) the cost of the intellectual property acquired in the transaction was based on an agreed upon price between the parties and did not give rise to goodwill. The Company also determined the patch technology acquired has alternative future uses and should be accounted for under ASC 730. At the time of the transaction, the Company deemed the fair value of the intellectual property to be $25,000 based on the then-current price per share of the Company’s common stock ($0.001 per common share) see Note 7.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 4. RELATED PARTY AGREEMENTS (cont.)

On September 9, 2019, the Company entered into a new assignment agreement with AOPC that replaced the original and amended assignment agreement, whereby the Company agreed to issue shares of the Company’s common stock to a designee of AOPC upon the achievement of additional transdermal formulations. On December 18, 2019, the Company amended the new assignment agreement and agreed to issue shares of its common stock to a designee of AOPC for the development of additional transdermal formulations equal to a total value of $2 million per formulation. The shares will be issued at the fair value of the Company’s common stock at the time the milestones are achieved. As of March 31, 2025 and 2024, no milestones have been achieved.

The Company has also entered into consulting/service arrangements with certain of its officers and directors which amount to $1,900,781 and $2,020,305 for the years ended March 31, 2025 and 2024, respectively. For the year ended March 31, 2025, $1,828,781 is included in research and development — related party and $72,000 is included in general and administrative — related party within the accompanying consolidated statement of operations and comprehensive loss. For the year ended March 31, 2024, $1,919,675 is included in research and development — related party and $100,630 is included in general and administrative — related party in the statement of operations and comprehensive loss. As of March 31, 2025 and 2024, there was $2,903,632 and $2,646,070 held in Accounts payable — related party on the consolidated balance sheet related to the consulting/service arrangements with certain officers and directors.

Advances from Management

The Company has received loans on an as-needed basis for working capital purposes from members of its management team. These loans are non-interest bearing with no scheduled repayment terms. Management loans totaling $424,500 were issued and repaid during the year ended March 31, 2025. As of March 31, 2025 and 2024 there was no outstanding balance under the management loans.

Common Stock Subscriptions

Common stock subscriptions represent amounts received from investors pertaining to an executed subscription agreement whereby the investor is awaiting the issuance of the common stock. As of March 31, 2025 and 2024, there was common stock subscriptions of $4,269,566 and $2,306,250, representing 765,163 and 413,304 shares, respectively (see Note 10 Stockholders’ Deficit and Note 14 Subsequent Events for additional details).

NOTE 5. ASSET PURCHASE AGREEMENT

On January 23, 2020, as amended on August 8, 2020, the Company entered into an asset purchase agreement (“Asset Purchase Agreement”) to sell one of its transdermal patch technologies to Pike Therapeutics (“Pike”) for a purchase price of $5 million. Pursuant to the terms of the Asset Purchase Agreement, the Company received installment payments of $750,000 in January 2020, $500,000 in March 2020, $400,000 in October 2020, and $350,000 in September 2021, all of which were recorded as deposit for sale of asset and the remainder of the purchase price of $3.0 million was due upon satisfaction or waiver of certain customary conditions and actions by both parties (the “Closing”).

The installment payments are non-refundable, whether or not the Closing occurs. On the date of the Closing, which includes Pike Therapeutics’ payment of the remainder of the purchase price ($3 million), the Company will deliver, among other things, physical possession of the acquired transdermal patch technology and the sale of the asset totaling $5 million will be recognized when the asset is transferred.

On November 13, 2024, the Company and Pike entered into a second amendment to the Asset Purchase Agreement (the “Amendment”), pursuant to which the Company received the remainder of the purchase price of $3.0 million in the form of 15,000,000 shares of Pike valued at $0.20 per share (the “Stock Payment”), based on Pike’s most recent sale of common stock. The transaction closed and the assets were transferred and assigned to Pike. The Company recorded the $3.0 million remaining purchase price as an investment in Pike Therapeutics on the accompanying consolidated balance sheets.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 6. PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	March 31, 2025	March 31, 2024
Lab equipment	$378,022	$378,022
Computer equipment	15,247	15,247
Furniture and fixtures	13,870	13,870
Property and equipment – gross	407,139	407,139
Accumulated depreciation	(370,808)	(291,405)
Property and equipment – net	$36,331	$115,734

Depreciation expense was $79,403 and $80,663 for the years ended March 31, 2025 and 2024, respectively and included in research and development expenses within the accompanying consolidated statement of operations.

NOTE 7. INTANGIBLE ASSETS, NET

The following table summarizes the activity related to the Company’s intangible assets, net:

	Patents	Intellectual Property	Intangible Assets, Net
Balance at March 31, 2023	$247,638	$25,000	$272,638
Amortization expense	(3,069)	—	(3,069)
Balance at March 31, 2024	244,569	25,000	269,569
Capitalization of intangibles	199,896	—	199,896
Amortization expense	(61,734)	—	(61,734)
Disposal of patents	(168,370)	—	(168,370)
Balance at March 31, 2025	$214,361	$25,000	$239,361

The following table reflects the components of the finite-lived intangible assets:

March 31, 2024	Gross Amount	Accumulated Amortization	Net Carrying Value
Intangible assets – patents	$252,305	$(7,736)	$244,569
March 31, 2025	Gross Amount	Accumulated Amortization	Net Carrying Value
Intangible assets – patents	$225,166	$(10,805)	$214,361

Approximately $46,000 of patent costs are being amortized over the remaining 17 years. Future minimum amortization expense as of March 31, 2025 for each of the next five years is approximately $3,000 yearly and approximately $31,000 thereafter. In addition, the Company wrote off $168,370 of patents for the year ended March 31, 2025.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 8. ACCRUED COMPENSATION

Accrued compensation consists of the following:

	March 31, 2025	March 31, 2024
Annual bonus accrual	$915,228	$220,381
Payroll accrual	—	65,245
Accrued compensation	$915,228	$285,626

Bonuses accrued of $495,443 for the calendar year ended 2023 were settled in the year ended March 31, 2024 through the issuance of 115,425 stock options with a fair value of $446,696, resulting in a gain on the settlement of accrued bonuses of $48,747 (see Note 11). Accrued bonus for the calendar year ended 2024 will be paid in cash subsequent to the fiscal year ended March 31, 2025.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Lease Commitment

On January 13, 2020, the Company entered into a 10-year lease for lab and pilot manufacturing space as well as office space with a commencement date of April 15, 2020. This arrangement has a free rent period and an escalating rent payment provision of 2% per year. The Company has the option to terminate the lease on the seventh anniversary date of the lease commencement. If the Company desires to exercise the early termination option, the Company must do so by giving the landlord written notice of exercise at least six (6) months in advance and shall reimburse the landlord on a pro-rata basis all of Landlord’s costs associated with the Company’s occupancy, which shall include: any lab equipment installed by the landlord in the premises, alterations and/or construction and architectural and engineering costs related to or for the premises, brokerage commissions, rent concessions, and any other cost to the landlord associated with the Company’s occupancy.

Under ASU 2016-02, the Company determined whether an arrangement was or contained a lease at its inception. The Company recognizes lease liabilities based on the present value of the minimum lease payments not yet paid, by using the lease term and discount rate determined at lease commencement. As the Company’s lab and pilot manufacturing space lease does not provide an implicit rate, the Company used its incremental borrowing rate of 10.38% commensurate with the underlying lease terms to determine the present value of the lease payments.

Total lease expense recognized was $144,736 and $289,740 during the years ended March 31, 2025 and 2024, respectively. This lease expense relates to lab, pilot manufacturing, and office space in Paramus, New Jersey. It is included within research and development expense within the consolidated statements of operations and comprehensive loss.

The following table summarizes information related to the Company’s lease as of March 31, 2025 and 2024:

Operating Leases	As of March 31, 2025	As of March 31, 2024
Operating right-of-use lease asset	$1,103,216	$1,247,952
Operating lease liability – current portion	$126,932	$145,004
Operating lease liability – non-current portion	$1,179,895	$1,325,223

The weighted-average remaining lease term for operating leases was 4.8 and 5.8 years and the weighted-average discount rate was 1.9% as of March 31, 2025 and 2024, respectively.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 9. COMMITMENTS AND CONTINGENCIES (cont.)

The following table summarizes the future minimum lease payments required under the lease agreement as of March 31, 2025:

Fiscal Year Ending March 31,	Operating Lease
2026	$314,123
2027	319,843
2028	325,563
2029	331,283
2030	337,003
Thereafter	28,123
Total minimum lease payments	1,655,938
Less: discount	(349,111)
Present value of lease liability	$1,306,827

Current portion of operating lease liability	$126,932
Non-current portion of operating lease liability	1,179,895
$1,306,827

Advisory Agreements

On February 23, 2023, the Company entered into an agreement with SPAC Advisory Partners LLC (“SAP”) for SAP to provide financial advisory services in connection with a business combination with Healthwell Acquisition Corp. (“Healthwell”) (the “Business Combination”). SAP has agreed to provide services to the Company including advising and assisting on any and all aspects of negotiating, structuring and executing the Business Combination with Healthwell. As compensation for these services, on May 12, 2023 the Company paid SAP an advisory fee comprised of $200,000 (“Announcement Milestone”) in connection with the announcement of the transaction. As a result of the termination of the Business Combination, the advisory agreement was also terminated and only cash amounts accrued through the date of termination is payable to SAP. For the years ended March 31, 2025 and 2024, the Company recorded $0 and $225,000 of such advisory service fee included in general and administrative expenses within the accompanying consolidated statements of operations and comprehensive loss, respectively. As of both March 31, 2025 and 2024, the Company had $25,000 of outstanding payables to SAP included in accounts payable within the accompanying consolidated balance sheets.

On December 4, 2023, the Company entered into an agreement with an advisor (the “Advisor”) for general business development and financial advisory services such as identifying prospective business combination partners and introducing the Company to prospective investors. The Company was obligated to pay the Advisor a fee of 83,334 common shares at the time of the signing of the agreement, valued at $465,000, or $5.58 per share. The Company recognized this obligation as common stock to be issued for services on the March 31, 2024 balance sheet. On October 10, 2024, the Company issued 83,334 shares of common stock with a value of $465,000 or $5.58 per share.

Service Provider Agreements

On April 2, 2024, the Company executed an engagement letter with Titan Advisory Services LLC (“Titan Advisory”) whereby Titan Advisory will provide the Company with services including: developing a go-public strategy, successfully listing on Nasdaq and conduct an Initial Public Offering, assisting with investor relations, investor materials, and shareholder communications as needed, and business development collaboration efforts. The Company is obligated to pay Titan Advisory a fee of $9,500 per month and is payable in common stock, valued at $1.86 per share. The Company recognized this obligation as common stock to be issued on the accompanying consolidated balance sheets in the amount of $199,673 as of March 31, 2025 based on 35,966 shares.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 9. COMMITMENTS AND CONTINGENCIES (cont.)

On July 9, 2024, the Company entered into an agreement with Titan Partners Group LLC (“Titan Partners”) as the Company’s exclusive financial advisor and underwriter in connection with an Initial Public Offering of Company securities and the other matters set forth in the agreement. The Company will sell the securities in the Initial Public Offering to Titan Partners and the other underwriters, if any, at a discount of seven percent (7%) from the public offering price of the securities (the “Underwriting Discount”). In addition to the Underwriting Discount, immediately upon closing of the Initial Public Offering, the Company shall issue to Titan Partners warrants (“Warrants”) to purchase the same type and character of equity securities as are issued in the offering or are issuable on conversion of the securities issued in the Initial Public Offering (e.g., common stock) (the “Warrant Securities”). The number of Warrant Securities to be issued to Titan Partners at a closing of the Initial Public Offering shall be equal to five percent (5%) of (i) the aggregate equity securities issued in the Initial Public Offering at that closing, or (ii) if the securities issued in the Initial Public Offering are convertible into or exercisable for equity securities, the aggregate number of equity securities issuable upon conversion or exercise of those securities.

NOTE 10. STOCKHOLDERS’ DEFICIT

Common Stock

The Company is authorized to issue 200,000,000 shares of common shares, with a par value of $0.001 per share.

As described in Note 1, effective November 6, 2025, the Company completed a redomiciliation and reorganization whereby all outstanding shares of Starton Therapeutics Inc. became exchangeable on a 1-for-1 basis for shares of Starton Holdings Inc., a newly formed entity that will become the registrant upon the closing of the Company’s planned initial public offering. The redomiciliation and reorganization resulted in a retrospective adjustment to Common stock and Additional paid-in capital on amounts in the consolidated financial statements. As of March 31, 2023, $35,389,092 was reclassified from Common stock to Additional paid-in capital related to the redomiciliation and reorganization.

Further, as described in Note 2, subsequent to the redomiciliation and reorganization, on December 9, 2025, Starton Holdings, Inc. effected the Reverse Stock Split. The Reverse Stock Split affected all of our stockholders uniformly and did not affect any stockholder’s percentage ownership interest in the Company. The Reverse Split did not change the number of authorized shares of common stock or par value. All references in these financial statements to shares, share prices, exercise prices, and other per share information in all periods have been adjusted, on a retroactive basis, to reflect the Reverse Split.

Activity During the Year Ended March 31, 2025

The Company received an aggregate of $10,367,479 in proceeds on common stock subscriptions during the year ended March 31, 2025. Further, the Company issued an aggregate of 1,506,120 shares of common stock for additional common stock subscriptions of $8,404,163 during the year ended March 31, 2025.

During the year ended March 31, 2025, the Company issued an aggregate of 83,333 shares of common stock as payment for $465,000 in services accrued by the Advisor and 5,108 shares of common stock payment for $28,503 in services accrued to Titan Advisory (see Note 9).

Activity During the Year Ended March, 31, 2024

The Company received an aggregate of $6,209,584 in proceeds on common stock subscriptions during the year ended March 31, 2024. Further, the Company issued an aggregate of 761,071 shares of common stock for net proceeds of $92,222 for the year ended March 31, 2024. The remaining balance of common stock subscriptions remained outstanding as of March 31, 2024, see below.

In February 2024, the Company issued 16,667 shares of common stock for proceeds of $93,000.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 10. STOCKHOLDERS’ DEFICIT (cont.)

In April 2023, $19,662 of offering costs was adjusted for a correction of the amount issued to a shareholder for a finders fee.

Common Stock Subscriptions

Common stock subscriptions represent the dollar amount received from investors pertaining to an executed subscription agreement whereby the investor is awaiting the issuance of the common stock. The common stock subscriptions balance as of March 31, 2025 and 2024, was of $4,269,566 and $2,306,250, respectively. For the years ended March 31, 2025 and 2024 the total number of shares subscribed for is 765,163 and 413,304 (see Note 14. Subsequent Events for additional details), respectively.

NOTE 11. EQUITY-BASED AWARDS

Equity Incentive Plan

On April 13, 2018 (the “Effective Date”), the Company adopted the 2018 Omnibus Incentive Compensation Plan (the “Plan”). The Plan is intended to attract and retain highly qualified persons to serve as non-employee directors and to promote ownership by such non-employee directors of a greater proprietary interest in the Company, thereby aligning such non-employee directors’ interests more closely with the interests of the Company’s stockholders. The Plan, subsequent to its adoption, was amended to extend eligibility for awards to the Company’s employees and consultants. The Plan commenced on the Effective Date and shall remain in effect, subject to the right of the Board of Directors of the Company (the “Board”) to amend or terminate the Plan at any time until the earlier of the tenth anniversary of the Effective Date. In the event of a termination of continuous service (other than as a result of a change of control, as defined in the Plan), unvested stock options shall terminate and, with regard to vested stock options, the exercise period shall be the lesser of the original expiration date or three months from the date continuous service terminates.

Stock Options

The following table summarizes the stock options granted during the years ended March 31, 2025 and 2024:

Date of Grant	Grantee(s)	Exercise Price	Term (In Years)	Vesting Term	Stock Options Granted
March 2025	Directors	$5.58	3	Quarterly over a three-year period	318,333
March 2025	Officers, employees, and consultants	$5.58	4	Quarterly over a four-year period	771,886
Total stock options granted during the year ended March 31, 2025					1,090,219
Date of Grant	Grantee(s)	Exercise Price	Term (In Years)	Vesting Term	Stock Options Granted
March 2024	Directors	$5.58	3	Quarterly over a three-year period	449,667
October 2022(1)	Officers and employees	$5.58	0	100% immediately	115,425
March 2024	Officers, employees, and consultants	$5.58	4	Quarterly over a four-year period	871,886
Total stock options granted during the year ended March 31, 2024					1,436,978

____________

(1)      Options were issued at a fair value of $446,696 to settle the accrued bonuses of $495,443.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 11. EQUITY-BASED AWARDS (cont.)

Stock option activity for employees and non-employees during the years ended March 31, 2025 and 2024 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Outstanding at March 31, 2023	5,261,710	$6.39	7.99	15,331,000
Granted	1,436,978	$5.58	—	—
Forfeited	(119,167)	$7.38	—	—
Expired	(180,962)	$7.44	—	—
Outstanding at March 31, 2024	6,398,559	$7.08	7.70	3,645,000
Exercisable at March 31, 2024	3,372,449	$5.43	6.38	3,149,000
Granted	1,090,219	$5.58	—	—
Forfeited	(41,009)	$4.65	—	—
Expired	—	$—	—	—
Outstanding at March 31, 2025	7,447,769	$6.18	7.19	3,606,000
Exercisable at March 31, 2025	4,467,451	$6.06	6.14	3,237,000

Stock-Based Compensation

	Number of Options	Weighted Average Exercise Price
Nonvested at April 1, 2023	2,757,611	$7.95
Granted	1,436,978	$5.58
Vested	(1,049,312)	$7.38
Forfeited	(119,167)	$7.44
Nonvested at March 31, 2024	3,026,110	$7.08
	Number of Options	Weighted Average Exercise Price
Nonvested at April 1, 2024	3,026,110	$7.08
Granted	1,090,219	$5.58
Vested	(1,128,335)	$7.47
Forfeited	(7,675)	$4.65
Nonvested at March 31, 2025	2,980,319	$6.36

The following assumptions were used in the Black-Scholes options pricing model to estimate the fair value of stock options for the years ended March 31, 2025 and 2024:

	March 31,
	2025	2024
Risk-free interest rate	4.23%	4.20%
Dividend yield	—	—
Expected term (in years)	5.82	6.69
Expected volatility	81.89%	84.67%
Weighted-average grant date fair value	$1.41 per option	$1.42 per option

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 11. EQUITY-BASED AWARDS (cont.)

The input assumptions used are as follows:

Stock price — Since the Company is private and does not have shares of its common stock traded in an active market, the Company uses the price per share of its common stock sold in the most recent private placement transaction for the Company’s stock price.

Risk-free interest (discount) rate — Based on the daily yield curve rates for U.S. Treasury obligations with maturities which correspond to the expected term of the Company’s stock options.

Dividend yield — The Company has not paid any dividends on common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future.

Expected term — The Company has had minimal stock options exercised since inception. The expected option term represents the period that stock-based awards are expected to be outstanding based on the simplified method provided in Staff Accounting Bulletin (“SAB”) No.107, Share-Based Payment, (“SAB 107”), which averages an award’s weighted-average vesting period and expected term for “plain vanilla” stock options. Under SAB 107, stock options are considered to be “plain vanilla” if they have the following basic characteristics: (i) granted “at-the-money”; (ii) exercisability is conditioned upon service through the vesting date; (iii) termination of service prior to vesting results in forfeiture; (iv) limited exercise period following termination of service; and (v) options are non-transferable and non-hedgeable. The Company will continue to use the simplified method for the expected term until it has the historical data necessary to provide a reasonable estimate of expected life in accordance with SAB 107.

Expected volatility — Based on the historical volatility of five (5) different publicly traded comparable life sciences companies.

Forfeitures — ASC 718 allows forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates or entities may elect to account for forfeitures as they occur. The Company has estimated zero forfeiture.

Stock-based compensation expense, and the fair value of common stock issued for services and research and development milestones for the years ended March 31, 2025 and 2024 were recorded in the Company’s consolidated statements of operations and comprehensive loss as follows:

	March 31,
	2025	2024
Research and development expenses	$1,622,956	$1,622,142
General and administrative expenses	4,153,214	3,738,848
Total	$5,776,170	$5,360,990

The Company has not recognized any tax benefit or expense for the years ended March 31, 2025 and 2024 related to stock-based compensation due to the Company’s net operating losses and corresponding valuation allowance within the U.S.

As of March 31, 2025, there was $13.3 million of unrecognized stock-based compensation expense related to stock options granted under the Plan. The Company expects to recognize this compensation expense over a weighted-average period of approximately 1.9 years.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 12. INCOME TAXES

Loss before income taxes for the years ended March 31, 2025 and 2024 consists of the following:

	March 31,
	2025	2024
United States	$3,597,532	$6,212,589
Canada	5,879,963	8,777,031
Total net loss before income taxes	$9,477,495	$14,989,620

The Company accounts for income taxes using the liability method in accordance with ASC 740 (Topic 740, Income Taxes). No federal tax provision has been provided for the years ended March 31, 2025 and 2024 due to the losses incurred during such periods. The Company recorded state minimum taxes of approximately $1,152 and $1,550 in the years ended March 31, 2025 and 2024 respectively, which are reflected in general and administrative expenses in the consolidated statements of operations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets as of March 31, 2025 and 2024 are summarized below:

	March 31,
	2025	2024
Deferred tax assets:
Net operating loss carryforwards	$10,885,874	$10,137,124
Deferred income and revenue	—	421,741
Capitalized research costs	3,192,951	1,699,680
Federal research and development credit	2,380,770	2,006,680
Other	331,301	99,334
Total gross deferred tax assets	16,790,896	14,364,559
Valuation allowance	(16,790,896)	(14,364,559)
Net deferred tax assets	$—	$—

In assessing the potential realization of these deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of March 31, 2025 and 2024, management determined that it is not more likely than not that the Company’s deferred tax assets will be realized and has therefore recorded a full valuation allowance against its deferred tax assets. The valuation allowance for deferred tax assets increased approximately $2.4 million and $1.7 million during the years ended March 31, 2025 and 2024, respectively.

The Company’s effective tax rate is different from the federal statutory rate of 21% due primarily to operating losses that receive no tax benefit as a result of a valuation allowance recorded for such losses.

	March 31,
	2025	2024
Statutory U.S. federal tax rate	21.0%	21.0%
Research credits	4.22	2.20
Nondeductible expenses and other	(12.8)%	(7.4)%
Change in valuation allowance	(12.2)%	(15.8)%
Effective tax rate	0.0%	0.0%

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 12. INCOME TAXES (cont.)

As of March 31, 2025 and 2024, the Company had federal net operating loss carryforwards of approximately $36.7 million and $35.4 million, respectively, which have no expiration; however, the federal net operating loss carryforwards are only available to offset up to 80% of taxable income for the year they are carried forward to. As of March 31, 2025 and 2024, the Company had state net operating loss carryforward of approximately $36.2 million and $29.8 million, respectively; federal research and development tax credits of approximately $2.4 million and $2.0 million, respectively; and Canadian net operating losses of $2.1 million and $2.0 million, respectively, all expiring in the years 2037 through 2043. The Company’s federal net operating loss carry forwards may be subject to certain limitations contained within Section 382 of the Internal Revenue Code. Given the full valuation allowance recorded against the Company’s deferred tax assets, any potential limitation would not have a material impact on the Company’s financial statements.

The Company has evaluated its income tax positions and has determined that it does not have any material uncertain tax positions. Therefore, no liabilities for uncertain tax positions or any related interest and penalties have been recorded as of March 31, 2025 and 2024. The Company is not presently subject to any income tax audit in any taxing jurisdiction. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. The Company may in the future become subject to federal, state, and local income taxation though it has not been since its inception.

The Company has identified Canada, U.S. federal, and the state of New Jersey as its “major” tax jurisdiction. U.S. federal, state and local, and Canadian tax returns for fiscal years ended March 31, 2017 through 2022 are still subject to tax examination; however, the Company does not currently have any ongoing tax examinations.

For tax years beginning after December 31, 2021, the Tax Cut and Jobs Act of 2017 (TCJA), requires that research and development expenditures that qualify under IRC Sec. 174 be capitalized and amortized over either a 5 year period for domestic expenditures or a 15 year period for foreign expenditures. For the year ended March 31, 2025 and 2024, the Company has recorded a deferred tax asset aggregating $3,192,951 and $1,699,680 representing capitalized research and development costs, net of amortization.

On August 16, 2022, the Inflation Reduction Act was enacted adding several new tax credits and revenue raisers. The Company has assessed the impact of the new tax legislation and has determined that it did not have a material impact (if any) on the Company.

NOTE 13. SEGMENTS

The Company operates and manages its business as one reportable segment and operates as a clinical stage biopharmaceutical company. The Company’s current focus is on developing immunotherapy and cell therapies for the treatment of cancer. The Company’s CODM is the Chief Executive Officer, who reviews financial information presented and decides how to allocate resources based on net loss on a consolidated basis. Net loss is used for evaluating financial performance. The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets.

The CODM uses net loss predominantly in the annual operating budget and in the strategic planning and forecasting process. Such loss measure is used to monitor budget versus actual results on an ongoing basis by the CODM and determine how resources are allocated to the various activities of the Company.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 13. SEGMENTS (cont.)

The Company views its operations and manages its business in one operating segment. Significant segment expenses include research and development, operating expenses, and stock-based compensation. Operating expenses include all remaining costs necessary to operate our business, which primarily include external professional services and other administrative expenses. The following table presents the significant segment expenses and other segment items regularly reviewed by the CODM:

	Year Ended March, 31,
	2025	2024
Revenue	$—	$—

Research and development expenses:
STAR program-related expenses	$4,036,653	$4,814,869
Lab and general program-related expenses	1,896,903	279,592
Stock based compensation	1,622,956	1,622,142
Total research and development expenses	7,556,512	6,716,603

General and administrative expenses:
Employee related expenses	966,915	585,058
Professional fees for services	1,462,631	3,151,898
Facilities and other expenses	172,863	805,643
Stock based compensation	4,153,214	3,738,848
Total general and administrative expenses	6,755,623	8,281,447

Other income (expense):
Interest income, net	10,238	39
Realized gain on sale of assets	5,000,000	—
Loss on disposal of patents	(168,370)	—
Other expense	(7,702)	—
Loss before taxes	(9,477,969)	(14,998,011)
Income tax benefit	—	3,460
Segment and consolidated net loss	$(9,477,969)	$(14,994,551)

NOTE 14. SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through August 8, 2025, the date the financial statements were available to be issued. The following are material subsequent events:

On May 27, 2025, the Company and Transdermal Research Pharma Laboratories LLC executed the termination of research service contract whereby the research the Company was sponsoring at the Lab will be terminated effective November 30, 2025.

From April 1, 2025 through August 8, 2025, proceeds from the sale of common stock subscriptions of 363,584 shares at $5.58 per share totaled $2.0 million. In addition, 9,499 shares were earned for services rendered at $5.58 per share totaling $53,000 in common stock subscriptions.

STARTON HOLDINGS, INC. (F/K/A STARTON THERAPEUTICS, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2025

NOTE 14. SUBSEQUENT EVENTS (cont.)

On November 6, 2025, the Company completed a redomiciliation and reorganization whereby all outstanding shares of Starton Therapeutics Inc. became exchangeable on a 1-for-1 basis for shares of Starton Holdings Inc., a newly formed entity that will become the registrant upon the closing of the Company’s planned initial public offering. The redomiciliation and reorganization did not result in any changes to the Company’s operations or ownership structure, but resulted in the establishment of an authorized share capital of 200,000,000 shares of common stock, each with a par value of $0.001.

At a special meeting of the Company’s stockholders on November 24, 2025, the stockholders approved a proposal granting the Company’s Board of Directors the discretion to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio of 1-for-3 (the “Reverse Stock Split”). The Reverse Stock Split was completed on December 9, 2025. Share amounts presented within the consolidated financial statements, including the number of shares issued and outstanding, the weighted average number of shares outstanding and the resulting loss per share information, have been retroactively adjusted in order to give effect to the Reverse Stock Split.

STARTON HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2025 (UNAUDITED)
AND MARCH 31, 2025

	December 31, 2025	March 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash	$4,930,340	$1,378,697
Prepaid expenses and other current assets	100,206	79,232
Total current assets	5,030,546	1,457,929

Property and equipment, net	30,732	36,331
Intangible assets, net	292,029	239,361
Operating right-of-use lease asset	982,942	1,103,216
Investment in Pike Therapeutics	3,000,000	3,000,000
Deferred offering costs	1,288,680	1,064,666
Other assets	144,272	144,272
Total assets	$10,769,201	$7,045,775

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,562,520	$2,505,517
Accounts payable – related party	3,313,173	2,903,632
Management loans – current	166,667	—
Accrued offering costs	423,998	440,174
Accrued expenses and other current liabilities	270,454	235,070
Accrued compensation	1,342,810	915,228
Common stock to be issued for services	135,949	199,673
Operating lease liability	111,693	126,932
Total current liabilities	8,327,264	7,326,226

Operating lease liability – non-current portion	1,055,939	1,179,895
Management loans	1,792,572	—
Total liabilities	11,175,775	8,506,121

Commitments and contingencies (Note 8)

Stockholders’ Deficit
Common stock, par value of $0.001, 200,000,000 shares authorized; 31,318,586 and 30,136,508 issued and outstanding as of December 31, 2025 and March 31, 2025, respectively(1)	31,319	30,137
Common stock subscriptions	5,522,332	4,269,566
Additional paid-in capital	79,045,617	68,171,460
Accumulated other comprehensive loss	(119,856)	(104,815)
Accumulated stockholders’ deficit	(84,885,986)	(73,826,694)
Total stockholders’ deficit	(406,574)	(1,460,346)
Total liabilities and stockholders’ deficit	$10,769,201	$7,045,775

____________

(1)      Share amounts presented above including the number of shares issued and outstanding, have been retroactively adjusted in order to give effect to the Company’s November 24, 2025 1-for-3 reverse stock split (See Note 2).

The accompanying notes are an integral part of these unaudited consolidated financial statements.

STARTON HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2025 AND 2024

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	1,611,691	1,434,521	4,342,659	4,321,795
Research and development – related party	310,825	462,018	1,134,250	1,361,231
General and administrative	2,008,669	1,927,622	5,475,285	5,373,101
General and administrative – related party	18,000	18,000	54,000	54,000
Total operating expenses	3,949,185	3,842,161	11,006,194	11,110,127

Operating loss	(3,949,185)	(3,842,161)	(11,006,194)	(11,110,127)

Other income (expense):
Interest income	2,733	2,342	6,203	8,579
Realized gain on sale of assets	—	5,000,000	—	5,000,000
Interest expense – related party	(46,001)	—	(55,527)	—
Other income (expense)	(3,694)	—	(3,774)	—
Total other income	(46,962)	5,002,342	(53,098)	5,008,579

Net loss	$(3,996,147)	$1,160,181	$(11,059,292)	$(6,101,548)

Net loss per common share – basic and diluted	$(0.13)	$0.04	$(0.35)	$(0.21)

Weighted average common shares – basic and diluted(1)	31,600,257	30,153,503	31,277,424	29,728,797

Net loss	$(3,996,147)	$1,160,181	$(11,059,292)	$(6,101,548)
Other comprehensive loss:
Foreign currency translation adjustments	(518)	13,519	(15,041)	3,378
Comprehensive loss	$(3,996,665)	$1,173,700	$(11,074,333)	$(6,098,170)

____________

(1)      Share amounts presented above including the number of shares issued and outstanding, have been retroactively adjusted in order to give effect to the Company’s November 24, 2025 1-for-3 reverse stock split (See Note 2).

The accompanying notes are an integral part of these unaudited consolidated financial statements.

STARTON HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2025 AND 2024

	Common Stock		Common Stock Subscriptions	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Stockholders’ Deficit	Total Stockholders’ Deficit
	Shares(1)	Amount
Balance at March 31, 2025	30,136,508	$30,137	$4,269,566	$68,171,460	$(104,815)	$(73,826,694)	$(1,460,346)
Net loss	—	—	—	—	—	(3,551,327)	(3,551,327)
Foreign exchange translation adjustments	—	—	—	—	(5,718)	—	(5,718)
Stock-based compensation	—	—	—	1,393,682	—	—	1,393,682
Cash received for common stock subscriptions	—	—	948,000	—	—	—	948,000
Balance at June 30, 2025	30,136,508	$30,137	$5,217,566	$69,565,142	$(110,533)	$(77,378,021)	$(2,675,709)
Net loss	—	—	—	—		(3,511,818)	(3,511,818)
Foreign exchange translation adjustments	—	—	—	—	(8,805)	—	(8,805)
Stock-based compensation	—	—	—	1,468,946	—	—	1,468,946
Cash received for common stock subscriptions	—	—	1,080,928	—	—	—	1,080,928
Net proceeds from the issuance of common stock and financing fees(2)	1,135,943	1,136	(6,298,494)	6,338,280	—	—	40,922
Common stock issued for services	46,135	46	—	257,389	—	—	257,435
Balance at September 30, 2025	31,318,586	$31,319	$—	$77,629,757	$(119,338)	$(80,889,839)	$(3,348,101)
Net loss	—	—	—	—		(3,996,147)	(3,996,147)
Foreign exchange translation adjustments	—	—	—	—	(518)	—	(518)
Stock-based compensation	—	—	—	1,415,860	—	—	1,415,860
Cash received for common stock subscriptions	—	—	5,522,332	—	—	—	5,522,332
Balance at December 31, 2025	31,318,586	$31,319	$5,522,332	$79,045,617	$(119,856)	$(84,885,986)	$(406,574)

____________

(1)      Share amounts presented above, including the weighted average number of shares outstanding and the resulting loss per share information have been retroactively adjusted in order to give effect to the Company’s November 24, 2025 1-for-3 reverse stock split (See Note 2).

(2)      In August 2025, the Company issued 7,333 shares to Bannatyne Holdings for payment for financing fees resulting in no cash proceeds for the issuance.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

STARTON HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2025 AND 2024 — (Continued)

	Common Stock		Common Stock Subscriptions	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Stockholders’ Deficit	Total Stockholders’ Deficit
	Shares(1)	Amount
Balance at March 31, 2024	28,541,947	$28,542	$2,306,250	$53,499,216	$(107,684)	$(64,348,725)	$(8,622,401)
Net loss	—	—	—	—	—	(3,303,007)	(3,303,007)
Foreign exchange translation adjustments	—	—	—	—	205	—	205
Stock-based compensation	—	—	—	1,505,654	—	—	1,505,654
Cash received for common stock subscriptions	—	—	1,236,128	—	—	—	1,236,128
Balance at June 30, 2024	28,541,947	$28,542	$3,542,378	$55,004,870	$(107,479)	$(67,651,732)	$(9,183,421)
Net loss	—	—	—	—	—	(3,958,722)	(3,958,722)
Foreign exchange translation adjustments	—	—	—	—	(10,346)	—	(10,346)
Stock-based compensation	—	—	—	1,525,755	—	—	1,525,755
Cash received for common stock subscriptions	—	—	4,364,472	—	—	—	4,364,472
Balance at September 30, 2024	28,541,947	$28,542	$7,906,850	$56,530,625	$(117,825)	$(71,610,454)	$(7,262,262)
Net income	—	—	—	—	—	1,160,181	1,160,181
Foreign exchange translation adjustments	—	—	—	—	13,519	—	13,519
Stock-based compensation	—	—	—	1,339,799	—	—	1,339,799
Net proceeds from the issuance of common stock	1,506,120	1,507	(8,404,163)	8,402,656	—	—	—
Common stock issued for services	88,441	88	—	493,418	—	—	493,506
Cash received for common stock subscriptions	—	—	976,321	—	—	—	976,321
Balance at December 31, 2024	30,136,508	$30,137	$479,008	$66,766,498	$(104,306)	$(70,450,273)	$(3,278,936)

____________

(1)      Share amounts presented above, including the weighted average number of shares outstanding and the resulting loss per share information have been retroactively adjusted in order to give effect to the Company’s November 24, 2025 1-for-3 reverse stock split (See Note 2).

The accompanying notes are an integral part of these unaudited consolidated financial statements.

STARTON HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED DECEMBER 31, 2025 AND 2024

	For the Nine Months Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(11,059,292)	$(6,101,548)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	4,278,488	4,371,208
Realized gain on the sale of asset	—	(5,000,000)
Common stock to be issued for services	193,711	134,707
Common stock issued for payment of financing fees	41,049	—
Amortization of operating lease right of use asset	120,274	106,952
Interest expense	52,932	—
Amortization of debt issuance costs	2,596	—
Depreciation and amortization	23,166	61,971
Changes in assets and liabilities:
Prepaid expenses and other current assets	(20,974)	(73,993)
Accounts payable	33,646	(587,135)
Accounts payable – related party	409,541	190,062
Accrued interest payable – related party	(52,932)	—
Accrued expenses and other current liabilities	35,384	218,759
Accrued compensation	427,582	336,836
Operating lease liability	(139,195)	(120,831)
Net cash used in operating activities	(5,654,024)	(6,463,012)

Cash Flows from Investing Activities:
Purchases of property and equipment	(15,265)	—
Capitalization of intangibles	(54,970)	—
Net cash used in investing activities	(70,235)	—

Cash Flows from Financing Activities:
Proceeds from management loans	2,000,000	—
Payment of debt issuance costs	(20,000)	—
Repayment of management loans	—	424,500
Payment of deferred offering costs	(240,190)	(424,500)
Cash proceeds from common stock subscriptions	7,551,133	6,576,921
Net cash provided by financing activities	9,290,943	6,576,921

Effect of exchange rate differences	(15,041)	3,378

Net increase in cash	3,551,643	117,287
Cash at beginning of period	1,378,697	27,868
Cash at end of period	$4,930,340	$145,155

Supplemental disclosures of cash flow information:
Cash paid for taxes	$—	$—
Cash paid for interest	$73,315	$—

Non-cash disclosures:
Common stock issued for services	$257,435	$493,506
Debt issuance costs included in accounts payable	$23,357	$—
Deferred offering costs included in accrued offering costs	$16,176	$—
Issuance of common stock from subscriptions	$6,298,367	$8,404,163

The accompanying notes are an integral part of these unaudited consolidated financial statements.

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 1. DESCRIPTION OF BUSINESS AND GOING CONCERN

Business

Starton Holdings Inc. and its subsidiaries (collectively, the “Company”) is a clinical-stage biotechnology company focused on improving standard-of-care therapies for people with cancer. Starton Holdings Inc. is an American Corporation registered in the state of Delaware, with a U.S. subsidiary, Starton Therapeutics, Inc. and a Canadian subsidiary, Starton Therapeutics (Canada), which is registered in British Columbia. The Company uses continuous delivery of proven, U.S. Food and Drug Administration (the “FDA”) approved, active pharmaceutical ingredients to develop and bring products to market with new indications or with superior outcomes in existing indications. Starton Therapeutics, Inc. (Canada), the predecessor reporting entity to the Company, was formed on February 7, 2017.

Redomiciliation and change in reporting entity

On November 6, 2025, the Company completed a redomiciliation and reorganization whereby all outstanding shares of Starton Therapeutics Inc. became exchangeable on a 1-for-1 basis for shares of Starton Holdings Inc., a newly formed entity that will become the registrant upon the closing of the Company’s planned initial public offering. The redomiciliation and reorganization did not result in any changes to the Company’s operations or ownership structure, but resulted in the establishment of an authorized share capital of 200,000,000 shares of common stock, each with a par value of $0.001.

As a result of the corporate reorganization, the Company now consolidates Starton Callco ULC, a British Columbia unlimited liability company (“CallCo”), Starton Exchangeco Inc., a British Columbia Corporation (“Exchangeco”), Starton Canada, and Starton Therapeutics, Inc., a Delaware corporation.

Refer to Note 9 for further detail regarding the financial reporting impact of this transaction.

Going Concern

The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As shown in the accompanying unaudited consolidated financial statements, the Company incurred a net loss of $3,996,147 and $11,059,292 for the three and nine months ended December 31, 2025. Net cash used in operating activities was $5,654,024 during the nine months ended December 31, 2025. Additionally, the Company had an accumulated deficit of $84,885,986 and $73,826,694 as of December 31, 2025 and March 31, 2025, respectively. As of December 31, 2025 and March 31, 2025, the Company had a working capital deficit of $3,296,718 and $5,868,297, respectively.

The Company expects to continue to incur losses and expects significant cash outflows for the foreseeable future. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period within one year after the date that the unaudited consolidated financial statements are issued.

The unaudited consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional operating capital and advance development of its product candidates. The Company is currently engaging in significant research and development activities related to these product candidates and expects to incur significant research and development expenses in the future. These research and development activities are subject to significant risks and uncertainties. The Company intends to finance its future development activities and working capital needs largely from the sale of equity securities. There can be no assurance, however, that the Company will be successful in this endeavor.

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reverse Stock Split

At a special meeting of the Company’s stockholders on November 24, 2025, the stockholders approved a proposal granting the Company’s Board of Directors the discretion to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio of 1-for-3 (the “Reverse Stock Split”). The Reverse Stock Split was completed on December 9, 2025. Share amounts presented within the consolidated financial statements, including the number of shares issued and outstanding, the weighted average number of shares outstanding and the resulting loss per share information, have been retroactively adjusted in order to give effect to the Reverse Stock Split.

Basis of Presentation

The accompanying unaudited consolidated financial statements represent the accounts of Starton Holdings Inc. and its wholly-owned subsidiaries. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments (consisting only of normal and recurring accruals) considered necessary for the fair presentation of the unaudited consolidated financial statements and present fairly the results of operations, financial position and cash flows for the interim periods presented as required by Regulation S-X, Rule 10-01. The interim results for the nine months ended December 31, 2025 are not necessarily indicative of the results to be expected for the year ending March 31, 2026 or for any future interim periods.

Foreign Currency Translation

The financial statements are presented in US dollars, which is the Company’s functional and reporting currency. Items included in the financial statements are measured using their functional currency, being the currency of the primary economic environment in which the entity operates. Where the functional currency of an entity is its local currency, balance sheet accounts are translated at the current exchange rate and income statement items are translated at the average exchange rate for the period. Gains and losses resulting from translation are accumulated in a separate component of stockholders’ deficit. Gains and losses on transactions denominated and settled in a foreign currency are reflected in the unaudited consolidated statements of operations and comprehensive loss. Net foreign currency gains (losses) included in operations were immaterial to the unaudited consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates. Accounts requiring the use of significant estimates consist of valuation of Pike Therapeutics, deferred taxes and stock-based compensation calculations.

Research and Development

Research and development expenditures are charged to the unaudited consolidated statement of operations in the period in which they are incurred.

Equity-Based Payments

The Company accounts for equity-based payments in accordance with ASC 718 (Topic 718, Compensation-Stock Compensation), which requires companies to measure the cost of employee and non-employee services received in exchange for the award of equity instruments based on the estimated fair value of the award at the date of grant. The

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

expense is to be recognized over the period during which an employee is required to provide services in exchange for the award. The Company accounts for shares of common stock and stock options issued to employees and non-employees based on the fair value of the stock or the stock option at the date of grant.

Accounting for Income Taxes

Deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not more likely than not to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted. The Company has determined that all of its deferred tax benefits will not more likely than not be realized due to its historical and expected future taxable losses. Accordingly, the Company has maintained a full valuation allowance for the current and prior periods.

Net Loss per Share

Basic and diluted net loss per share is computed using the weighted average number of shares of common stock and weighted average number of common stock subscriptions outstanding during the period. Equivalent common shares, consisting of 7,447,769 and 6,398,556 stock options, are excluded from the calculation of diluted net loss per share for the three and nine months ended December 31, 2025 and 2024, respectively, since their effect is antidilutive due to the exercise price of the options exceeding the average market price of the common stock during the period.

Cash

Cash consists of bank accounts and totals $4,930,340 and $1,378,697 as of December 31, 2025 and March 31, 2025, respectively. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company has not experienced any losses in such accounts, periodically evaluates the creditworthiness of the financial institutions and has determined the credit exposure to be negligible. The Company’s foreign bank accounts are not subject to FDIC insurance. Cash held in Canadian bank accounts as of December 31, 2025 and March 31, 2025 was $2,116 and $2,821 in U.S. dollars, respectively.

Deferred Offering Costs

The Company capitalizes deferred offering costs related to its proposed initial public offering (“Initial Public Offering”), which consist of direct incremental legal, professional, accounting, and other third-party fees. The deferred offering costs will be offset against proceeds from the consummation of the Initial Public Offering. Should the anticipated Initial Public Offering be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statement of operations. Deferred offering costs as of December 31, 2025 and March 31, 2025 were $1,288,680 and $1,064,666, respectively, which was recorded in the accompanying consolidated balance sheets.

Fair Value Measurements

ASC 820-10 (Topic 820, Fair Value Measurements and Disclosures) defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 820-10 also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three-level hierarchy for fair value measurements is defined as follows:

a.      Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

b.      Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active; and

c.      Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Related to the investment in Pike Therapeutics (see Note 5), the Company elected the measurement alternative under ASC 321 (Topic 321, Investments-Equity Securities) whereby when a reporting entity elects the measurement alternative, the equity interest is recorded at cost, less impairment. The carrying amount should be subsequently remeasured to its fair value in accordance with the provisions of ASC 820 when observable price changes (i.e., observable prices in orderly transactions for an identical or similar investment of the same issuer) occur as of the date the transaction occurred or it is impaired. Any adjustments to the carrying amount are recorded in net income. As of December 31, 2025 and March 31, 2025, the Company did not record any changes in the fair value of the investment in Pike Therapeutics.

Property and Equipment, Net

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, ranging from three (3) years for computer equipment to five (5) years for lab equipment and furniture and fixtures.

The Company assesses long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of the assets or the asset grouping may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant under-performance of a business or product line in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in its use of the assets. Long-lived assets are considered a non-financial asset and are recorded at fair value only if an impairment charge is recognized. There were no indicators of impairment to the Company’s long-lived assets and no impairment charges were recorded for the three and nine months ended December 31, 2025 and 2024.

Intangible Assets, Net

Patents and capitalized costs related to patents are stated at cost and are amortized using the straight-line method over the established useful life of nineteen (19) years. The Company reviews its patents periodically to determine whether they have continuing value, or their value has become impaired.

Leases

Determination if an arrangement is a lease is made at inception. An arrangement is determined to contain a lease if the contract conveys the right to control the use of an identified property and equipment for a period of time in exchange for consideration. If the Company can benefit from the various underlying assets of a lease on their own or together with other resources that are readably available, or if the various underlying assets are neither highly

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

dependent or highly interrelated with underlying assets in the arrangements, they are considered to be a separate lease component. In the event multiple underlying assets are identified, the lease consideration is allocated to the various components based on each on the component’s relative fair value.

Operating lease assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease arrangement. Operating lease assets and operating lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, in determining the operating lease liability, the Company uses an estimate of the Company’s incremental borrowing rate. The calculation of the operating lease assets includes any lease payments made and excludes any lease incentives. The Company’s lease terms may include options to extend or terminate the lease and are included when it is reasonably certain that the Company will exercise the option.

The Company records operating lease assets and lease liabilities in its unaudited consolidated balance sheets. Lease expenses for lease payments is recognized on a straight-line basis over the lease term. Short-term leases, or leases that have a lease term of 12 months or less at consummation date, are excluded from this treatment and are recognized on a straight-line basis over the term of the lease. The Company has not entered into any material short-term lease or financing leases as of December 31, 2025 and March 31, 2025.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”), or decision-making group, in making decisions on how to allocate resources and assess performance. The Company has one operating segment.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires public entities to disclose consistent categories and greater disaggregation of information in the rate reconciliation and for income taxes paid. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, which requires disclosure, in the notes to financial statements, of specified information about certain costs and expenses. This ASU was further clarified by ASU 2025-01, “Income Statement (Topic 220): Reporting Comprehensive Income — Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses”, which was issued in January of 2025. The effective date for the standard is for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is in the process of evaluating the impact of this new guidance on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

None.

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In March 2024, the FASB issued ASU 2024-01, “Compensation — Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards,” which provides illustrative guidance to help entities determine whether profits interest and similar awards should be accounted for as share-based payment arrangements within the scope of FASB Accounting Standards Codification (FASB ASC) 718, Compensation-Stock Compensation. ASU 2024-01 is effective for annual periods beginning after December 15, 2024 and interim periods within those annual periods with early adoption permitted. The ASU did not have a material impact on the Company’s financial statements.

NOTE 3. OUT-LICENSING AGREEMENT

In February 2021, the Company entered into an exclusive development and commercial license agreement with Haisco Pharmaceutical Group Co., Ltd. (the “Haisco Agreement”). Under the terms of the Haisco Agreement, Haisco will receive development, manufacturing, and commercial rights for STAR-OLZ, a multi-day transdermal patch delivery system of olanzapine, in Mainland China. In consideration for the rights granted to Haisco, the Company received an upfront payment of $2.5 million. The Company will also receive future development milestone payments of up to $5.0 million, and tiered royalty payments from high single-digit to low-teens on net sales of the product in the licensed territory.

The Company recognized the upfront payment as revenue in 2021 for the Haisco Agreement under ASC 606 and identified the exclusive license as a distinct performance obligation since Haisco can benefit from the license on its own by developing and commercializing the underlying product using its own resources after completion of the Company’s human bioavailability clinical study. In addition, the Company will provide a clinical and, if requested and for a period not to exceed twelve (12) months from commercial launch in the licensed territory, commercial supply of STAR-OLZ to Haisco for the licensed territory. The Company determined that the optional right to future products under these supply agreements is not considered to represent a material right.

During the three and nine months ended December 31, 2025 and 2024, there have been no further transactions between the Company and Haisco.

The Company considered the future potential development milestone as well as the sales-based royalties to be variable consideration. The future potential milestone payments were not included in the transaction price as they were all determined to be fully constrained under ASC 606. The Company determined that the achievements of such development milestones are contingent upon success in future clinical trials and regulatory approvals, which are not within the Company’s control and are uncertain at this stage. The Company expects that revenue under the royalty arrangements will be recognized when the sales occur, because the license is the predominant item to which the royalties relate. The Company will re-evaluate the transaction price at each reporting period and as uncertain events are resolved or other changes in circumstances occur.

The Haisco Agreement will remain in effect until ten (10) years after the first commercial sale of STAR-OLZ in Mainland China, and automatically renew for one (1) year periods unless either party provides written notice of non-renewal at least six (6) months prior to the expiration of the then-applicable term. The Haisco Agreement contains customary termination language for material breach of contract, insolvency, assignment, and convenience upon three (3) months’ written notice by either party.

NOTE 4. RELATED PARTY AGREEMENTS

Research Service and Assignment Agreements

On October 10, 2017, the Company entered into a research service agreement, amended on January 22, 2018, with Transdermal Research Pharma Laboratories LLC (the “Lab”), whereby the Company agreed to sponsor research studies at the Lab in connection with certain transdermal patch technology. The managing director of the Lab is also a director and stockholder of the Company. The research service agreement had a 3-year term with a termination date

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 4. RELATED PARTY AGREEMENTS (cont.)

of October 10, 2020 and payment terms covered a 17-month period through April 30, 2019. The research service contract was made in connection with the Company entering into an assignment agreement to which the Company was assigned certain intellectual property from the Lab.

On September 9, 2019, the Company entered into a new research service agreement with the Lab, whereby the Company agreed to continue to sponsor research studies at the Lab in connection with the development of transdermal patch technology. The new research service agreement has a 6-year term with a termination date of September 9, 2025. On May 27, 2025, the Company and the Lab executed the termination of the research service agreement whereby the research the Company was sponsoring at the Lab was terminated effective November 30, 2025.

On November 16, 2017, the Company entered into an assignment agreement, amended on March 28, 2018, with Alpha to Omega Pharmaceutical Consultants, Inc. (“AOPC”), whereby the Company issued 25 million shares of the Company’s common stock at $0.001 per share for the transdermal patch technology. In addition, 5 million shares of the Company’s common stock are to be issued to a designee of AOPC upon the Lab meeting certain milestones to the feasibility of two (2) potential transdermal delivery patches. On March 28, 2018, this assignment agreement was amended by the parties to change the designee to a former director and stockholder of the Company. In October 2018, in connection with the Lab achieving certain milestones for the feasibility of two (2) potential transdermal delivery patches, the Company issued 5 million shares of the Company’s common stock to the designee of AOPC at $0.83 per share, the fair value of the Company’s common stock as of the date that milestones were achieved. The managing partner of the Lab is also the president of AOPC.

The Company applied the guidance provided in ASC 350-30-25 (Topic 350, Intangibles — Goodwill and Other Intangibles) and ASC 730 (Topic 730, Research and Development) to determine the initial recognition of an intangible asset upon the issuance of the 25 million shares of the Company’s common stock. The intellectual property acquired as an intangible asset through the development of the transdermal patches by the Lab met the criteria noted in ASC 350-30-25-1 through ASC 350-30-25-2 due to the intellectual property being (i) acquired individually and (ii) the cost of the intellectual property acquired in the transaction was based on an agreed upon price between the parties and did not give rise to goodwill. The Company also determined the patch technology acquired has alternative future uses and should be accounted for under Topic 730. At the time of the transaction, the Company deemed the fair value of the intellectual property to be $25,000 based on the then-current price per share of the Company’s common stock ($0.001 per common share) see Note 7.

On September 9, 2019, the Company entered into a new assignment agreement with AOPC that replaced the original and amended assignment agreement, whereby the Company agreed to issue shares of the Company’s common stock to the designee of AOPC upon the achievement of additional transdermal formulations. On December 18, 2019, the Company amended the new assignment agreement and agreed to issue shares of its common stock to a designee of AOPC for the development of additional transdermal formulations equal to a total value of $2 million per formulation. The shares will be issued at the fair value of the Company’s common stock at the time the milestones are achieved. As of December 31, 2025, no milestones have been achieved.

The Company has also entered into consulting/service arrangements with certain of its officers and directors which amounted to $328,825 and $1,188,250 for the three and nine months ended December 31, 2025, respectively, of which $310,825, is included in research and development — related party and $18,000 is included in general and administrative — related party for the three months ended December 31, 2025 and $1,134,250 is included in research and development — related party and $54,000 is included in general and administrative — related party for the nine months ended December 31, 2025, in the accompanying unaudited consolidated statements of operations and comprehensive loss.

For the three and nine months ended December 31, 2024, the consulting/service arrangements amounted to $480,018 and $1,415,231, respectively, of which $462,018 is included in research and development — related party and $18,000 is included in general and administrative — related party for the three months ended December 31, 2024 and $1,361,231 is included in research and development — related party and $54,000 is included in general

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 4. RELATED PARTY AGREEMENTS (cont.)

and administrative — related party for the nine months ended December 31, 2024 in the accompanying unaudited consolidated statements of operations and comprehensive loss. As of December 31, 2025 and March 31, 2025, there was $3,313,173 and $2,903,632 held in Accounts payable — related party on the consolidated balance sheets related to the consulting/service arrangements with certain officers and directors.

Management Loans

On September 4, 2025 (the “Effective Date”), the Company and Pedro Lichtinger (CEO of the Company) (the “Lender”) entered into a loan agreement, whereby the Lender agreed to loan the Company an aggregate of up to $2,000,000 to fund operations of the Company pursuant to a promissory note. The Lender advanced $1,000,000 (the “First Tranche”) on the Effective Date. Further, the Lender made an additional advance to the Company in the amount of $1,000,000 (the “Second Tranche”) on November 19, 2025 (the First Tranche and the Second Tranche, collectively, the “Notes”). With respect to the First Tranche, this loan contains 12% interest per annum and requires monthly payments of interest only in arrears with respect to 85% of the first tranche ($850,000) (the “Amortized Portion of the First Tranche”) on the first day of each month commencing October 1, 2025 and ending September 1, 2026. Thereafter, the Company will make principal and interest payments each month through September 1, 2028 in an amount necessary to amortize the Amortized Portion of the First Tranche over a 24-month period. The First Tranche matures on September 1, 2028. Interest on the remaining 15% of the First Tranche is payable monthly until the maturity date of the First Tranche. With respect to the Second Tranche, this loan contains 12% interest per annum and requires monthly payments of interest only in arrears with respect to 85% of the Second Tranche ($850,000) (the “Amortized Portion of the Second Tranche”) on the first day of each month commencing December 1, 2025 for the through November 1,2026. Thereafter, the Company will make principal and interest payments each month through September 1, 2028 in an amount necessary to amortize the Amortized Portion of the Second Tranche over a 24-month period. The Second Tranche matures on November 1, 2028. Interest on the remaining 15% of the Second Tranche is payable monthly until the maturity date of the Second Tranche. As of December 31, 2025, the Company had $2,000,000 of borrowings under the Notes. In connection with the First Tranche, the Company incurred debt issuance costs of $43,357 which will be amortized over the life of the First Tranche. In connection with the Second Tranche, the Company did not incur any incremental debt issuance costs. The Company incurred interest expense of $46,001 and $55,527 for the three and nine months ended December 31, 2025, consisting of $44,055 and $52,932 in interest, respectively, on the outstanding principal of the loan and $1,946 and $2,596 for the amortization of the debt issuance costs, respectively. As of December 31, 2025, the recorded balance under of the loan, net of debt issuance costs, was $1,959,239.

The following table summarizes the future maturities of the management loans as of December 31, 2025:

Fiscal Year Ending March 31,	Management Loans
Remainder of fiscal year 2026	$—
2027	416,667
2028	1,000,000
2029	583,333
2030	—
Thereafter	—
Total principal payments	$2,000,000

Current portion of management loans (Gross)	$166,667
Non-current portion of management loans (Gross)	1,833,333
Debt issuance costs (Gross)	(40,761)
$1,959,239

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 4. RELATED PARTY AGREEMENTS (cont.)

Common Stock Subscriptions

Common stock subscriptions represent amounts received from investors pertaining to an executed subscription agreement whereby the investor is awaiting the issuance of the common stock. As of December 31, 2025 and March 31, 2025, there were common stock subscriptions of $5,522,332 and $4,269,566, representing 989,665 and 765,163 shares, respectively (see Note 9 Stockholders’ Deficit for additional details).

NOTE 5. ASSET PURCHASE AGREEMENT

On January 23, 2020, as amended on August 8, 2020, the Company entered into an asset purchase agreement (“Asset Purchase Agreement”) to sell one of its transdermal patch technologies to Pike Therapeutics (“Pike”) for a purchase price of $5 million. Pursuant to the terms of the Asset Purchase Agreement, the Company received installment payments of $3 million from January 2020 through September 2021, which was recorded as deposit for sale of asset and the remainder of the purchase price of $3.0 million was due upon satisfaction or waiver of certain customary conditions and actions by both parties (the “Closing”).

The installment payments were non-refundable. On the date of the Closing, which was to include Pike Therapeutics’ payment of the remainder of the purchase price ($3 million), the Company was to deliver, among other things, physical possession of the acquired transdermal patch technology.

On November 13, 2024, the Company and Pike entered into a second amendment to the Asset Purchase Agreement (the “Amendment”), pursuant to which the Company received the remainder of the purchase price of $3.0 million in the form of 15,000,000 shares of Pike valued at $0.20 per share (the “Stock Payment”). Upon receipt of the Stock Payment, which occurred on December 19, 2024, all conditions under the Asset Purchase Agreement had been met and the Closing was accounted for as a sale of the asset totaling $5.0 million on this date. As of both December 31, 2025 and March 31, 2025, the Company held investments in Pike Therapeutics of $3,000,000.

NOTE 6. PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	December 31, 2025	March 31, 2025
Lab equipment	$393,287	$378,022
Computer equipment	15,247	15,247
Furniture and fixtures	13,870	13,870
Property and equipment – gross	422,404	407,139
Accumulated depreciation	(391,672)	(370,808)
Property and equipment – net	$30,732	$36,331

Depreciation expense was $5,676 and $19,772 for the three months ended December 31, 2025 and 2024 and $20,864 and $59,669 for the nine months ended December 31, 2025 and 2024, and is included in research and development expenses within the accompanying unaudited consolidated statements of operations, respectively.

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 7. INTANGIBLE ASSETS, NET

The following table summarizes the activity related to the Company’s intangible assets, net for the nine months ended December 31, 2025 and 2024:

	Patents	Intellectual Property	Intangible Assets, Net
Balance at March 31, 2025	$214,361	$25,000	$239,361
Amortization expense	(2,302)	—	(2,302)
Capitalization of intangibles	54,970	—	54,970
Balance at December 31, 2025	$267,029	$25,000	$292,029

The following table reflects the components of the finite-lived intangible assets:

Balance at December 31, 2025	Gross Amount	Accumulated Amortization	Net Carrying Value
Intangible assets – patents	$280,136	$(13,107)	$267,029
Balance at March 31, 2025	Gross Amount	Accumulated Amortization	Net Carrying Value
Intangible assets – patents	$225,166	$(10,805)	$214,361

Approximately $44,691 of patent costs are being amortized over the remaining 14.5 years. Future minimum amortization expense as of December 31, 2025 is approximately $767 for the remaining three months of the fiscal year, approximately $3,069 yearly each of the next five years, and approximately $32,415 thereafter.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Lease Commitment

On January 13, 2020, the Company entered into a 10-year lease for lab and pilot manufacturing space as well as office space with a commencement date of April 15, 2020. This arrangement has a free rent period and an escalating rent payment provision of 2% per year. The Company has the option to terminate the lease on the seventh anniversary date of the lease commencement. If the Company desires to exercise the early termination option, the Company must do so by giving the landlord written notice of exercise at least six (6) months in advance and shall reimburse the landlord on a pro-rata basis all of Landlord’s costs associated with the Company’s occupancy, which shall include: any lab equipment installed by the landlord in the premises, alterations and/or construction and architectural and engineering costs related to or for the premises, brokerage commissions, rent concessions, and any other cost to the landlord associated with the Company’s occupancy.

Under ASU 2016-02, the Company determined whether an arrangement was or contained a lease at its inception. The Company recognizes lease liabilities based on the present value of the minimum lease payments not yet paid, by using the lease term and discount rate determined at lease commencement. As the Company’s lab and pilot manufacturing space lease does not provide an implicit rate, the Company used its incremental borrowing rate of 1.9% commensurate with the underlying lease terms to determine the present value of the lease payments.

Total lease expense recognized was $72,435 and $217,305 during both the three and nine months ended December 31, 2025, respectively, and is included in research and development expense within the accompanying unaudited consolidated statements of operations.

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 8. COMMITMENTS AND CONTINGENCIES (cont.)

The following table summarizes information related to the Company’s lease:

Operating Leases	As of December 31, 2025	As of March 31, 2025
	(Unaudited)
Operating right-of-use lease asset	$982,942	$1,103,216
Operating lease liability – current portion	$111,693	$126,932
Operating lease liability – non-current portion	$1,055,939	$1,179,895

The weighted-average remaining lease term for operating leases was 3.9 and 4.8 years and the weighted-average discount rate was 1.9% December 31, 2025 and March 31, 2025, respectively.

The following table summarizes the future minimum lease payments required under the lease agreement as of December 31, 2025:

Fiscal Year Ending March 31,	Operating Lease
Remainder of fiscal year 2026	$78,650
2027	319,843
2028	325,563
2029	331,283
2030	337,003
Thereafter	28,123
Total minimum lease payments	1,420,465
Less: discount	(252,833)
Present value of lease liability	$1,167,632

Current portion of operating lease liability	$111,693
Non-current portion of operating lease liability	1,055,939
$1,167,632

Service Provider Agreements

On April 2, 2024, the Company executed an engagement letter with Titan Advisory Services LLC (“Titan Advisory”) whereby Titan Advisory will provide the Company with services including: developing a go-public strategy, successfully listing on Nasdaq and conduct an initial public offering (the “Initial Public Offering”), assisting with investor relations, investor materials, and shareholder communications as needed, and business development collaboration efforts. The Company is obligated to pay Titan Advisory a fee of $9,500 per month which is payable in common stock and recognized in general and administrative expense in the unaudited consolidated statement of operations. The Company recognized this obligation as common stock to be issued on the unaudited consolidated balance sheets as of December 31, 2025. As of December 31, 2025 and March 31, 2025, there were 24,365 and 35,966 shares valued at $135,949 and $199,673, respectively, to be issued.

On July 9, 2024, the Company entered into an agreement with Titan Partners Group LLC (“Titan Partners”) as the Company’s exclusive financial advisor and underwriter in connection with an Initial Public Offering of Company securities and the other matters set forth in the agreement. The Company will sell the securities in the Initial Public Offering to Titan Partners and the other underwriters, if any, at a discount of seven percent (7%) from the public offering price of the securities (the “Underwriting Discount”). In addition to the Underwriting Discount, immediately upon closing of the Initial Public Offering, the Company shall issue to Titan Partners warrants (“Warrants”) to purchase

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 8. COMMITMENTS AND CONTINGENCIES (cont.)

the same type and character of equity securities as are issued in the offering or are issuable on conversion of the securities issued in the Initial Public Offering (e.g., common stock) (the “Warrant Securities”). The number of Warrant Securities to be issued to Titan Partners at a closing of the Initial Public Offering shall be equal to five percent (5%) of (i) the aggregate equity securities issued in the Initial Public Offering at that closing, or (ii) if the securities issued in the Initial Public Offering are convertible into or exercisable for equity securities, the aggregate number of equity securities issuable upon conversion or exercise of those securities. On September 2, 2025, the Company and Titian Partners terminated this agreement.

Underwriter Agreement

On October 30, 2025, the Company entered into a 12-month agreement with Revere Securities LLC (“Revere”), appointing Revere as its exclusive underwriter for the Company’s planned Initial Public Offering. Under the terms of the agreement, the Company will pay Revere an underwriting fee equal to 7% of the gross proceeds raised at the closing of the Initial Public Offering. This agreement remained in effect as of December 31, 2025.

NOTE 9. STOCKHOLDERS’ DEFICIT

Common Stock

The Company is authorized to issue 200,000,000 shares of common shares, with a par value of $0.001 per share. As of December 31, 2025 and March 31, 2025, there were 31,318,586 and 30,136,508 common shares outstanding, respectively. The outstanding common shares as of December 31, 2025 consisted of 21,326,234 shares of common stock of Starton Holdings, Inc. and 9,992,338 of exchangeable shares of Exchangeco.

As described in Note 1, effective November 6, 2025, the Company completed a redomiciliation and reorganization whereby all outstanding shares of Starton Therapeutics Inc. became exchangeable on a 1-for-1 basis for shares of Starton Holdings Inc., a newly formed entity that will become the registrant upon the closing of the Company’s planned initial public offering. The redomiciliation and reorganization resulted in a retrospective adjustment to Common stock and Additional paid-in capital on amounts in the consolidated financial statements. As of March 31, 2024, $39,684,851 was reclassified from Common stock to Additional paid-in capital related to the redomiciliation and reorganization.

Further, as described in Note 2, subsequent to the redomiciliation and reorganization, on December 9, 2025, Starton Holdings, Inc. effected the Reverse Stock Split. The Reverse Stock Split affected all of our stockholders uniformly and did not affect any stockholder’s percentage ownership interest in the Company. The Reverse Split did not change the number of authorized shares of common stock or par value. All references in these financial statements to shares, share prices, exercise prices, and other per share information in all periods have been adjusted, on a retroactive basis, to reflect the Reverse Split.

Activity During the Nine Months Ended December 31, 2025

The Company received an aggregate of $7,551,260 in proceeds on common stock subscriptions during the nine months ended December 31, 2025. Further, the Company issued an aggregate of 1,128,609 shares of common stock for common stock subscriptions of $6,298,367 during the nine months ended December 31, 2025. The Company also issued 7,334 shares of common stock to Bannatyne Holdings as payment for financing fees totaling $40,922, during the nine months ended December 31, 2025.

Activity During the Nine Months Ended December 31, 2024

The Company received $6,576,921 in proceeds on common stock subscriptions for 1,178,665 shares at $5.58 per share for the nine months ended December 31, 2024.

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 9. STOCKHOLDERS’ DEFICIT (cont.)

Common Stock Subscriptions

Common stock subscriptions represent amounts received from investors pertaining to an executed subscription agreement whereby the investor is awaiting the issuance of the common stock. As of December 31, 2025 and March 31, 2025, there was aggregate cash received for common stock subscriptions of $5,522,332 and $4,269,566, representing 989,665 and 765,163 shares, respectively.

NOTE 10. EQUITY-BASED AWARDS

Equity Incentive Plan

On April 13, 2018 (the “Effective Date”), the Company adopted the 2018 Omnibus Incentive Compensation Plan (the “Plan”). The Plan is intended to attract and retain highly qualified persons to serve as non-employee directors and to promote ownership by such non-employee directors of a greater proprietary interest in the Company, thereby aligning such non-employee directors’ interests more closely with the interests of the Company’s stockholders. The Plan, subsequent to its adoption, was amended to extend eligibility for awards to the Company’s employees and consultants. The Plan commenced on the Effective Date and shall remain in effect, subject to the right of the Board of Directors of the Company (the “Board”) to amend or terminate the Plan at any time until the earlier of the tenth anniversary of the Effective Date. In the event of a termination of continuous service (other than as a result of a change of control, as defined in the Plan), unvested stock options shall terminate and, with regard to vested stock options, the exercise period shall be the lesser of the original expiration date or three months from the date continuous service terminates.

Stock Options

Stock option activity for employees and non-employees during the nine months ended December 31, 2025 and 2024 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Outstanding at March 31, 2025	7,447,769	$6.18	7.19	$3,606,000
Granted	—	$—	—	—
Forfeited	—	$—	—	—
Expired	—	$—	—	—
Outstanding at December 31, 2025	7,447,769	$6.18	6.44	$3,606,000
Exercisable at December 31, 2025	5,349,824	$6.06	5.54	$3,237,000
	Number of Options	Weighted Average Exercise Price
Nonvested at March 31, 2025	2,980,319	$6.36
Granted	—	—
Vested	(882,415)	7.08
Forfeited	—	—
Nonvested at December 31, 2025	2,097,904	$6.08

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 10. EQUITY-BASED AWARDS (cont.)

Stock-based compensation expense for the three and nine months ended December 31, 2025 and 2024 were recorded in the Company’s unaudited consolidated statements of operations and comprehensive loss as follows:

Three Months Ended December 31, 2025	Stock-Based Compensation
Research and development expenses	$402,267
General and administrative expenses	1,013,593
Total	$1,415,860
Nine Months Ended December 31, 2025	Stock-Based Compensation
Research and development expenses	$1,215,991
General and administrative expenses	3,062,497
Total	$4,278,488

Stock-based compensation expense for the three and nine months ended December 31, 2024 were recorded in the Company’s unaudited consolidated statements of operations and comprehensive loss as follows:

Three Months Ended December 31, 2024	Stock-Based Compensation
Research and development expenses	$393,985
General and administrative expenses	945,814
Total	$1,339,799
Nine Months Ended December 31, 2024	Stock-Based Compensation
Research and development expenses	$1,234,906
General and administrative expenses	3,136,302
Total	$4,371,208

As of December 31, 2025, there was $8.9 million of unrecognized stock-based compensation expense related to stock options granted under the Plan. The Company expects to recognize this compensation expense over a weighted-average period of approximately 1.7 years.

NOTE 11. LEGAL CLAIMS

In the normal course of business, the Company may be subject to claims and litigation. The Company reviews its legal proceedings and claims, regulatory reviews and inspections, and other legal matters on an ongoing basis and follows appropriate accounting guidance when making accrual and disclosure decisions are required. If necessary, the Company establishes accruals for those contingencies when the incurrence of a loss is probable and can be reasonably estimated, and the Company discloses the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued if such disclosure is necessary for the Company’s unaudited consolidated financial statements to not be misleading. The Company does not record an accrual when the likelihood of loss being incurred is probable, but the amount cannot be reasonably estimated, or when the loss is believed to be only reasonably possible or remote, although disclosures will be made for material matters as required by ASC 450-20, Contingencies. No amounts were required to be accrued or disclosed as of December 31, 2025 and March 31, 2025.

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 12. SEGMENTS

The Company operates and manages its business as one reportable segment and operates as a clinical stage biopharmaceutical company. The Company’s current focus is on developing immunotherapy and cell therapies for the treatment of cancer. The Company’s CODM is the Chief Executive Officer, who reviews financial information presented and decides how to allocate resources based on net loss on a consolidated basis. Net loss is used for evaluating financial performance. The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets.

The CODM uses net loss predominantly in the annual operating budget and in the strategic planning and forecasting process. Such loss measure is used to monitor budget versus actual results on an ongoing basis by the CODM and determine how resources are allocated to the various activities of the Company.

The Company views its operations and manages its business in one operating segment. Significant segment expenses include research and development, operating expenses, and stock-based compensation. Operating expenses include all remaining costs necessary to operate the business, which primarily include external professional services and other administrative expenses. The following table presents the significant segment expenses and other segment items regularly reviewed by the CODM:

	Three Months Ended December 31		Nine Months Ended December 31
	2025	2024	2025	2024
Revenue	$—	$—	$—	$—

Research and development expenses:
STAR program-related expenses	985,423	1,063,364	2,970,036	3,069,101
Lab and general program-related expenses	534,826	439,191	1,290,882	1,379,019
Stock based compensation	402,267	393,984	1,215,991	1,234,906
Total research and development expenses	1,922,516	1,896,539	5,476,909	5,683,026

General and administrative expenses:
Employee related expenses	222,352	207,808	678,303	656,686
Professional fees for services	748,421	(649,496)	1,716,217	114,442
Facilities and other expenses	42,303	1,441,496	72,268	1,519,671
Stock based compensation	1,013,593	945,814	3,062,497	3,136,302
Total general and administrative expenses	2,026,669	1,945,622	5,529,285	5,427,101

Other income (expense):
Interest income	2,733	2,342	6,203	8,579
Realized gain on sale of assets	—	5,000,000	—	5,000,000
Interest expense	(46,001)	—	(55,527)	—
Other income (expense)	(3,694)	—	(3,774)	—
Loss before taxes	(3,996,147)	1,160,181	(11,059,292)	(6,101,548)
Segment and consolidated net loss	$(3,996,147)	$1,160,181	$(11,059,292)	$(6,101,548)

STARTON HOLDINGS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2025

NOTE 13. SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through March 30, 2026, the date the financial statements were available to be issued.

On February 12, 2026, the Company issued 1,044,020 shares of common stock at $5.58 per share, for gross proceeds of approximately $5.8 million.

On February 26, 2026, the Company received proceeds from the sale of common stock subscriptions for 7,530 shares at $6.64 per share, for total gross proceeds of $50,000.

Between January 31, 2026 and February 28, 2026, 4,390 shares were earned for services rendered under the Titan Advisory services agreement described in Note 8, at $5.58 per share, totaling $24,500 in common stock subscriptions.

6,666,667 Shares of Common Stock

STARTON HOLDINGS, INC.

_________________________________________________________

PRELIMINARY PROSPECTUS

–––––––––––––––––––––––––––––––––––––––––––––––––––––––––

Revere Securities LLC

          , 2026

Through and including          ,            (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the Registrant, are as follows:

SEC Registration Fee		$6,352.60
Printing Expenses		*
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Blue Sky Fees/Expenses		*
Transfer Agent Fees		*
TOTAL	$	*

____________

*        To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•        any breach of the director’s duty of loyalty to us or our stockholders;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•        any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•        we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•        we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•        the rights provided in our bylaws are not exclusive.

Our certificate of incorporation and our bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued unregistered securities as outlined below, which gives effect to our November 5, 2025 corporate reorganization whereby all shares of Starton Therapeutics, Inc. were exchanged for an equal number of shares in Starton Holdings, Inc. and our December 9, 2025 1-for-3 reverse stock split. Unless otherwise specifically noted, no commissions were paid in connection with the issuances described below and each issuance was effected pursuant to Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering, and/or Regulation D promulgated thereunder. In all issuances described below, the Company took appropriate measures to restrict transfer of the securities.

On March 31, 2023, we consummated a private placement solely to accredited investors pursuant to which we issued and sold an aggregate of 447,192 shares of our common stock at a price of $9.18 per share, for an aggregate purchase price of approximately $4.1 million.

On October 1, 2023, we consummated a private placement solely to accredited investors pursuant to which we issued and sold an aggregate of 912,600 shares of our common stock at a price of $5.58 per share, for an aggregate purchase price of approximately $4.12 million.

On October 10, 2024, we consummated a private placement solely to accredited investors pursuant to which we issued and sold an aggregate of 1,611,227 shares of our common stock at a price of $5.58 per share, for an aggregate purchase price of approximately $9.0 million.

On August 6, 2025, we consummated a private placement solely to accredited investors pursuant to which we issued and sold an aggregate of 1,182,218 shares of our common stock at a price of $5.58 per share, for an aggregate purchase price of approximately $6.6 million.

On August 4, 2025, we issued a warrant to one of our existing shareholders to purchase up to 3.5 million shares of common stock at an exercise price of $5.58 per share. Following the exercise of such warrant, the Company issued 666,666 shares in February 2026.

On November 24, 2025, we consummated a private placement solely to accredited investors pursuant to which we issued and sold an aggregate of 364,773 shares of our common stock at a price of $5.58 per share, for an aggregate purchase price of approximately $1.8 million.

On February 12, 2026, we consummated a private placement solely to accredited investors pursuant to which we issued and sold an aggregate of 377,353 shares of our common stock at a price of $5.58 per share, for an aggregate purchase price of approximately $1.8 million.

On March 27, 2026, we consummated a private placement solely to accredited investors pursuant to which we issued and sold an aggregate of 7,530 shares of our common stock at a price of $6.64 per share, for an aggregate purchase price of approximately $50,000.

Item 16. Exhibits and Financial Statement Schedules

(a)         Exhibits.

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1^	Certificate of Incorporation
3.2^	Amended and Restated Certificate of Incorporation
3.3^	Certificate of Amendment to Amended and Restated Certificate of Incorporation
3.4^	Bylaws
4.1^	Exchangeable Share provisions with respect to the special rights and restrictions attached to Exchangeable Shares
4.2**	Form Of Common Stock Certificate of the registrant
4.3**	Form of Representative Warrant

Exhibit No.	Description
5.1**	Opinion of Fox Rothschild LLP
10.1^	Executive Agreement, dated September 1, 2022 between Starton Therapeutics, Inc. and Pedro Lichtinger
10.2^	Executive Employment Agreement, dated April 27, 2023 between Starton Therapeutics, Inc. and Pedro Lichtinger
10.3^	Executive Employment Agreement, dated September 1, 2022 between Starton Therapeutics, Inc. and James Oliver
10.4^	Executive Employment Agreement, dated March 1, 2023 between Starton Therapeutics, Inc. and Scott Kahn
10.5^	Consulting Agreement, dated July 1, 2018 between Starton Therapeutics, Inc. and ATR Consultants, LLC
10.6^++	Research Service Agreement, dated September 9, 2019 between Starton Therapeutics, Inc. and Transdermal Research Pharma Laboratories LLC
10.7^	Assignment Agreement, dated November 16, 2017 between Starton Therapeutics, Inc. and Alpha to Omega Pharmaceutical Consultants, Inc.
10.8^++	Assignment Agreement, dated September 9, 2019 between Starton Therapeutics, Inc. and Alpha to Omega Pharmaceutical Consultants, Inc.
10.9^	Consulting Agreement, dated July 31, 2020 between Starton Therapeutics, Inc. and Kenneth Anderson, MD
10.10^	Consulting Agreement, dated June 11, 2020 between Starton Therapeutics, Inc. and Mohamad Hussein, MD
10.11^	Consulting Agreement, dated April 28, 2021 between Starton Therapeutics, Inc. and Asher Chanan-Khan, M.B.B.S., MD
10.12^	Consulting Agreement, dated October 1, 2018 between Starton Therapeutics, Inc. and Kiriakos Capital
10.13^+++	Development and Commercial License Agreement, dated February 10, 2021, between Starton Therapeutics, Inc. and Haisco Pharmaceutical Group Co., Ltd.
10.14^†	2018 Omnibus Incentive Compensation Plan
10.15^†	Starton Holdings, Inc. 2025 Omnibus Incentive Plan
16.1^	Letter from Marcum LLP dated January 29, 2026
21.1^	Subsidiaries
23.1*	Consent of Marcum LLP
23.2*	Consent of CBIZ CPAs P.C.
23.3**	Consent of Fox Rothschild LLP (included in Exhibit 5.1)
24.1^	Power of Attorney (included on signature page)
107^	Filing Fee Table

____________

^        Previously submitted.

*        Filed herewith.

**      To be filed by amendment.

†        Management contract or compensatory plan or arrangement.

+        The exhibits and schedules to this exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally to the SEC a copy of all omitted exhibits and schedules upon its request.

++      As permitted by Item 601(b)(10)(iv) of Regulation S-K, certain confidential portions of this exhibit have been redacted from the publicly filed document. The Registrant agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

(b)         Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

A.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

B.     The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paramus, New Jersey, on April 6, 2026.

Starton Holdings, Inc.
By:	/s/ Pedro Lichtinger Waisman
Pedro Lichtinger Waisman
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of April 6, 2026, by the following persons in the capacities indicated below.

Signature	Title	Date
*	Chairman and Chief Executive Officer	April 6, 2026
Pedro Lichtinger Waisman
*	Chief Financial Officer and	April 6, 2026
Scott L. Kahn	Principal Accounting Officer
*	Director	April 6, 2026
Eric Baum
*	Director	April 6, 2026
Moses Dodo
*	Director	April 6, 2026
Nitin Kaushal
*	Director	April 6, 2026
Roy F. Waldron
*By:	/s/ Pedro Lichtinger Waisman
Pedro Lichtinger Waisman Attorney-in-fact